As filed with the Securities and Exchange Commission on May 5, 2016 Registration No. 333-192648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2
To
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELBIT VISION SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	3823	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Bareket Street
Industrial Park, Caesarea
Post Office Box 3047
Caesarea, Israel 3088900
+972-4-610-7609

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

EVS US Inc.
319 Garlington Road, Suite B4
Greenville, SC 29615,
Tel: (864) 288-9777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

Adrian M. Daniels, Adv.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7864

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SEC 1981 (12-08)	Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

Elbit Vision Systems Ltd., (the "Company") previously filed a Registration Statement on Form F-1 (File No. 333-192648) with the U.S. Securities and Exchange Commission (the "SEC") on December 4, 2013, as subsequently amended and declared effective on January 10, 2014 (the "Registration Statement"), which registered ordinary shares for resale, from time to time, on behalf of certain selling shareholders. The Company subsequently filed a Post-Effective Amendment No. 1 to the Registration Statement on June 22, 2015, which was declared effective on June 29, 2015 (the "Post-Effective Amendment No. 1") to, among other things, (i) include its updated audited financial statements for the fiscal year ended December 31, 2014, and (ii) update certain Sections of the Registration Statement contained in the prospectus included therein.

The Company is filing this Post-Effective Amendment No. 2 to the Registration Statement (the "Post-Effective Amendment No. 2") to, among other things, (i) include its updated audited financial statements for the year ended December 31, 2015, and (ii) update the sections, among others, titled "Risk Factors", "Management’s Discussion and Analysis of Financial Conditions and Results of Operations", and "Business", "Management", "Description of Share Capital" and "Recent Sales of Unregistered Securities" contained in the prospectus included herein.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED May 5, 2016
PROSPECTUS

Elbit Vision Systems Ltd.
49,764,670 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus of up to an aggregate of 49,764,670 ordinary shares previously issued to Avi Gross under the Securities Purchase Agreement, dated December 11, 2012, between the Registrant and Avi Gross.

The selling shareholders may sell all or any portion of these ordinary shares in one or more transactions in the over-the-counter market, in privately negotiated transactions or otherwise. In addition, the selling shareholders may sell any portion of these ordinary shares (i) directly to purchasers or, in the event that the Company elects to have a public offering, through agents, brokers, dealers or underwriters; (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; or (iii) or any other means described in the section "Plan of Distribution." To the extent required, the names of any agents, brokers, dealers or underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement.

We will not receive any of the proceeds from sales of the ordinary shares made by the selling shareholders pursuant to this prospectus.

Our ordinary shares currently trade on the OTCQB under the symbol "EVSNF.OB.". On May 3, 2016, the closing price of our ordinary shares was $0.25 per share.

Investing in our securities involves a great deal of risk. Please see a list of the risk factors involved in investing in our company, beginning on page 9 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission have approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is May 5, 2016.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not offer to sell or solicit an offer to buy any security other than the ordinary shares offered by this prospectus. In addition, this prospectus does not offer to sell or solicit any offer to buy any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

In this prospectus, "Elbit Vision Systems Ltd.," the "Company," "EVS," "we," "us" and "our" refer to Elbit Vision Systems Ltd, a company organized under the laws of the State of Israel.

SUMMARY INFORMATION

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the information set forth under the headings "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and the notes to the financial statements included in this Prospectus.

Our Business

We have been historically engaged in the design, development, manufacture, marketing and support of automatic inspection and quality monitoring systems for the textile and other fabric industries.

Until June 2010, we operated as two main divisions: the Non-Destructive Automated Inspection Systems division, consisting of ScanMaster's non-destructive inspection business, and the Automated Optical Inspection Industry, or AOI, division.

Following the ScanMaster Transaction and as of June 2010, we operate in one industry, the Automated Optical Inspection Industry.

The EVS Solution for the AOI

We develop and have acquired sophisticated automatic visual inspection systems for manufacturers of industrial web products. Our systems are designed to overcome the limitations of human visual inspection. Our systems combine high-performance computer processing with unique image processing capabilities based on proprietary vision understanding and interpretation algorithms. The unique image processing capabilities include image acquisition, mathematical transformation, image analysis and learning and decision-making elements. The mathematical algorithms which enable these image interpretations and understanding capabilities are performed by high-speed dedicated parallel processing computers based on specialized architectures which are capable of performing tens, and in some of our products, hundreds of billions of operations per second. These algorithms enable our systems to recognize fabric flaws in real time and to learn the types and severity of the flaws a customer wishes to detect, ignoring flaws that do not fall into such categories. Our systems then analyze detected defects and provide information regarding their nature. Our systems are an integral part of the manufacturing process and can be integrated with the customer’s management information systems, providing valuable information for the production planning process. We believe that our systems enable customers to reduce direct labor, increase manufacturing efficiency and improve product quality.

Products

We currently offer four families of visual inspection systems: IQ-TEX, for the visual inspection and quality monitoring of woven fabric; IQ-TEX Lite, for the visual inspection and quality monitoring of knitted, non-woven, tire cord, film, metal, coated and technical fabrics; Broken Filaments Analyzer (BFA), for the detection of broken filament defects in glass fabric; and On Loom Inspection (I-Bar), for the automatic visual quality inspection system that is integrated with the weaving loom and monitors selected fabric types such as carbon, tire cord and other high cost technical fabric, while weaving.

IQ-TEX Family of Products

The IQ-TEX family of automatic web inspection systems is designed to provide textile manufacturers with a comprehensive solution to their quality monitoring, grading and cutting needs. IQ-TEX systems detect numerous types of defects on any unicolor web, including: yarn and weaving faults; holes; oil, water and dye stains; missing threads; starting marks; broken yarn; and dyeing, coating and finishing irregularities. They then provide the manufacturer with information regarding the location, size and shape of the defect. Depending on the model, IQ-TEX systems can detect defects as small as 0.2 mm on any web width. The IQ-TEX systems can detect at web speed of up to 1,100 meters per minute. In addition, IQ-TEX systems can be configured to mark defects during inspection and advise the user as to the most efficient manner to cut web to eliminate unacceptable defects.

The modular design of the IQ-TEX systems enables their use for a wide range of applications throughout the fabric-forming process, including greige, dyed fabrics and finished fabrics, and for inspection of a variety of fabrics including those used for apparel, home textile and technical and industrial textiles. The modular design also enables the configuration of the system to match the manufacturer’s demands with respect to matters such as web width, web speed, desired resolution, auxiliaries, information distribution channels within the plant and grading standards. IQ-TEX systems can be integrated in-line with existing textile production equipment or can be used as off-line stand-alone units to inspect web after manufacturing is complete.

Broken Filaments Analyzer (BFA)

The Broken Filaments Analyzer, or the BFA, is a visual inspection system designed for the detection of broken filaments in glass fabrics used for the electronic printed circuit board, or PCB, industry. Broken glass filaments are small filaments that protrude from glass fabric, generally used for the PCB industry. Broken glass filaments are hardly visible to the human eye at low web speeds, and are practically invisible at normal production speeds. They can be as small as a few microns and as short as 0.5 millimeters. Broken glass filaments can cause defects in the lamination of glass fabrics and the production of printed circuit boards, and may short-circuit or disconnect the end product incorporating the PCB. For this reason, it is important to effectively detect broken glass filaments and grade glass web in terms of broken filament content. Human inspectors are unable to effectively detect broken glass filaments.

The BFA utilizes proprietary processing and software technology, cameras and lighting systems to inspect glass web in real-time at speeds exceeding 120 meters per minute. The broken filaments detected by the BFA are displayed on a monitor that shows the running map of the fabric in real time, and are recorded for further analysis. The BFA produces a detailed report of each web roll, showing the broken filaments distribution in the roll, its statistics and the fabric’s grading. The BFA is integrated with the IQ-TEX4 system, which can be used for the detection of other defects in glass fabrics, and with the Video Album to provide a more comprehensive solution to the visual inspection and quality monitoring of glass fabrics. The BFA can also be used for the detection of surface defects in other fabrics or webs including airbags and technical fabrics. The list price for the BFA system ranges between $90,000 and $150,000, depending on the configuration.

On Loom Inspection (I-Bar)

The On Loom Inspection, or the I-Bar, is a tool for textile manufacturers to maximize profit, with complete raw material utilization.

The first application of this solution is for monitoring production looms to ensure that the highest priced textile component, raw material, gives maximum product yield. The iBar provides complete reel and process inspection during the formation of the fabric web, by using high resolution micro-cameras mounted into a slim extruded aluminum housing with customizable LED illumination, allowing for defect detection and alarm activation. The iBar may be flexibly installed, thus enabling it to be mounted directly on the loom or knit machine looking directly at the reed or needles. When detecting defects, the iBar categorizes them, saves them and displays them on the interface, thus providing real-time feedback and defect elimination, designated to enable manufacturers to improve input-output ratios.

Sales and Markets

Sales Network

We market our products through in-house sales personnel in conjunction with independent sales representatives. Our independent sales representatives provide essential pre-and-post sales support for our products in their territories and account for a substantial percentage of our sales worldwide. We believe that our network of sales representatives will enable us to introduce new products and to penetrate additional web manufacturers around the world. We intend to further expand our international network of sales representatives by entering into relationships with additional sales representatives and forming joint ventures in target markets.

Our independent sales representatives do not have the authority to enter into contracts on our behalf or otherwise bind us. To promote our products, we devote significant resources towards participation in the key annual textile and technical textile, equipment trade shows. We also advertise in trade magazines and conduct customer seminars.

We maintain sales and support centers located in the United States, Europe, Asia, and Israel. When a high level of technical expertise is needed, the sales effort is supported by product marketing managers and our engineers who work closely with customers and potential customers to find solutions to their current and future web inspection challenges. We work closely with customers in a continuous improvement process on selected technical aspects of our products. Such improvements often become standard on products sold worldwide. A specified number of training classes are included in the purchase price of our products. Subsequent training is provided for a nominal fee.

"IQ-TEX Inspected" Standard

A significant portion of our marketing effort is focused on making web inspection by IQ-TEX systems, and the corresponding labeling of the inspected web as "IQ-TEX Inspected," an industry standard for web quality inspection. We believe that the best way to increase demand for our IQ-TEX systems is to convince end-product manufacturers of the benefits of IQ-TEX inspection, in terms of the quality, uniformity and reliability of the inspection. If we are successful in doing so, fashion designers will increasingly demand that the fabrics they purchase from web manufacturers be inspected by IQ-TEX systems. As more and more designers make these demands, web manufacturers will be required to purchase our systems. Our efforts include performing tests of the capabilities of IQ-TEX with leading clothing manufacturers. Although inspection by IQ-TEX systems has not yet become an industry standard, many designers express preference for "IQ-TEX Inspected" fabrics. There can be no assurance that we will be successful in our efforts to make inspection by IQ-TEX an industry standard.

Relationships with Leading Equipment Manufacturers

Another important element of our marketing strategy is to establish and strengthen relationships with leading textile equipment manufacturers. These relationships bolster our marketing abilities and assist us in ensuring that our products are technically advanced and designed in conjunction with the development of the textile manufacturers' web inspection requirements and industry trends.

Sales by Principal Markets

In 2013, approximately 24% of our sales were in the United States, approximately 41% were in Europe, and approximately 35% were in the Far East. In 2014, approximately 26% of our sales were in the United States, approximately 46% were in Europe, and approximately 28% were in the Far East. In 2015, approximately 29% of our sales were in the United States, approximately 26% were in Europe, and approximately 45% were in the Far East. No customers accounted for more than 10% of our net sales in any of the years 2013, 2014 and 2015.

Historically, our highest level of net sales has generally been in the fourth quarter of each year. Nevertheless, we have experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside our control.

SUMMARY OF THE OFFERING

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus:

Securities offered by the Selling Shareholders
Up to an aggregate of 49,764,670 Ordinary Shares, as follows:

•  16,368,403 Ordinary Shares held by Sam Cohen.
•  16,368,403 Ordinary Shares held by Yaron Menashe.
•  17,027,864 Ordinary Shares held by Avi Gross.

Ordinary shares outstanding as of May 4, 2016.	93,383,909 Ordinary Shares

Use of Proceeds	We will not receive any of the proceeds from the sale of outstanding ordinary shares held by the selling shareholders.

Risk Factors	See "Risk Factors" for a discussion of factors you should consider carefully before deciding to invest in our ordinary shares.

OTCQB symbol for common stock	Our ordinary shares are traded on the OTCQB under the symbol "EVSNF.OB.".

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data for the periods ended and as of the dates indicated. The following selected historical consolidated financial data for our company should be read in conjunction with the historical financial information, "Management’s Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and related footnotes, and other information provided elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements and is qualified in its entirety thereby.

The selected financial data for the years ended December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012, December 31, 2011 and December 31, 2010, are derived from the financial statements that have been audited by Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu Limited, independent auditors. The financial data set forth below should be read in conjunction with the financial statements, related notes and other financial information contained in this prospectus. For discussion of our significant accounting principles, see Note 2 of our Consolidated Financial Statements incorporated herein by reference.

We derived the selected consolidated financial data as of and for the year ended December 31, 2014 and December 31, 2015, respectively, from our audited consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31
	2015	2014	2013	2012	2011	2010
(in U.S. thousand Dollars )*
Statement of Operations Data:
Net sales	9,128	6,644	4,258	6,708	5,645	3,912
Cost of sales	3,882	3,145	2,479	2,961	2,020	1,960
Gross profit	5,246	3,499	1,779	3,747	3,625	1,952
Research and development expenses, net	765	560	625	682	643	494
Marketing and selling expenses, net	1,411	1,187	1,022	1,371	1,244	921
General and administrative expenses	808	729	866	734	656	802
Total operating expenses	2,984	2,476	2,513	2,787	2,543	2,217
Operating profit (loss)	2,262	1,023	(764)	960	1,082	(265)
Other income (expenses)	-	-	-	(2)	(24)	(307)
Financing income (expenses), net	(144)	(365)	(278)	(134)	31	(291)
Profit (loss) before taxes	2,118	658	(1,012)	824	1,089	(863)
Taxes on income	-	-	-	-	-	-
Income (loss) from continuing operations	2,118	658	(1,012)	824	1,089	(863)
Loss from operations of discontinued component	-	-	-	-	-	(1,946)
Net Profit (Loss) of disposal of discontinued operation	-	-	-	-	-	5,436
Net Profit (Loss)	2,118	658	(1,012)	824	1,089	2,627
Basic earnings (loss) per share from continuing operations(1)	0.025	0.008	(0.013)	0.012	0.016	(0.012)
Diluted earnings (loss) per share from continuing operations(1)	0.025	0.008	(0.013)	0.012	0.015	(0.012)
Basic earnings (loss) per share from discontinued operations(1)	-	-	-	-	-	0.05
Diluted earnings (loss) per share from discontinued operations(1)	-	-	-	-	-	0.05
Basic earnings (loss) per share(1)	0.025	0.008	(0.013)	0.012	0.016	0.038
Diluted earnings (loss) per share(1)	0.025	0.008	(0.013)	0.012	0.015	0.038
Weighted average number of shares outstanding-Basic (1)	85,461	82,183	78,155	70,042	69,653	69,653
Weighted average number of shares outstanding-Diluted (1)	85,681	83,519	78,155	71,639	71,309	69,741

	Year Ended December 31
	2015	2014	2013	2012	2011	2010
Balance Sheet Data:
Working capital	4,169	1,062	332	1,251	313	(227)
Total assets	6,792	3,629	2,840	4,207	2,948	2,068

Total liabilities	3,093	3,242	3,712	4,481	4,633	4,877
Accumulated deficit	(40,144)	(42,262)	(42,920)	(41,908)	(42,732)	(43,821)
Shareholders' equity	3,699	387	(872)	(274)	(1,685)	(2,809)

 (1) Computed on the basis set forth in Note 2 to our Consolidated Financial Statements.

* The financial data contained in this table has been adjusted to take into account the discontinued operations of our former subsidiaries, Scanmaster and IRT Scanmaster. For further information see Note 3(a) to our financial statements for the year ending December 31, 2010, contained elsewhere in this prospectus.

Risk Factors

Investing in our ordinary shares involves substantial risk and our business is subject to various risks and uncertainties. Investors should carefully consider the information under the heading "Risk Factors" in this report.

Recent Developments

Private Placement Transaction

Pursuant to a private placement agreement consummated on July 10, 2014, or the SMD Private Placement, SMD Advanced Technologies Ltd., or SMD, an Israeli private company controlled by Mr. Yaacov Kotlicki agreed to invest $250,000 in our company in three tranches in consideration for an aggregate of 4,166,667 of our ordinary shares. The first tranche of $150,000 was paid upon the closing of the transaction on July 10, 2014 in consideration for the issuance of 2,500,000 of our ordinary shares and a three year warrant to purchase up to 1,250,000 of our ordinary shares, for an aggregate exercise price of up to $100,000. The remaining tranches were paid in November 2014, upon our achievement of each certain business milestones, such that SMD paid a further $100,000 in consideration for the issuance of 1,666,667 of our ordinary shares and the issuance of a three year warrant to purchase up to 1,833,334 of our ordinary shares for an aggregate exercise price of up to $66,666. On December 27, 2015, SMD exercised the warrants, for an exercise price of $146,667. Consequently, we issued an additional 1,833,333 ordinary shares to SMD upon this exercise.

Following the consummation of the SMD Private Placement, and including the previously held personal holdings of Mr. Kotlicki in the Company, SMD's holding in the Company, directly or indirectly, currently amount to 6,000,000 ordinary shares, constituting 6.43% of the outstanding share capital of the Company.

Additionally, in accordance with the SMD Private Placement Transaction and following the above referenced exercise, as long as SMD continues to hold at least 5% of the Company’s issued and outstanding shares, SMD is entitled to appoint a representative to attend all board meetings in a non-voting, observer capacity.

Pursuant to an earlier private placement transaction, consummated on December 10, 2012, or the AG Private Placement, we sold 5,263,158 ordinary shares to Mr. Avi Gross at a price per share of $0.095 for gross proceeds of $500,000. Additionally, under the AG Private Placement, Mr. Gross provided our company with a $300,000 convertible loan, or the Convertible Loan, at a price per share of $0.095. As part of the AG Private Placement Transaction, Mr. Gross also received two warrants to purchase our ordinary shares: the first warrant, or the First Warrant, for the exercise of up to $200,000 of our ordinary shares, at a price per share of $0.095, and the second warrant, or the Second Warrant, for the exercise of up to $1,000,000 of our ordinary shares, at a price per share of $0.20, unless we achieve gross revenues of less than $19,000,000 for the year ending December 31, 2014, in which case the exercise price per share shall be reduced to $0.17. In August 2014, our audit committee and board of directors approved an amendment to the Second Warrant, pursuant to which the exercise price for the Second Warrant was fixed at $0.17 per share. The Second Warrant was originally exercisable during the period between June 10, 2013 and February 5, 2015 but was amended to extend the expiration date to December 31, 2015. On June 10, 2013, Mr. Gross exercised the Convertible Loan and the First Warrant (following an amendment reducing the exercise price of each of the Convertible Loan and the First Warrant to US$ 0.085). Consequently, we issued an additional 5,882,353 ordinary shares to Mr. Gross upon this exercise. On December 27, 2015, Avi Gross exercised the Second Warrant. Consequently, we issued an additional 5,882,353 ordinary shares to Avi Gross upon this exercise.

As of May 4, 2016, Mr. Gross’ holding in the Company is 17,027,864 ordinary shares, constituting 18.23% of the outstanding share capital of the Company.

Additionally, in accordance with the AG Private Placement Transaction and following the above referenced exercises, as long as Mr. Gross continues to hold at least 5% of the Company’s issued and outstanding shares, Mr. Gross, is entitled to appoint either a representative to attend all board meetings (subject to certain limitations) in a non-voting, observer capacity, or, alternatively, a nominee to be elected as a director to our board of directors. On May 1 2014, Mr. Gross nominated and our board appointed Mr. Natan Avisar as Mr. Gross' appointee to serve on our board by filling a vacancy. On January 12, 2015, our annual general meeting approved the appointment of Mr. Natan Avisar as a director until our next annual general meeting.

Corporate Information

Our executive offices are located at 7 Bareket Street, Caesarea, Israel, and our telephone number is +972-4-6107600 and fax number +972-4-6107626. Our website is www.evs.co.il. Information on our website is not incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves significant risk. You should consider carefully the risks and uncertainties described below. Prospective investors should review all of these risk factors before making an investment decision. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our ordinary shares could decline, and you could lose all or part of your investment.

Risk Factors Related to our Business

We have a history of losses and may not be profitable in the future.

While we have generated net income every year since 2010, with the exception of 2013, our net income remains relatively small. In 2010, 2011, 2012, 2014 and 2015, our net income was $2.6 million, $1.09 million, $0.82 million, $0.66 million and $2.1 million respectively. There is no certainty that we will continue to generate net income or that our net income will increase over time.

In June 2010, we restructured our bank loans from Bank Leumi Le Israel B.M. and Bank Hapoalim B.M. (the "Banks"). Although the terms of the restructure agreement were favorable to the Company, there is no guarantee that we will be able to comply with the repayment terms and/or be profitable in the future. We may have to sell additional equity or debt securities and reorganize our credit facilities in order to continue as a going concern. There is no certainty that we will be successful in these efforts, or complete them in a timely fashion. For more information on the restructuring of our loans with the Banks, see "Business - Material Contracts".

We intend to continue pursuing businesses to acquire in order to expand our business into new markets.

Our current business strategy includes selective expansion into new markets. Our future success and growth depends upon our successful penetration of these new markets.

We may seek opportunities to further expand our product line, customer base and technical talent through other acquisitions in the automated inspection industry. Acquisitions inherently involve numerous risks, such as the diversion of management’s attention from other operational matters, the inability to realize expected synergies resulting from the acquisition, failure to commercialize purchased technologies, and the impairment of acquired intangible assets resulting from technological obsolescence or lower-than-expected cash flows from the acquired assets. The inability to effectively manage these risks could have a material adverse effect on our operating results.

More specifically, should we fail to develop products which provide the necessary standards of inspection, given the capital investments that we have made in order to penetrate these new markets, such failure could adversely affect our longer-term plans for expanding our business and may even cause the cessation of our business. For further information, see "Business - History and Development of the Company"; and "Business - Material Contracts".

Competition in the automated inspection industry is intense. If we are unable to distinguish our products as superior to those of our competitors, our business may be seriously harmed.

Several companies working with the textile, non-woven and technical fabric industries, such as BarcoVision, IsraVision, Cognex, Wintriss, Protechna , Futec and Sheltonvision, have developed products with similar visual inspection or quality monitoring capabilities.

It is possible that systems developed by these or other future competitors will prove more effective than our systems and that our potential customers will prefer them. The competition for the development and sale of advanced automated inspection systems in other industries and for other applications is also intense. To the extent that providers of automated inspection systems may choose to focus on or develop advanced automated inspection technology for the industries for which we attempt to develop products, we could face significant competition in the future. If we are unable to maintain our competitive advantage in the industries in which we operate or are unable to convince potential customers of the superiority of our products in markets in which we seek to compete, our business may be seriously harmed. There can be no assurance that our potential competitors will not develop products that will render our products less competitive. Our potential competitors operating in other industries may be more established, benefit from greater market recognition and have greater financial, production and marketing resources than we have.

Fluctuations in the market may create periodic increases in expenses and/or reductions in demand that would be difficult to offset.

We have experienced, and may continue to experience in the future, significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside our control. These factors include the timing of significant orders and shipments, product mix, delays in shipment, installation and/or acceptance of systems, capital spending patterns of customers, customer manufacturing cycles, trade shows, anticipated new product introductions by us or by others, competition and pricing, new product introductions by us or our competitors, the timing of research and development expenditures, expansion of marketing and support operations, changes in material costs, production or quality problems, currency fluctuations, disruptions in sources of supply, regulatory changes and general economic conditions. Moreover, due to the relatively fixed nature of many of our costs, including personnel and facilities costs, we would not be able to reduce costs in any quarter to compensate for any unexpected shortfall in net sales, and such a shortfall would have a proportionately greater impact on our results of operations for that quarter. Thus, changes in the number of systems shipped in any given quarter can produce substantial fluctuations in net sales, gross profits and net income from quarter to quarter. These or other factors could have a material adverse effect on our business and operating results.

We cannot guarantee market acceptance of our products.

Our success depends on the acceptance of our products by existing and new customers. Market acceptance of our automated visual inspection and quality monitoring systems will depend, in large part, on the pricing of the products and our ability to demonstrate the cost and quality advantages of our systems over human visual inspection and quality monitoring. There can be no assurance that we will be able to market our products successfully or that any of our current or future products will be accepted in the marketplace.

We may have flaws in the design or manufacture of our products.

If flaws in either the design or manufacture of our products were to occur, including those products of the businesses we have recently acquired, we could experience a rate of failure in our products that could result in significant delays in shipment and material repair or replacement costs. While we engage in extensive product quality programs, processes and management systems, including ISO 9001 and such other programs which actively monitor and evaluate the quality of our component suppliers and contract manufacturers, there can be no assurance that these actions will be sufficient to avoid a product failure rate that results in substantial delays in shipment, significant repair or replacement costs, or potential damage to our reputation, any of which could have a material adverse effect on our operating results.

Our international sales could be adversely affected by changes in domestic and foreign regulations.

Our systems have been sold primarily in the United States, Europe and the Far East. We are subject to the risks inherent in international business activities. These risks include unexpected changes in regulatory requirements, compliance with a wide variety of foreign laws and regulations, import restrictions, tariffs and other trade barriers, staffing and managing foreign operations, transportation delays and seasonal reduction of business activities. Additionally, if for any reason exchange or price controls or other restrictions on conversion of foreign currencies were imposed, our business could be adversely affected.

General economic conditions may adversely affect the Company’s results.

Current uncertainty in global economic conditions, including the disruption in financial and credit markets, pose a risk to the overall economy that could impact demand for our and our customers’ products, as well as our ability to manage commercial relationships with our customers, suppliers and creditors. If the situation continues or worsens, our business could be negatively impacted, including such areas as reduced demand for our products and services, or supplier or customer disruptions, which could reduce our revenues or our ability to collect our accounts receivable and have a material adverse effect on our financial condition and results of operations.

We may not be successful in keeping pace with the rapid technological changes that characterize our industry.

The technology incorporated in automated inspection and quality monitoring systems is characterized by rapid changes. Moreover, the emergence of new technologies can rapidly render existing products obsolete and unmarketable. Our ability to continue to anticipate changes in technology and industry standards, and successfully develop and introduce new and enhanced products that can gain market acceptance on a timely basis is a critical factor in our ability to grow and to remain competitive. In addition, we intend to diversify our business by developing new products based on our own technology. There can be no assurance that we will timely or successfully complete the development of new or enhanced products or successfully manage transitions from one product release to the next, or that our future products will achieve market acceptance.

We depend on a limited number of key personnel who would be difficult to replace.

Our success depends in a large part on certain of our personnel, including our sales representatives, executive, research and development personnel and our technical staff. The loss of the services of these personnel would have a material adverse effect on us. There is considerable competition for the services of such personnel. There can be no assurance that we will be able either to retain our current personnel or acquire additional qualified personnel as needed.

We may not be able to protect our intellectual proprietary rights.

We rely primarily upon a combination of trademark, copyright, know-how, trade secrets and contractual restrictions to protect our intellectual property rights. In addition, our employees who have access to confidential information are required to sign confidentiality and invention assignment agreements. We currently have two pending U.S. patent applications concerning certain technology incorporated in the video cameras used by our systems. We believe that these efforts to protect our proprietary information provide only limited protection. Our confidentiality and non-competition agreements may not be enforceable and our proprietary technology may not remain a secret. Others may develop similar technology and use this technology to compete with us. Despite our efforts to protect our proprietary rights, former employees and other unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. For more information, see "Business Overview -- Intellectual Property Rights".

We may become involved in litigation.

From time to time, we may be subject to various claims and lawsuits by competitors, customers, or other parties arising in the ordinary course of business. For more information, see "Financial Information - Litigation".

Risk Factors Related to Our Ordinary Shares

We may require additional financing.

In the fourth quarter of 2009, our then controlling shareholder, Mivtach Shamir ("Mivtach"), through its wholly-owned subsidiary, M.S.N.D. Real Estate Holdings Ltd., invested an aggregate amount of approximately $1.8 million in our company. Mivtach invested approximately $1.2 million in cash and approximately an additional $627,000, through the conversion of outstanding loans plus interest. Mivtach also loaned us an aggregate of approximately $850,000 during the first quarter of 2010, and we have entered into an agreement with Mivtach pursuant to which we agreed to repay the loan over five (5) years in equal quarterly installments, plus interest at the US Dollar annual LIBOR rate. As of October 1, 2015, we have fully repaid the loan.

In June 2010, we restructured our bank debt with our banks. Pursuant to the terms of the restructuring, the banks forgave approximately $2.4 million of our debt and the debt of our former subsidiary, ScanMaster. It was further agreed that we will repay debt of $1 million to the banks over a period of five (5) years and we will repay an additional amount of $600,000 over a period of ten (10) years. The debt restructuring was contingent upon the consummation of the sale of ScanMaster, which was completed in June 2010. The banks' approval was further contingent upon certain commitments made by Yaron Menashe, our chief financial officer and Sam Cohen, our chief executive officer, who, as of May 4, 2016, hold an aggregate of approximately 35.06% of our issued shares.

In December 2012 and July 2014 we completed the AG Private Placement and the SMD Private Placement, respectively, pursuant to which we have so far received $2,396,667 (less transaction fees and expenses) in consideration for the issuance of 23,027,864 of our ordinary shares. We have also issued warrants in connection with the private placement transactions. For more information on the private placement transactions see "Recent Developments".

Despite these transactions, there is no guarantee that the recent measures taken to restructure our debt and raise additional funds will be sufficient to continue running our operations, and we may determine that it is in our best efforts to sell additional equity or debt securities and seek to obtain additional financing. We may not, however, be able to obtain additional financing on terms satisfactory to us, if at all.

Given the existing potential for significant dilution in light of the large number of our ordinary shares we have registered as well as employee options to purchase approximately 3,775,000 of our ordinary shares, which since recent increases in our share price are exercisable at a price below that of the public market,  our ability to complete additional debt or equity financing may be very limited. For more information regarding our refinancing, change in controlling shareholders or share registration obligations, see "Major Shareholders", "Related Party Transactions" and "Business - Material Contracts".

The large number of shares available for future sale could adversely affect the price of our ordinary shares.

As of May 4, 2016 a total of 96,693,084 of our ordinary shares were issued and outstanding or convertible into our ordinary shares within 60 days. Of these securities, 53.57% are held by affiliates.

Should the convertible securities be exercised or the registered shares be sold, the increase in the number of our shares in the market could adversely affect the market price of our ordinary shares and materially impair our future ability to raise capital through an offering of equity securities and could result in increased volatility in the price of our shares.

Our ordinary shares may be affected by limited trading volume and may fluctuate significantly in price.

Our ordinary shares are traded on the Over-the-Counter Bulletin Board (OTCQB). Trading in our ordinary shares has been limited and there can be no assurance that an active trading market for our ordinary shares will develop. As a result, this could adversely affect our shareholders' ability to sell our ordinary shares in short time periods, or possibly at all. Thinly traded ordinary shares can be more volatile than ordinary shares traded in an active public market. The average daily trading volume of our ordinary shares in April 2016 was  23,769 shares. The high and low bid price of our ordinary shares for the last two years has been $0.35 and $0.041, respectively. Our ordinary shares have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ordinary shares without regard to our operating performance.

Our Ordinary Shares are deemed to be "Penny Stock" which may make it more difficult for investors to sell their shares due to suitability requirements.

Our ordinary shares are deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are shares:

☐	with a price of less than $5.00 per share;
☐	that are not traded on a "recognized" national exchange;
☐	whose prices are not quoted on the NASDAQ automated quotation system; or
☐
in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our ordinary shares by reducing the number of potential investors. This may make it more difficult for our shareholders to sell shares to third parties or to otherwise dispose of them. This could cause our share price to decline.

Our ordinary shares are currently traded on the OTCQB and may be difficult to buy and sell.

On November 19, 2003, our ordinary shares were delisted from The Nasdaq SmallCap Market and are now traded on the OTCQB as a result of our failure to comply with the $2.5 million minimum shareholder equity requirement. Consequently, selling and buying our securities has become more difficult because of delays in the timing of transactions and in obtaining accurate quotations. Furthermore, broker-dealers are subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written agreement to the transaction prior to sale. These factors may affect the ability of broker-dealers to sell our ordinary shares and of shareholders to sell our ordinary shares in the secondary market and in turn could result in lower prices and larger spreads in the bid and ask prices for our ordinary shares than might otherwise be obtained. For more information, see, "History and Development of the Company" and "The Offer and Listing -- Market and Share Price History".

Our results are affected by volatility in the securities markets.

We were affected by the downturn in the world economy which began in 2008, following which the securities markets in general have experienced increased volatility, which has particularly affected the market prices of equity securities of many hi-tech companies, including companies that have a significant presence in Israel. Although the volatility of these companies’ securities has often been unrelated to their operating performance, they experienced and may continue to experience difficulties in raising additional financing required to effectively operate and grow their businesses. Such failure and the volatility of the securities market in general, and in relation to our shares in particular, may affect our ability to raise additional financing in the future.

Risks Related to Doing Business in Israel

Conditions in Israel may affect our operations.

We are incorporated under the laws of, and our corporate offices, research and development operations and production facilities are located in, Israel. Although almost all of our current sales are made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel and the Middle East. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business, financial condition and results of our operations.

From October 2000 until recently, there was an increase in violence between Israel and the Palestinians, primarily but not exclusively in the West Bank and Gaza Strip. The election of representatives of the Hamas militant group in January 2006 to a majority of seats in the Palestinian Legislative Council, their taking over the Gaza Strip, as well as the war with the Islamic militant group Hezbollah in Lebanon in July and August 2006 created additional regional unrest and uncertainty. The hostilities with Hamas in the Gaza Strip further significantly escalated in December 2008 and January 2009. In November 2012, Israel engaged in an armed conflict under which Israel was the target of terrorist attacks executed against civilian targets in various parts of Israel, which included wide-spread rocket strikes. During the summer of 2014, another escalation in violence among Israel, Hamas, the Palestinian Authority and other groups took place. This escalation became known as "Operation Protective Edge", which resulted in missiles being fired from the Gaza Strip into Southern and Central Israel, as well as civil insurrection of Palestinians in the West Bank. In October 2015, Israel encountered another escalation in violence with the Palestinian population , which resulted in clashes between Israel and armed Palestinians on the border with Gaza, in the West Bank and in Israeli cities. Since February 2011, Egypt experienced significant political turbulence, following the resignation of Hosni Mubarak as president. This instability may lead to deterioration of the political and economic relationships that exist between the State of Israel and Egypt. In addition, since April 2011, internal conflict in Syria has escalated, and evidence indicates that chemical weapons have been used in the region. Intervention may be contemplated by outside parties in order to prevent further chemical weapon use. Similar civil unrest and political turbulence has occurred in other countries in the region and is affecting the political stability of those countries, including the emergence of Islamic State, or ISIS, as a significant destabilizing force in the region. Following swift conquering operations, ISIS gained control of vast areas in the Middle East, including in Iraq and Syria, which contributed to the turmoil experienced in these areas. As a result, the United States armed forces have engaged in limited operations to defeat ISIS, and recently, Russia's armed forces have also engaged in limited operations to defeat ISIS and other rebel groups operating in Syria. In addition, Israel is reported to be considering a pre-emptive attack on Iran which is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Ongoing and revived hostilities with the Palestinians, Arab countries or Iran might require more widespread military reserve service by some of our employees, which could have an adverse effect on our business. In addition, several Arab and Muslim countries still restrict business with Israeli companies. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses. The political and security situation in Israel and/or in the surrounding countries could have a material adverse effect on our business, operating results and financial condition and may even result in parties with whom we have contracts claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Many of our facilities are located in Israel. Since we do not have a detailed disaster recovery plan that would allow us to quickly resume business activity, we could experience serious disruptions if acts associated with this conflict result in any serious damage to our facilities. Any insurance coverage we may have may not adequately compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business. We cannot give any assurance that security and political conditions will not have such an effect in the future. Any future armed conflicts or political instability in the region would likely negatively affect business conditions and harm our results of operations. We cannot predict the effect on us of these uprisings, an increase in hostilities or any future armed conflict, political instability or violence in the region. Any events that affect the State of Israel or the surrounding region may impact us in unpredictable ways.

Furthermore, all non-exempt male adult permanent residents of Israel under the age of 40, or older for reserves officers or citizens with certain occupations, as well as certain female adult citizens and permanent residents of Israel, are obligated to perform military reserve duty and may be called to active duty under emergency circumstances. We believe that a maximum of 4 of our employees, 10% of our employees at any one time, could be called for active duty under emergency circumstances. There have been significant call-ups of military reservists in the past, and it is possible that there will be additional call-ups in the future. While we have operated effectively despite these conditions in the past, we cannot assess what impact such conditions may have in the future, particularly if emergency circumstances arise. Our operations could be disrupted by the extended absence of one or more of our executive officers or key employees or a significant number of our other employees due to military service. Any disruption in our operations would harm our business.

The Israeli rate of inflation may negatively impact our costs if it exceeds the rate of devaluation of the New Israeli Shekel against the U.S. Dollar.

Most of our sales are made in U.S. Dollars. We occasionally agree to make sales in other currencies, usually the Euro. This exposes us to market risk from changes in foreign exchange rates vis-à-vis the U.S. Dollar. We do not utilize foreign currency exchange contracts to mitigate these risks. Under these contracts, increases or decreases in our foreign currency transactions are partially offset by gains and losses on the forward contracts, so as to mitigate the possibility of foreign currency transaction gains and losses. However, our Dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the Dollar or if the timing of such devaluation lags behind inflation in Israel. There can be no assurance that we will not incur losses from such fluctuations. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Operating Results -- Impact of Inflation and Devaluation on Results of Operations, Liabilities and Assets" and "Exchange Rate Information".

In the past, we received Israeli government grants for certain of our research and development activities. The terms of those grants may require us, in addition to payment of royalties, to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. We may be required to pay penalties in addition to repayment of the grants, which may also impair our ability to sell our technology outside of Israel.

Some of our research and development efforts were financed in part through royalty-bearing grants that we received from the Office of the Chief Scientist of the Israeli Ministry of Economics (formerly the Ministry of Industry, Trade and Labor) (the "OCS"). With respect to certain grants we are committed to pay royalties at a rate of 3% to 5% from the sales of the relevant device, up to the repayment of the grant, with the addition of interest and linkage to the Israeli CPI Index. The repayment terms were not dependent upon a timetable. Regardless of any royalty payment, we are further required to comply with the requirements of the Israeli Encouragement of Industrial Research and Development Law, 1984, or the R&D Law, and related regulations, with respect to those past grants. Prior to the enactment of the R&D Amendment, as further elaborated below, when a company developed know-how, technology or products using OCS grants, the terms of these grants and the R&D Law restricted the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the OCS. Therefore, if aspects of our technologies were deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would have been required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. Furthermore, the OCS was able to impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel and may not grant such approvals at all.

Additionally, the transfer of OCS-supported technology or know-how outside of Israel could have involved the payment of significant amounts, depending upon the value of the transferred technology or know-how, the amount of OCS support, the time of completion of the OCS-supported research project and other factors. These restrictions and requirements for payment could have impaired our ability to sell our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel.

On July 29, 2015, the Israeli Parliament, the Knesset, enacted Amendment Number 7 to the R&D Law (the "R&D Amendment"). Following the R&D Amendment, the OCS shall be replaced with the newly established National Authority for Technological Innovation (the "Authority"), which will be comprised of a Council body, the Chief Scientist, the Diector General and a member of the Research Committee. According to the R&D Amendment, the Council will have broad discretion regarding material matters, including with respect to the new funding programs ("Tracks"), will be required to determin certain characteristics (which are mainly technical but also include the type of Benefit ("Benefit", as defined under the R&D Amendment, includes grants, loans, exemptions, discounts, guarantees and additional means of assistance, but with the exclusion of purchase of shares),  to be granted as well as its scope, conditions for receipt of approval for the Benefit and the identity of the party which is permitted to perform the approved activities, and may determine additional matters, including delay in payment of the Benefit and requests for provision of guarantees for its receipt, payment of an advance by the Authority, what know-how will be developed and requirements regarding its full or partial ownership, provisions regarding transfer, disclosure or exposure of know-how to third parties in Israel and abroad (including payment or non-payment for the same, as well as ceilings for such payments), requirements with respect to manufacture in Israel and transfer of manufacture abroad (including payment for such transfer), performance of innovative activities for the benefit of third parties, etc. In addition, while the pre-R&D Amendment regime provided base-line default terms and conditions with respect to the core issues relevant for OCS grant recipients (including ownership and royalty arrangements), as provided above, these default provisions have been largely rescinded by the R&D Amendment. Many of these matters will now be decided separately for each Track by the Council, based on certain guidelined stipulated in the R&D Amendment. Such guidelines provide, for example, that considerable preference should be given to having ownership of OCS-funded know-how and rights vest with the Benefit recipient and/or with an Israeli company, with transfer of know-how and related rights abroad to be permitted only in exceptional circumstances. In addition, the R&D Amendment determines that the transfer of manufacturing rights abroad, whether under a license or otherwise, shall only be allowed in special circumstances. Nonetheless, these matters are merely guidelines, and the essential matters will be determined by the Council in its discretion. While the R&D Amendment is designated to provide flexibility in the rapidly changins business environment, leaving the above essential matters to the Council's discretion currently causes much imbiuity as to the implementation of the R&D Amendment. In addition, it should be noted that the R&D Amendment will come into force on January 1, 2016, after which it seems that the p pre-R&D Amendment regulations which determined material matters such as royalty rates, changes to royalty rates upon transfer of manufacturing rights abroad etc. will be rescinded, thus adding to the current uncertainty created by the R&D Amendment.

Israeli courts might not enforce judgments rendered outside of Israel.

We are incorporated in Israel. Most of our executive officers and directors are non-residents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. It may be difficult to effect service of process within the U.S. upon us or upon any such officers and directors or professional advisors or to realize in the U.S. upon judgments of U.S. courts predicated upon the civil liability of the company or such persons under U.S. federal securities laws. There is some degree of doubt amongst legal experts as to whether Israeli courts would (i) enforce judgments of U.S. courts obtained against the company or such officers and directors or professional advisors predicated solely upon the civil liabilities provisions of U.S. federal securities laws, or (ii) impose liabilities in original actions against the company or such officers and directors and professional advisors predicated solely upon such U.S. laws. Therefore, it may be difficult to enforce a judgment obtained in the United States against any such persons or us.

An investor may also find it difficult to bring an original action in an Israeli court to enforce liabilities based upon U.S. federal securities laws against us or against our directors or officers. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws and rule that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear such a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters. Therefore it may also be difficult to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

We may not pay dividends in the foreseeable future and any return on investment may be limited to the value of our ordinary shares.

Under the Israeli Companies Law, 1999 (the "Companies Law"), dividends may only be paid out of profits legally available for distribution (the "Profits Criteria") and provided that there is no reasonable concern that such payment will prevent us from satisfying our existing and foreseeable obligations as they become due. In addition, a competent court may approve, as per a motion to be filed by a company in accordance with the Companies Law requirements, a payment which does not meet the Profits Criteria, provided that the court was convinced that there is no reasonable concern that such payment will prevent the company from satisfying its existing and foreseeable obligations as they become due. We may not declare or pay cash dividends in the foreseeable future and retain future earnings, if any, to finance the growth and development of our business. If we do not pay dividends, our ordinary shares may be less valuable because a return on your investment will only occur if our share price appreciates.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our Memorandum of Association, our Articles of Association, and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders, and to refrain from misusing his power, including, among other things, when voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital and mergers and interested party transactions requiring shareholder approval. A shareholder also has a general duty to refrain from exploiting any other shareholder of his or her rights as a shareholder. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote has a duty of fairness toward the company. Israeli law does not define the substance of this duty of fairness, but provides that remedies generally available upon a breach of contract will apply also in the event of a breach of the duty to act with fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law may delay, prevent or otherwise encumber a merger with or an acquisition of our company, which could prevent a change of control, even when the terms of such transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders, including shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. These provisions of Israeli law could delay, prevent or impede a merger with or an acquisition of our company, which could prevent a change of control, even when the terms of such transaction are favorable to us and our shareholders and therefore potentially depress the price of our shares.

Risks Related to this Offering

The future exercise of outstanding equity related securities may depress our share price

Directors and officers (including a former officer) of the Company hold options and warrants to purchase our Ordinary Shares. If any of the aforementioned elects to exercise such options or warrants, it will have a dilutive impact on our existing shareholders and may result in a reduction in our share price.

The market prices of our ordinary shares have been and may continue to be volatile.

The market prices of our ordinary shares are subject to fluctuations. The factors described herein may significantly impact our ability to achieve expected operating results and growth plan goals and/or affect the market price of our ordinary shares.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. Some of the statements under sections entitled "Summary Information", "Summary of the Offering", "Risk Factors", "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus, constitute "forward-looking" statements. These statements relate to future events or other future financial performance, and are identified by words such as "may", "will", "should", "expect", "scheduled", "project", "plan", "intend", "anticipate", "believe", "estimate", "aim", "potential", or "continue". These forward-looking statements are subject to certain risks, uncertainties and assumptions about us that could cause actual results to differ materially from those reflected in the forward-looking statements.

Assumptions relating to forward-looking statements involve judgment with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus under sections entitled "Summary Information", "Summary of the Offering", "Risk Factors", "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Business", and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof, except as required by applicable law. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents that we file from time to time with the Securities and Exchange Commission or SEC.

EXCHANGE RATE INFORMATION

The majority of our revenues is generated in, or linked to, U.S. dollars ("Dollars"). However, a substantial portion of our costs is incurred in New Israeli Shekels ("NIS"). We believe that the Dollar is the currency of the primary economic environment in which we operate. Thus, our functional and reporting currency is the Dollar. However, references are also made to NIS. The exchange rate between the NIS and the U.S. dollar used in this prospectus varies depending on the date and context of the information contained herein.

No representation is made that the NIS amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

Fluctuations in the exchange rates between the NIS and the U.S. dollar will affect the dollar amounts received by owners of our Ordinary Shares on payment of dividends, if any, paid in NIS.

The following table sets forth information regarding the exchange rates of U.S. dollars per NIS for the periods indicated. Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. $
Year Ended December 31,	High	Low	Average	Period End
2015	4.053	3.761	3.883	3.902
2014	3.994	3.402	3.577	3.889
2013	3.791	3.471	3.609	3.471
2012	4.084	3.700	3.858	3.733
2011	3.821	3.363	3.578	3.821
2010	3.894	3.549	3.730	3.549

The following table sets forth the high and low daily representative rates for the NIS as reported by the Bank of Israel for each of the prior six months.

	NIS per U.S. $
Month	High	Low	Average	Period End
April 2016	3.819	3.758	3.778	3.761
March 2016	3.912	3.766	3.867	3.766
February 2016	3.964	3.871	3.908	3.910
January 2016	3.983	3.913	3.950	3.951
December 2015	3.905	3.855	3.881	3.902
November 2015	3.921	3.868	3.889	3.877

On March 15, 2016, the closing representative rate was $1.00 to NIS 3.891, as reported by the Bank of Israel.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have traded on the OTCQB since March 17, 2015. Trading in our ordinary shares has been limited and there can be no assurance that an active trading market for our ordinary shares will develop. As a result, this could adversely affect our shareholders' ability to sell our ordinary shares in short time periods, or possibly at all.

The table below sets forth the high and low bid prices of the ordinary shares, as reported by the OTCQB, during the indicated fiscal periods as reported on the OTCQB:

Period	High ($)	Low ($)
April 2016	0.269	0.228
March 2016	0.279	0.230
February 2016	0.265	0.24
January 2016	0.2866	0.2746
December 2015	0.3090	0.2941
November 2015	0.2684	0.2631
First Quarter 2016	0.349	0.230
Fourth quarter 2015	0.2671	0.2570
Third quarter 2015	0.1974	0.1925
Second quarter 2015	0.1706	0.1691
First quarter 2015	0.1524	0.1496
Fourth quarter 2014	0.173	0.125
Third quarter 2014	0.18	0.1
Second quarter 2014	0.135	0.05
First quarter 2014	0.07	0.04
Year ended 2015	0.20	0.19
Year ended 2014	0.18	0.04
Year ended 2013	0.07	0.05
Year ended 2012	0.11	0.06
Year ended 2011	0.12	0.06
Year ended 2010	0.09	0.04

On May 3, 2016, the last reported sales price of our Ordinary Shares on OTCQB was $US 0.250 per share. As of May 4, 2016, there were a total of 43 holders of record of our ordinary shares of which 10 were registered in the United States. Such United States shareholders were, as of such date, the holders of record of approximately 36.58% of our outstanding ordinary shares. The number of record holders is not representative of the number of beneficial holders of our Ordinary Shares.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of outstanding ordinary shares held by the selling shareholders.

We have agreed to bear all expenses relating to the registration of the securities registered pursuant to this prospectus.

DIVIDEND POLICY

To date, we have never paid any cash dividends on our ordinary shares and there can be no assurance that we will pay cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our consolidated capitalization as determined in accordance with US GAAP as of December 31, 2014 and as of December 31, 2015. This table should be read in conjunction with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2015	As of December 31, 2014
	(audited)	(audited)
	(U.S.$ in thousands)(2)	(U.S.$ in thousands)(1)

Long-term liabilities:
Long term loans (net of current maturities)	373	484
Other Long Terms Liabilities	429	526
Accrued severance pay	206	207
Total long-term liabilities	1,008	1,217
Shareholders’ equity:
Share capital - ordinary shares of NIS 1 par value; Authorized - 120,000,000 Ordinary Shares as of December 31, 2015 and 2014
Issued and outstanding:
December 31, 2015 – 93,207,243 Ordinary Shares December 31, 2014 – 85,184,782 Ordinary Shares	21,837	19,775
Additional paid-in capital	22,006	22,874
Accumulated deficit	(40,144)	(42,262)

Total shareholder’s equity	3,699	387
Total liabilities and shareholders’ Equity	6,792	3,629

(1)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2014 at the rate of one U.S. dollar per NIS 3.889.
(2)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2015 at the rate of one U.S. dollar per NIS 3.902

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors.

Most of our revenues are generated in U.S. dollars, and a significant portion of our expenses are incurred in U.S. Dollars, or are linked to the U.S. Dollar. Consequently, we use the U.S. Dollar as our functional currency. Transactions and balances originally denominated in U.S. Dollars are presented in the financial statements in their original amounts, and non-Dollar transactions and balances have been translated into U.S. Dollars using the exchange rates in effect on the date of a transaction or balance. Our consolidated financial statements have been prepared in accordance with U.S. GAAP.

The financial statements of our subsidiaries the functional currency of which is the U.S. Dollar, but which are presented in a currency other than U.S. Dollars, have been translated into U.S. Dollars. Monetary balance sheet items have been translated using the exchange rates in effect on the balance sheet date and all non-monetary balance sheet items have been translated using the historical exchange rates in effect on the date of the transaction. Statement of income items have been translated using the average exchange rate for the period presented.

Critical Accounting Policies

The preparation of our financial statements in conformity with the U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These are our management’s best estimates based on experience and historical data. Actual results could differ from those estimates.

Specific accounting policies we utilize require higher degrees of judgment than others in their application. These include revenue recognition on long-term contract work. Our policy and related procedures for revenue recognition on long-term contract work are summarized below.

A. Revenue recognition

1)             Sale of products:

(a)       General

Revenues from sales of products and supplies are recognized when an arrangement exists, delivery has occurred and title passed to the customer, Group’s price to the customer is fixed or determinable and collectibility is reasonably assured.

In some cases, the Company grants its customers a trial period, usually several months, in order to evaluate prototype of the system’s performance. In case that the systems performance meets the customer’s requirements, it purchases the system at the end of the trial period. The Company does not recognize sales revenue from products shipped to customers for trial until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market. As of December 31, 2015, the Company has $142 thousand, in consignment.

(b)       Right to return

The Group does not provide its customers, in the normal course of business, a right to return purchased products.

(c)       Multiple Deliverables

The Company's multiple deliverable arrangements consist primarily of tangible products and professional services. The Company is unable to establish VSOE for all deliverables in an arrangement with multiple elements. Further, the Company is unable to reliably determine what similar competitor products’ and services' selling prices are on a standalone basis and therefore is not able to determine TPE. As the Company is unable to establish VSOE or TPE, it uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. The Company determines BESP for a product or a service based on its past and current pricing practices. The determination of BESP is made through consultation with and formal approval by the Company’s management.

 (2)      Services rendered

        Service revenue in respect of the Group’s products is recognized ratably over the contractual period, or as services are performed.

 (3)      Deferred income

The deferred income balance as of December 31, 2014 and 2015, include amounts of revenues that were invoiced and cash was received, but deferred due to elements of the arrangements not yet delivered as of period end.

A. Operating Results

I. Financial Data

The following table sets forth, for the periods indicated, our selected financial data as a percentage of net sales:

	Year Ended December 31
	2013	2014	2015
Net sales	100.0	100.0	100.0

Cost of sales	58.2	47.3	42.5
Gross profit	41.8	52.7	57.5
Research and development expenses, net	14.7	8.4	8.4
Marketing and selling expenses, net	24	17.9	15.5
General and administrative expenses	20.3	11	8.9
Total operating expenses	59	37.3	32.7
Operating income (loss)	(17.9)	15.4	24.8
Other Income (expenses)	-	-	-
Financing expenses, net	(6.5)	(5.5)	(1.6)
Income (loss) before taxes	(23.7)	9.9	23.2
Taxes on Income	-	-	-
Net Profit (loss)	(23.7)	9.9	23.2

Year Ended December 31, 2015 Compared with Year Ended December 31, 2014

Sales

Sales in 2015 increased by approximately 38% to $9.1 million compared with sales of $6.6 million in 2014. The increase in revenue for the year ended December 31, 2015, was due to our substantial marketing efforts in the Chinese and Indian markets designated to increase our sales and strengthen our operations in this market, as well as to sales of the iBar, our newly introduced product.

Cost of Revenues

Cost of revenues consists of component costs, hardware costs, technical support costs, royalty payments, compensation costs and overheads related to the production and assembly of our products. Cost of revenues as a percentage of net sales was 42.5% in 2015 compared with 47.3% in 2014. The decrease in cost of revenues as a percentage of net sales was mainly due to the increase of revenues in 2015.

Gross Profit

In 2015 our gross profit was $5.2 million as compared to $3.5 million in 2014. Gross profit as a percentage of net sales was 57.5% in 2015 as compared to 52.7% in 2014. The increase in our gross profit as a percentage of revenue in 2015 was mainly due to increase in sales while maintaining a high profitability rate for our different products sold.

Research and Development Costs

Our research and development expenses consist of our total costs less grants from the Government of Israel. Gross research and development expenditures consist primarily of salaries and related costs of employees engaged in ongoing research and development, and, to a lesser extent, costs of materials, depreciation and other expenditures. Net research and development expenses in 2015 increased amounted to $0.76 million, compared to $0.56 million in 2014, an increase of 36%. This increase is attributed to the Company's additional investments in the development of its existing products and new products.

Sales and Marketing Expenses

Marketing and sales expenditures consist primarily of costs relating to promotion, advertising and trade shows, payroll and related expenses, sales commissions, travel expenses. Marketing and sales expenses amounted to $1.4 million in 2015, compared to $1.2 million in 2014. The increase in our marketing and sales expenses was primarily due to payment of sales commission on sales, which increased due to increase of our sales.

General and administrative Expenses

General and administrative expenses consist of payroll and related expenses, doubtful and bad accounts, professional fees paid to auditors, legal advisors and other consultants and other related expenses. As a percentage of net sales, general and administrative expenses decreased to 8.9% in 2015 from 11% in 2014. General and administrative expenses in 2015 were $0.8 million, compared to $0.73 million in 2014. The decrease in general and administrative expenses as a percentage of net sales, was due to the increase in revenues. The minor increase in general and administrative expenses was mainly due to the writing off of doubtful accounts.

Financial Expenses

Financial expenses consist primarily of interest on our loans from banks, which loans and credit lines were used to finance our operations in 2010 and 2009. Additionally, expenses consist of currency translation adjustments between the U.S. Dollar and NIS exchange rate imposed on our assets and liabilities. Financial expenses in 2015 were $0.15 million compared to $0.36 million in 2014. The decrease was mainly due to revaluation of warrants granted to Mr. Avi Gross in 2014, which led to an increase in our financial expenses in 2014 compared to 2013 of $330, and which had no effect on our financial expenses in 2015.

Profit/Loss

In 2015 we recorded a net profit of $2.1 million as compared to a net profit of $0.66 million in 2014. This change was primarily due to increase in our revenues from sales of our products and improvement introduced to our production process.

Year Ended December 31, 2014 Compared with Year Ended December 31, 2013

Sales

Sales in 2014 increased by approximately 56% to $6.6 million compared with sales of $4.2 million in 2013. The increase in revenue for the year ended December 31, 2014, was due to our substantial marketing efforts in the Chinese market designated to increase our sales and strengthen our operations in this market, as well as to initial sales of the iBar, our newly introduced product.

Cost of Revenues

Cost of revenues consists of component costs, hardware costs, technical support costs, royalty payments, compensation costs and overheads related to the production and assembly of our products. Cost of revenues as a percentage of net sales was 47.3% in 2014 compared with 58.2% in 2013. The decrease in cost of revenues as a percentage of net sales was mainly due to the increase of revenues in 2014.

Gross Profit

In 2014 our gross profit was $3.5 million as compared to $1.8 million in 2013. Gross profit as a percentage of net sales was 52.7% in 2014 as compared to 41.8% in 2013. The increase in our gross profit as a percentage of revenue in 2014 was mainly due to increase in revenue, improvements introduced in our manufacturing process and decrease of costs of some of the materials used by us.

Research and Development Costs

Our research and development expenses consist of our total costs less grants from the Government of Israel. Gross research and development expenditures consist primarily of salaries and related costs of employees engaged in ongoing research and development, and, to a lesser extent, costs of materials, depreciation and other expenditures. Net research and development expenses in 2014 were similar to net research and development expenses in 2013 which were $0.6 million, and amounted to$0.56 million.

Sales and Marketing Expenses

Marketing and sales expenditures consist primarily of costs relating to promotion, advertising and trade shows, payroll and related expenses, sales commissions, travel expenses. Marketing and sales expenses amounted to $1.2 million in 2014, compared to $1 million in 2013. The increase in our marketing and sales expenses was primarily due to payment of sales commission on sales, which increased due to increase of our sales.

General and administrative Expenses

General and administrative expenses consist of payroll and related expenses, doubtful and bad accounts, professional fees paid to auditors, legal advisors and other consultants and other related expenses. As a percentage of net sales, general and administrative expenses decreased to 11% in 2014 from 20.3% in 2013. General and administrative expenses in 2014 were $0.73 million, compared to $0.87 million in 2013. The decrease general and administrative expenses as a percentage of net sales, was due to the increase in revenues. The decrease in expenses was mainly due to the writing off of a minor investment in Micro Components Ltd, that we had made in 2014.

Financial Expenses

Financial expenses consist primarily of interest on our loans from banks, which loans and credit lines were used to finance our operations in 2010 and 2009. Additionally, expenses consist of currency translation adjustments between the U.S. Dollar and NIS exchange rate imposed on our assets and liabilities. Financial expenses in 2014 were $0.36 million compared to $0.28 million in 2013. The increase was mainly due to revaluation of warrants granted to Mr. Avi Gross, which increased our financial expenses by $285 thousand.

Profit/Loss

In 2014 we recorded a net profit of $0.66 million as compared to a net loss of $1.01 million in 2013. This change was primarily due to increase in our revenues from sales of our products and improvement introduced to our production process.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

Sales

Sales in 2013 decreased by approximately 37% to $4.2 million compared with sales of $6.708 million in 2012. The decrease in revenue for the year ended December 31, 2013, was attributed to a slowdown in new orders particularly from customers in the USA and Europe during the first three quarters of 2013.

Cost of Revenues

Cost of revenues consists of component costs, hardware costs, technical support costs, royalty payments, compensation costs and overheads related to the production and assembly of our products. Cost of revenues as a percentage of net sales was 58.2% in 2013 compared with 44.1% in 2012. The increase in cost of revenues as a percentage of net sales was mainly due to cost increases resulting from resolving various technical issues to our IQ –TEX product in the field as well as an increase in traveling costs.

Gross Profit

In 2013 our gross profit was $1.8 million as compared to $3.7 million in 2012. Gross profit as a percentage of net sales was 41.8% in 2013 as compared to 55.9% in 2012. The decrease in our gross profit as a percentage of revenue in 2013 was mainly due to a lower level of revenue compared to 2012 and the increase in our support and travel expenses.

Research and Development Costs

Our research and development expenses consist of our total costs less grants from the Government of Israel. Gross research and development expenditures consist primarily of salaries and related costs of employees engaged in ongoing research and development, and, to a lesser extent, costs of materials, depreciation and other expenditures. Net research and development expenses in 2013 were $0.6 million compared with $0.7 million in 2012, which changes were the result of slight increases in our research and development expenses in respect of our I-Bar product.

Sales and Marketing Expenses

Marketing and sales expenditures consist primarily of costs relating to promotion, advertising and trade shows, payroll and related expenses, sales commissions, travel expenses. Marketing and sales expenses amounted to $1 million in 2013, compared to $1.4 million in 2012. The decrease in our marketing and sales expenses was primarily due to a decrease in the sales commissions.

General and administrative Expenses

General and administrative expenses consist of payroll and related expenses, doubtful and bad accounts, professional fees paid to auditors, legal advisors and other consultants and other related expenses. As a percentage of net sales, general and administrative expenses increased to 20.3% in 2013 from 10.9% in 2012. General and administrative expenses in 2013 were $0.87 million, compared to $0.73 million in 2012. The increase general and administrative expenses as a percentage of net sales, was due to the decrease in sales. The absolute increase in expenses was mainly due to the writing off of a minor investment in Micro Components Ltd, that we had made in 2004.

Financial Expenses

Financial expenses consist primarily of interest on our loans from banks, which loans and credit lines were used to finance our operations in 2010 and 2009. Additionally, expenses consist of currency translation adjustments between the U.S. Dollar and NIS exchange rate imposed on our assets and liabilities. Financial expenses in 2013 were $0.28 million compared to $0.13 million in 2012. The increase was mainly due to changes in the exchange rate between the US Dollar and the NIS and also the revaluation of convertible loans and warrants.

Profit/Loss

In 2013 we recorded net loss of $1.01 million as compared to a profit of $0.82 million in 2012. This change was primarily due to the decline in our revenues.

Impact of Inflation and Devaluation on Results of Operations, Liabilities and Assets

Prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the U.S. Dollar and other currencies. However, since the institution by the Israeli government of an economic recovery program in 1985, inflation, while continuing, has been significantly reduced and, devaluation has largely ceased with the NIS increasing in value against most other currencies including the US Dollar in recent years. Since the majority of our revenues are denominated and paid in U.S. Dollars, we believe that inflation and fluctuations in the U.S. Dollar exchange rate have no material effect on our revenue. Inflation and U.S. Dollar exchange rate fluctuations, however, have some effect on our expenses and, as a result, on our net income/loss. The cost of our Israel operations, as expressed in U.S. Dollars, is influenced by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset on a lagging basis) by a devaluation of the NIS in relation to the U.S. Dollar. For more information, see the discussion regarding inflation in "Risk Factors" and "Quantitative and Qualitative Disclosures about Market Risk -- Foreign Currency Exchange and Interest Rate Risk".

In 2009, the Israeli economy recorded inflation of approximately 3.91% and the Dollar devalued against the NIS by approximately 0.21%. In 2010, the Israeli economy recorded inflation of approximately 2.66% and the Dollar devalued against the NIS by approximately 6%. In 2011, the Israeli economy recorded inflation of approximately 2.17% and the Dollar devalued against the NIS by approximately 7.66%. In 2012, the Israeli economy recorded inflation of approximately 1.63% and the Dollar increased in value against the NIS by approximately 2.3%. In 2013 the Israeli economy recorded inflation of approximately 1.8% and the Dollar decreased in value against the NIS by approximately 6.5%. In 2014, the Israeli economy recorded deflation of approximately 0.2% and the Dollar increased in value against the NIS by approximately 12%. In  2015, the Israeli economy recorded deflation of approximately 1% and the Dollar increased in value against the NIS by approximately 0.3%. For more information on exchange rates and absolute numbers, also with respect to the aforementioned periods, see "Exchange Rate Information".

From time to time, we engage in hedging or other transactions intended to manage the risks relating to foreign currency exchange rate or interest rate fluctuations. Although, we do not undertake such transactions on a regular basis, our management may determine that it is necessary to further minimize such risks.

Governmental Policies Affecting Company Operations

The discussion regarding governmental regulation is hereby incorporated by reference to section "Business Overview -- Governmental Regulation Affecting the Company" and the discussion regarding political policies is hereby incorporated by reference to the section "Risk Factors -- Conditions in Israel".

Liquidity and Capital Resources

Prior to our initial public offering in July 1996, our principal source of financing for our operations and working capital requirements were loans from Elbit and grants from the Government of Israel. In July 1996, we raised approximately $15.7 million, net of expenses, through the initial public offering of our securities. Since our initial public offering, we have financed our operations primarily through (i) cash reserves, (ii) cash generated from operations, (iii) grants from the Government of Israel, (iv) the use of a bank credit line (v) receipt of a convertible loan, and (vi) private placements of our securities, to the inclusion of convertible securities such as warrants. As of December 31, 2015, we had a working capital of $4.2 million.

We anticipate that we will continue to incur significant operating expenses in connection with the development and marketing of our products. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may sell additional equity or debt securities or seek to obtain additional credit facilities.

As of December 31, 2015, our ratio of current assets to current liabilities was 3 compared with 1.52 on December 31, 2014. The increase between 2014 and 2015 was due to the increase in our net profit and investments during 2015. As of December 31, 2014, our ratio of current assets to current liabilities was 1.52 compared with 1.18 on December 31, 2013. The increase between 2013 and 2014 was due to the increase in our net profit and investments during 2014.

During the years 2015 and 2014, we had no short-term marketable securities. Our trade receivables increased to $1.4 million at the end of 2015 compared to $0.9 million recorded at the end of  2014. We had no material other receivables during either of 2014 or 2015. Our trade payables increased to $1.2 million recorded at the end of 2015 compared to $0.64 million recorded at the end of 2014 Our other payables remained at the same level of $0.45 million in each of 2014 and 2015.. We generated $1.5 million in cash from operating activities in 2015 compared to utilizing $1.43 million in 2014. This generation of our cash was due to the increase of our profit in 2015. Our inventory increased from $0.96 million as of December 31, 2014 to $1.4 million as of December 31, 2015. Inventory as a percentage of revenues as of December 31, 2015 was 15.5% compared with 14.5% as of December 31, 2014, due to a material increase in our revenues. Our capital expenditures on property during 2014 and 2015 were not material.

During the years 2013 and 2014, we had no short-term marketable securities. Our trade receivables decreased to $0.9 million at the end of 2014 compared to $1 million recorded at the end of 2013. We had no material other receivables during either of 2013 or 2014. Our trade payables decreased to $0.64 million recorded at the end of 2014 compared to $0.74 million recorded at the end of 2013. Our other payables decreased to $0.46 million recorded at the end of 2014 compared to $0.52 million at the end of 2013. We utilized $1.43 million in cash from operating activities in 2014 compared to generating $1 million in 2013. This utilization of our cash was due to the increase of our profit in 2014. Our inventory increased from $0.86 million as of December 31, 2013 to $0.96 million as of December 31, 2014. Inventory as a percentage of revenues as of December 31, 2014 was 14.5% compared with 20.3% as of December 31, 2013, due to a material increase in our revenues. Our capital expenditures on property during 2013 and 2014 were not material.

Investments

Our cash and cash equivalents increased to $3.3 million at the end of  2015 compared to $1 million recorded at the end of 2014. Short term restricted deposits were $0.07 million at the end of 2015 compared to $0.04 recorded at the end of 2014. This increase in cash and cash equivalents was due to the increase of our profit and capital investments in 2015.

Our cash and cash equivalents increased to $1 million at the end of 2014 compared to $0.15 million recorded at the end of 2013. Short term restricted deposits were $0.04 million at the end of 2014 compared to $0.03 recorded at the end of 2013. This increase in cash and cash equivalents was due to the increase of our profit and capital investments in 2014.

Borrowing

For information on our existing loans, see "Business - Material Contracts."

Capital Expenditure

The discussion regarding the ScanMaster and Panoptes acquisitions are hereby incorporated by reference to section "Business -- History and Development of the Company" and section "Business -- Material Contracts".

Research and Development, Patents and Licenses, etc.

Our research and development group focuses on adapting our technologies to the development of new products for applications in the web industries as well as enhancing our existing products. We devote a significant portion of our resources to improving our current systems through enhancements in the areas of sharpness of resolution, processing speed, sensor accuracy and illumination. We also continually work to enhance the ease of use and flexibility of our systems' software and to develop product add-ons to augment our systems currently in use by customers. These product add-ons are being designed to further integrate our systems into each phase of our customers' manufacturing process.

We have a number of product and technology initiatives underway at any given time. Our research and development activities have generally resulted in periodic introductions of new products, new auxiliaries and upgrades to our existing products.

As of May 4, 2016, our research and development staff consisted of 7 full-time employees, all of whom are located in Israel and hold advanced technical degrees. Our research and development staff engages in hardware, electro-optics development, real-time software development and PC software development. In 2015 our gross research and development expenditures for the web industry were approximately $0.76 million, as compared to $0.56 million in 2014.

Research and Development Grants

The Government of Israel encourages research and development projects oriented towards products for export through the OCS. Since inception, we have received grants from the OCS for the development of various systems and products. Under the terms of these grants, as in force prior to the R&D Amendment, a royalty of 3% to 5% of the net sales of products developed from a project funded by the OCS must be paid, beginning with the commencement of sales of products developed with grant funds and ending when 100% of the dollar value of the grant is repaid. The terms of Israeli government participation, as in force prior to the R&D Amendment, also required that the manufacture of products developed with government grants be performed in Israel, unless a special approval has been granted by the OCS. Such approval, if granted, is generally subject to an increase in the total amount to be repaid to the OCS to between 120% and 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. Prior to the R&D Amendment being in force, separate Israeli government consent is required to transfer to third parties technologies developed through projects in which the government participates. Such restrictions do not apply to exports from Israel of products developed with such technologies. For more information, see "Risk Factors - Risks Related to Doing Business in Israel" and "Taxation".

Pursuant to regulations effective prior to the R&D Amendment with regard to OCS grants received under programs approved after January 1, 1999, repayments of such grants will be subject to interest at an annual rate of LIBOR for 12 months applicable to Dollar deposits, which will accrue annually based on the LIBOR rate published on the first day of each year.

Royalty-bearing grants received from the Government of Israel for research and development are offset against our gross research and development expenditures on development of products only for the textile industry.

The following table sets forth net research and development expenses, the grants received from the OCS and the gross research and development expenditures for the periods indicated.

	For the Year Ended December 31,
	2010	2011	2012	2013	2014	2015
(in thousands)
Research and development expenses, net	$494	$643	$682	$625	560	765
OCS grants	-	-	-	-	-	-
Gross research and development expenditures	$494	$643	$682	$625	560	765

Trend Information

While any fluctuations in the AOI sector will have a substantial effect on us, based on our experience of this market (with the exception of 2008), we expect the industry to remain relatively stable for the foreseeable future.

As a result of the fact that our products are used in several industries including textiles, technical fabrics, glass fabrics and non-woven fabrics, fluctuations in any one of these industries is unlikely to have material adverse affect on us.

We are developing additional products which will allow for greater penetration in markets where we currently operate, as well as allowing us to enter new markets with competitive products both technologically and in price.

We have taken the strategic decision to enter into OEM agreements with certain equipment manufacturers in various fields in order to create products which are better tailored for the applicable industry and supplement our base customers with the existing customers of these equipment manufacturers.

In recent years, the textile industry has been expanding its operations in the Far East. As a result, we have been making and will continue to make efforts to align ourselves with these changes by, amongst other things, entering into agreements with local agents across the region.

Further, there has been a substantial increase in the manufacture of non-woven fabrics and technical fabrics in the Far East as compared to recent years, this is a result of many manufacturers setting up production infrastructure in China in addition to their production facilities in the West. We intend to continue our efforts to invest in the necessary resources to remain competitive in our field especially with respect to our operational efforts in the Far East.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements which have or are reasonably likely to have a material current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, of our company and its subsidiaries.

Tabular Disclosure of Contractual Obligations

Our significant financial and contractual obligations as of December 31, 2015, and the periods in which such obligations are due are as follows:

	Payments and Amount of Commitment Expiration Per Period (U.S. Dollars in thousands)
Contractual Obligations	Total Amounts Committed	Less than 1 Year	1-3 Years	3-5 Years	Over 5 years

Operating Car Lease Obligations	113	68	36	9	0
Operating Building Lease Obligations	198	85	75	38	0
Total	311	153	111	47	0

BUSINESS

History and Development of the Company

Our legal and commercial name is Elbit Vision Systems Ltd. We were established in Israel on September 2, 1992 and organized pursuant to the Israel Companies Ordinance, 1983, which was replaced by the Companies Law. We commenced independent commercial operations on January 1, 1994, as a subsidiary of Elbit Systems Ltd., or Elbit Prior to such date, our business operated as a division of Elbit. In July 1996, we consummated an initial public offering of 2,000,000 ordinary shares. Effective December 29, 2000, our ordinary shares were delisted from the NASDAQ National Market and traded on the Over-the-Counter Bulletin Board until June 21, 2001, at which time they were transferred to the NASDAQ SmallCap Market. On November 19, 2003, our ordinary shares were delisted from the NASDAQ SmallCap Market and we are currently traded on the Over-the-Counter Bulletin Board (OTCQB). From July 1996 until May 4, 1999, our ordinary shares were quoted under the symbol EVSNF. From May 4, 1999, until November 18, 2003, they were quoted under the symbol EVSN, and since November 19, 2003 our ordinary shares have been quoted under the symbol EVSNF.OB. For further information, see "Risk Factors -- Risk Factors Related to Our Ordinary Shares" and "Price Range Of Our Ordinary Shares".

We have historically designed, developed, manufactured, marketed and supported automatic inspection and quality monitoring systems for the textile and other fabric industries.

In the third quarter of 2002, our management took the strategic decision to leverage our expertise in designing visual inspection systems and expand our business into new industrial fields. Since then, we have focused on an overall strategy of expanding our product portfolio and penetrating new markets. As part of this strategy we acquired two businesses, Panoptes Ltd., or Panoptes and ScanMaster Systems (IRT) Ltd. or ScanMaster and its subsidiary IRT ScanMaster Systems Inc., or ScanMaster, Inc., which operated in the fields of optical vision and non-destructive ultrasonic inspection application, respectively.

In September, 2004, we completed the acquisition of ScanMaster, a company that at the time developed, manufactured and marketed automated ultrasonic inspection and imaging equipment for the aircraft, aerospace, train, rail, pipe, plate and automotive industries. ScanMaster was established in 1986 by a group of researchers and engineers from the Tel Aviv University in Israel. ScanMaster manufactured instruments, transducers and turnkey non-destructive inspection systems for a wide range of industrial applications using ultrasonic technologies and had an installed base of more than five hundred field-proven systems and instruments.

In January 2006, we, together with our then subsidiary ScanMaster, consummated the acquisition of the business, assets, and shares of Panoptes, an innovator of machine vision systems for surface inspection, technical fabrics, textiles, glass and other woven materials.

Due to the economic downturn, large capital investment required by the industry coupled with the long payment cycle, in June 2010, we sold ScanMaster and substantially all of the assets of ScanMaster Inc. to a group of purchasers including our former chief executive officer and chairman of the board, David Gal and Ofer Sela, our former executive vice president, R&D Operations (the "ScanMaster Transaction").

Recent Developments

Since January 1, 2012, the company has experienced the following significant developments:

Private Placement Transactions

Pursuant to the AG Private Placement we sold 5,263,158 ordinary shares to Mr. Avi Gross at a price per share of $0.095 for gross proceeds of $500,000. Additionally, under the AG Private Placement Transaction, Mr. Gross provided our company with a $300,000 convertible loan, or the Convertible Loan, at a price per share of $0.095. As part of the AG Private Placement Transaction, Mr. Gross also received two warrants to purchase our ordinary shares: the First Warrant, for the exercise of up to $200,000 of our ordinary shares, at a price per share of $0.095, and the Second Warrant, for the exercise of up to $1,000,000 of our ordinary shares, at a price per share of $0.20, unless we achieve gross revenues of less than $19,000,000 for the year ending December 31, 2014, in which case the exercise price per share shall be reduced to $0.17. In August 2014, our audit committee and board of directors approved an amendment to the Second Warrant, pursuant to which the exercise price for the Second Warrant was fixed at $0.17 per share. The Second Warrant was originally exercisable during the period between June 10, 2013 and February 5, 2015 but was amended to extend the expiration date to December 31, 2015 . On June 10, 2013, Avi Gross exercised the Convertible Loan and the First Warrant (following an amendment reducing the exercise price of each of the Convertible Loan and the First Warrant to US$ 0.085). Consequently, we issued an additional 5,882,353 ordinary shares to Avi Gross upon this exercise. On December 27, 2015, Avi Gross exercised the Second Warrant. Consequently, we issued an additional 5,882,353 ordinary shares to Avi Gross upon this exercise.

As of May 4, 2016, Mr. Gross’ holding in the Company is 17,027,864 ordinary shares, constituting 18.23% of the outstanding share capital of the Company.

On May 1, 2014, Mr. Natan Avisar was appointed to our board of directors, further to Mr. Gross exercising his right to appoint one member to our board of directors, pursuant to the AG Private Placement.

Pursuant to the SMD Private Placement, SMD agreed to invest $250,000 in our company in three tranches in consideration for an aggregate of 4,166,667 of our ordinary shares. The first tranche of $150,000 was paid upon the closing of the transaction on July 10, 2014 in consideration for the issuance of 2,500,000 of our ordinary shares and a three year warrant to purchase up to 1,250,000 of our ordinary shares, for an aggregate exercise price of up to $100,000. The remaining tranches were paid in November 2014, upon our achievement of certain business milestones, such that SMD paid a further $100,000 in consideration for the issuance of 1,666,667 of our ordinary shares and the issuance of a three year warrant to purchase up to 1,833,334 ordinary shares for an aggregate exercise price of up to $66,666. On December 27, 2015, SMD exercised the warrants, for an exercise price of $146,667. Consequently, we issued an additional 1,833,333 ordinary shares to SMD upon this exercise.

Following the consummation of the SMD Private Placement, and including the previously held personal holdings of Mr. Kotlicki in the Company, SMD's holding in the Company, directly or indirectly, currently amount to 6,000,000 ordinary shares, constituting 6.43% of the outstanding share capital of the Company.

Additionally, in accordance with the SMD Private Placement and following the above referenced exercise, as long as SMD continues to hold at least 5% of the Company’s issued and outstanding shares, SMD is entitled to appoint a representative to attend all board meetings in a non-voting, observer capacity.

Significantly Increased Revenues in the Twelve Months Period Ended December 31, 2015 Compared to December 31, 2014 and in 2014 Compared to 2013

Our total revenues for the 2015 fiscal year were $9.13 million, representing an increase of 37.3%, compared to the total annual revenues of approximately $6.65 million in 2014 (which itself was an increase of 56% over the previous year). For more information see "Summary Consolidated Financial Data".

Our total annual revenues for the 2014 fiscal year were $6.6 million, representing an increase of 55%, compared to the total annual revenues of approximately $4.26 million in 2013. For more information see "Summary Consolidated Financial Data".

Business Overview

Until June 2010, we operated as two main divisions: the Non-Destructive Automated Inspection Systems division, consisting of ScanMaster's non-destructive inspection business, and the Automated Optical Inspection Industry, or AOI, division.

Following the ScanMaster Transaction and as of June 2010, we operate only in the industry of Automated Optical Inspection Industry, or AOI.

The AOI has traditionally been a labor-intensive industry. The principle stages of the textile manufacturing process include raw materials production, yarn spinning, fabric-forming, fabric spreading, fabric cutting and fabric finishing. End uses for textiles include fabric for apparel, home textiles, industrial fabric and technical fabric.

In recent years, web manufacturers have successfully incorporated automation technology into their manufacturing process. While automation has permeated virtually every component of the textile manufacturing process, inspection and quality monitoring remain principally labor-intensive operations and consequently can be impediments to greater efficiency and profitability. Web manufacturers inspect fabric in order to:

☐	determine the quality of the fabric, thereby enabling a determination of its end usage and price;

☐	locate, label and trace major defects (a requirement in the industry) for rapid identification in later stages of the manufacturing process;

☐	prevent the reoccurrence of defects caused by manufacturing equipment; and

☐	reduce rebate payments for textiles delivered with defects.

Fabric inspection can be performed at various stages of the production process and is often performed two to three times during a complete production cycle. Manual inspection of fabrics is generally performed by running the fabric over a wide table under appropriate lighting. A human inspector is generally expected to detect a variety of defects, including holes of various sizes and shapes, tears, cuts, thick ends, missing threads, width distortion and variations in the fabric density and width, and mark them according to their type and location on the fabric roll. In the case of inspection of printed fabrics, the human inspector is expected to detect defects such as misfits, lint, stick-ins and off-center and narrow prints. Inspectors inspecting dyed fabrics are also expected to detect variations in the color and shades of the dyed fabric.
Human inspection of fabrics is unreliable for the following reasons:

☐
the inspection environment is influenced by factors such as the speed at which the fabric passes in front of the inspector, the lighting in the testing area and the distance and angle at which the inspector views the fabric. Differences in inspection environments can lead to varying assessments of fabric quality;

☐	the accuracy of the inspection is affected by the attention span and fatigue of the human inspector, who is normally expected to view fabrics for a period of several hours;

☐	perception problems caused by the fatigue of specific nerve cells in the case of patterned and printed material;

☐	manual inspection is performed by numerous persons worldwide, each with a different perception of product quality; and

☐	certain technical fabric is produced at a very high speed and therefore defects cannot be observed by the human eye.

These factors have led to inconsistent assessments of fabric quality and have caused fabric inspection to be a time-consuming and costly process. These limitations also make it difficult to establish a reliable industry-wide standard for fabric quality. The limitations of manual inspection, along with the general trend in the web industry towards automation, in order to reduce costs and improve quality, have created an opportunity for an effective automatic visual inspection and quality monitoring systems for various niche markets in the web industry.

The EVS Solution for the AOI

We develop and have acquired sophisticated automatic visual inspection systems for manufacturers of industrial web products. Our systems are designed to overcome the limitations of human visual inspection. Our systems combine high-performance computer processing with unique image processing capabilities based on proprietary vision understanding and interpretation algorithms. The unique image processing capabilities include image acquisition, mathematical transformation, image analysis and learning and decision-making elements. The mathematical algorithms which enable these image interpretations and understanding capabilities are performed by high-speed dedicated parallel processing computers based on specialized architectures which are capable of performing tens, and in some of our products, hundreds of billions of operations per second. These algorithms enable our systems to recognize fabric flaws in real time and to learn the types and severity of the flaws a customer wishes to detect, ignoring flaws that do not fall into such categories. Our systems then analyze detected defects and provide information regarding their nature. Our systems are an integral part of the manufacturing process and can be integrated with the customer’s management information systems, providing valuable information for the production planning process. We believe that our systems enable customers to reduce direct labor, increase manufacturing efficiency and improve product quality.

Products

We currently offer four families of visual inspection systems: IQ-TEX, for the visual inspection and quality monitoring of woven fabric; IQ-TEX Lite, for the visual inspection and quality monitoring of knitted, non-woven, tire cord, film, metal, coated and technical fabrics; Broken Filaments Analyzer (BFA), for the detection of broken filament defects in glass fabric; and On Loom Inspection (I-Bar) , for the automatic visual quality inspection system that is integrated with the weaving loom and monitors selected fabric types such as carbon, tire cord and other high cost technical fabric, while weaving.

IQ-TEX Family of Products

The IQ-TEX family of automatic web inspection systems is designed to provide textile manufacturers with a comprehensive solution to their quality monitoring, grading and cutting needs. IQ-TEX systems detect numerous types of defects on any unicolor web, including: yarn and weaving faults; holes; oil, water and dye stains; missing threads; starting marks; broken yarn; and dyeing, coating and finishing irregularities. They then provide the manufacturer with information regarding the location, size and shape of the defect. Depending on the model, IQ-TEX systems can detect defects as small as 0.2 mm on any web width. The IQ-TEX systems can detect at web speed of up to 1,100 meters per minute. In addition, IQ-TEX systems can be configured to mark defects during inspection and advise the user as to the most efficient manner to cut web to eliminate unacceptable defects.

The modular design of the IQ-TEX systems enables their use for a wide range of applications throughout the fabric-forming process, including greige, dyed fabrics and finished fabrics, and for inspection of a variety of fabrics including those used for apparel, home textile and technical and industrial textiles. The modular design also enables the configuration of the system to match the manufacturer’s demands with respect to matters such as web width, web speed, desired resolution, auxiliaries, information distribution channels within the plant and grading standards. IQ-TEX systems can be integrated in-line with existing textile production equipment or can be used as off-line stand-alone units to inspect web after manufacturing is complete.

Quality Monitoring Process

The IQ-TEX quality monitoring process is comprised of three primary phases: the pre-inspection phase, the inspection phase and the post-inspection phase.

Pre-Inspection Phase. The pre-inspection phase is the preliminary learning stage in which a sample of web of acceptable quality is scanned through the system. Based on the information obtained, the system creates a parameters file for the web style to be inspected that defines the statistical features of a "good" web based on the customer's specifications. The system then uses these parameters to learn what to look for when inspecting the fabric. Once the system has learned the parameters of the sample, the system is ready to begin inspecting the fabric.

Inspection Phase. The system moves the inspected web through the image acquisition unit. The image acquisition unit acquires the image of the web being inspected and transforms video signals of the web into digital signals for processing and analysis. This unit then transfers the web image to the system’s computer. The computer processes the web image and distinguishes between inherent product irregularities and product defects. It then groups product defects according to their size, direction and shape, and grades them in terms of severity. The system displays a map of the defects in real-time, stores the defect image and records information with respect to each defect detected. The system may also be programmed to activate external units such as marking units and alarms upon detection of a defect.

Post-Inspection Phase. Following the inspection of the fabric, the system provides an inspection report, which may be printed or archived, containing a record of each defect that has been detected, statistics regarding the type and position of the defect, and the overall grading of the rolls according to pre-defined guidelines. In the in-line mode, the inspection report may be sent directly to the manufacturer's host computer, thereby enabling an operator to take immediate actions to remedy the cause of the defects or to take actions to eliminate such defects in the future. The images can also be analyzed using the video album workstation described below, enabling customers to identify the cutting points for optimal web yield, and to re-grade the fabric.

Models

IQ-TEX systems are currently available in IQ-TEX4 model and also in IQ-TEX4 Lite model. The IQ-TEX4 model includes improved capabilities for the detection of defects, as well as additional innovative technologies for system styles tuning and defects sorting. The 2 models cover a full range of applications.

☐
The IQ-TEX4 is based on the integration of our Smart Video Camera technology into the I-TEX products, mainly for woven textile range applications, such as grey fabric, dyed & finished, denim, glass fabric (for PCB) etc. The IQ-TEX is a more compact, powerful and flexible version of IQ-TEX, and can operate at a maximum speed of up to 800 meters per minute. It includes improved capabilities for the detection of defects in complex fabrics, such as denim, and high-speed configuration for an in-line inspection of non-woven fabric. The list price for the IQ-TEX ranges between $120,000 and $240,000 depending on the configuration. The IQ-TEX4 Lite is based on the same hardware as is used in the IQ-TEX4 system. The IQ-TEX4 Lite is based on the same hardware as is used in the IQ-TEX4 system.

☐
The IQ-TEX4 Lite has a light mechanical frame (the system is equipped with a camera box), which is designed for easy and flexible installation on a wide range of web production lines such as non-woven, paper, tire cord, film, composite materials, laminated materials, metal, etc. The system allows us to offer solutions to new market segments using our vast experience from the textile industry. The list price for the IQ-TEX4 Lite ranges between $50,000 and $200,000 depending on the configuration and the web production type

Modules

We offer the following three modules for defect analysis and cut optimization for our IQ-TEX4 and IQ-TEX4 Lite systems: the Video Album workstation, the OCC Optimization & Cut Control) and the Smart Table.

Video Album Workstation. This module is a stand-alone PC-based station for review and analysis of defect images and data using a Windows-based interface. The images and inspection results are automatically transferred from the system’s computer to the video album workstation via a local area network.

The Video Album workstation enables rapid review of web images and provides visual documentation of defects and over all roll quality. The video album workstation enables review of all recorded information, such as images and data, for each defect. This information enables:

☐	reviewing and editing of defect data;

☐	generation of management reports;

☐	archiving of defect data; and
☐	definition of points of interest and mandatory cutting points for the cutting table and OCC system.

Cut Optimization. Software that enables the user to cut a large "IQ-TEX Inspected" roll of web into smaller rolls while optimizing the fabric’s yield per class (A, B, C, etc.) according to the user’s specifications. Our OCC software offers the following benefits:

☐	maximizes web roll selling price;
☐	reduces the quantity of second and third quality product; and

☐	consistent fulfillment of customer's demands.

Smart Table. The Smart Table interfaces the IQ-TEX system with the cutting table and provides users with the following benefits:

☐	allows for an accurate stop or slowing the table speed at "points of interest" which were defined on the video album such as: selected defects, cutting points and mending points;

☐	contains a trigger for invisible ink or metallic label defect marking signs; and

☐	operates the roll cutting device following the cut optimization results.

These modules can be purchased separately or together to form the IQ-TEX Inspected Process, which provides an integrated link between the web-forming and cutting segments of the textile industry.

Accessories

We offer an extensive line of accessories designed to provide, along with the IQ-TEX4 systems, a comprehensive solution for the web inspection and grading process. These accessories include invisible ink or sticker marking units, alarm sets, IR ink for marking and external connecting devices for marking and measuring.

Broken Filaments Analyzer (BFA)

The Broken Filaments Analyzer, or the BFA, is a visual inspection system designed for the detection of broken filaments in glass fabrics used for the electronic printed circuit board, or PCB, industry. Broken glass filaments are small filaments that protrude from glass fabric, generally used for the PCB industry. Broken glass filaments are hardly visible to the human eye at low web speeds, and are practically invisible at normal production speeds. They can be as small as a few microns and as short as 0.5 millimeters. Broken glass filaments can cause defects in the lamination of glass fabrics and the production of printed circuit boards, and may short-circuit or disconnect the end product incorporating the PCB. For this reason, it is important to effectively detect broken glass filaments and grade glass web in terms of broken filament content. Human inspectors are unable to effectively detect broken glass filaments.

The BFA utilizes proprietary processing and software technology, cameras and lighting systems to inspect glass web in real-time at speeds exceeding 120 meters per minute. The broken filaments detected by the BFA are displayed on a monitor that shows the running map of the fabric in real time, and are recorded for further analysis. The BFA produces a detailed report of each web roll, showing the broken filaments distribution in the roll, its statistics and the fabric’s grading. The BFA is integrated with the IQ-TEX4 system, which can be used for the detection of other defects in glass fabrics, and with the Video Album to provide a more comprehensive solution to the visual inspection and quality monitoring of glass fabrics. The BFA can also be used for the detection of surface defects in other fabrics or webs including airbags and technical fabrics. The list price for the BFA system ranges between $90,000 and $150,000, depending on the configuration.

On Loom Inspection (I-Bar)

The On Loom Inspection, or the I-Bar, is a tool for textile manufacturers to maximize profit, with complete raw material utilization.

The first application of this solution is for monitoring production looms to ensure that the highest priced textile component, raw material, gives maximum product yield. The iBar provides complete reel and process inspection during the formation of the fabric web, by using high resolution micro-cameras mounted into a slim extruded aluminum housing with customizable LED illumination, allowing for defect detection and alarm activation. The iBar may be flexibly installed, thus enabling it to be mounted directly on the loom or knit machine looking directly at the reed or needles. When detecting defects, the iBar categorizes them, saves them and displays them on the interface, thus providing real-time feedback and defect elimination, designated to enable manufacturers to improve input-output ratios.

Sales and Markets

Sales Network

We market our products through in-house sales personnel in conjunction with independent sales representatives. We believe that our network of sales representatives will enable us to introduce new products and to penetrate additional web manufacturers around the world. We intend to further expand our international network of sales representatives by entering into relationships with additional sales representatives and forming joint ventures in target markets.

Our independent sales representatives do not have the authority to enter into contracts on our behalf or otherwise bind us. To promote our products, we devote significant resources towards participation in the key annual textile and technical textile equipment trade shows. We also advertise in trade magazines and conduct customer seminars.

We maintain sales and support centers located in the United States, Europe, Asia, and Israel. When a high level of technical expertise is needed, the sales effort is supported by product marketing managers and our engineers who work closely with customers and potential customers to find solutions to their current and future web inspection challenges. We work closely with customers in a continuous improvement process on selected technical aspects of our products. Such improvements often become standard on products sold worldwide. A specified number of training classes are included in the purchase price of our products. Subsequent training is provided for a nominal fee.

Relationships with Leading Equipment Manufacturers

Another important element of our marketing strategy is to establish and strengthen relationships with leading textile equipment manufacturers. These relationships bolster our marketing abilities and assist us in ensuring that our products are technically advanced and designed in conjunction with the development of the textile manufacturers' web inspection requirements and industry trends.

Sales by Principal Markets

In 2012, approximately 29% of our sales were in the United States, approximately 43% were in Europe, and approximately 28% were in the Far East. In 2013, approximately 24% of our sales were in the United States, approximately 41% were in Europe, and approximately 35% were in the Far East. In 2014, approximately 26% of our sales were in the United States, approximately 46% were in Europe, and approximately 28% were in the Far East. . In 2015, approximately 29% of our sales were in the United States, approximately 26% were in Europe, and approximately 45% were in the Far East. The changes in the geographic breakdown of our sale in 2015 compared to 2014 is due to a increase in our sales in the Far East and in the United States while maintaining a similar level of sale in Europe. No customers accounted for more than 10% of our net sales in any of the years 2102, 2013, 2014 or 2015.

Seasonality

Historically, our highest level of net sales has been in the fourth quarter of each year. Nevertheless, we have experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside our control. For more information, see "Risk Factors – Risk Factors Related to Our Business – Fluctuations in the Market".

Manufacturing

The principal manufacturing and assembly of our basic systems are conducted by subcontractors. We perform logistics and purchasing activities, integration and final testing in-house. In addition, we perform the software installation and configuration, final hardware configuration, quality control and any special system customization needed for a particular customer. Production is based upon firm customer commitments and anticipated orders and is generally planned one to three months in advance. We contract with third party subcontractors to perform the manufacturing of our systems so that we can focus on design and product development strengths and minimize fixed costs and capital expenditures. Our engineers work closely with subcontractors to increase manufacturing yields, lower manufacturing costs and assure quality. Some of the electronic components included in our product are manufactured especially for us by exclusive suppliers. If any of these exclusive suppliers stop manufacturing these components we will need to find alternative suppliers. Our reliance on sole suppliers involves several risks, including a potential inability to obtain adequate supplies of these components and reduced control over pricing and timely delivery of these components. We believe that we maintain a sufficient inventory of these components to meet our foreseeable needs. However, if our single source supplier ceases to produce these components, we would have to transfer the manufacture of the components to another supplier or suppliers. We estimate that such a transfer would take approximately up to six months and could delay the production and supply of our products, which could harm our results of operations.

Competition

We believe that the capabilities of our technology, along with our experience in implementing these technologies and our wide customer base, provide us with a competitive advantage over potential competitors such as small suppliers of automatic inspection solutions with PC-based technologies. These suppliers, who offer low-cost solutions for low-end applications such as Non-Woven, have attempted to penetrate the field of textile inspection. Yet, thus far, such attempts have not been commercially successful.

We are targeting the technical fabric industry as a high potential market for our automatic inspection systems. The main competitor on this industry is Cognex Corporation - based in the United States. Cognex Corporation is specialized on supplying machine vision components for the industry. We believe that our capabilities for supplying "tailor made" solutions for our customers together with the high growth rate of the technical fabric industry, will allow us to produce revenues from it.

The presence of competitors in the textile automatic inspection field may increase awareness of the benefits of automatic fabric inspection, and may help us enlarge our market. However, it is possible that systems developed by these or other future competitors will prove more effective than our IQ-TEX4 systems or that potential customers will prefer them for other reasons. If we are unable to maintain our technological advantage or are unable to convince potential customers of the superiority of our IQ-TEX4 systems, our business would be seriously harmed.

Several manufactures of equipment for the fabric manufacturing industry offer products that compete with our Shade Variation Analyzer. Our main competitor is Mahlo GmbH & Co. KG.

The competition for the development and sale of advanced automated vision systems in other industries and for other applications is intense. To the extent providers of automated vision systems choose to focus on or develop advanced automated vision technology for the fabric industry or other industries for which we attempt to develop products, we could face significant competition in the future. Potential competitors may be more established, benefit from greater market recognition and have greater financial, production and marketing resources than we do.

Intellectual Property Rights

We currently have one pending U.S. patent application concerning certain technology incorporated in the video cameras used by our systems. We rely primarily upon a combination of trademark, copyright, know-how, trade secrets and contractual restrictions to protect our intellectual property rights.

Our employees who have access to confidential information are required to sign confidentiality and invention assignment agreements. We believe that such measures provide only limited protection of our proprietary information, and there is no assurance that our proprietary technology will remain a secret or that others will not develop similar technology and use this technology to compete with us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

We have registered trademarks with respect to the name "I-TEX" in Mexico, Spain, Italy, Turkey, Portugal, Brazil, France, China and Japan, and have filed applications for registered trademarks for the name "I-TEX" in India. We have registered trademarks of the name and design "I-TEX Inspected" in Taiwan, South Africa, United States, Mexico, Brazil, Germany, France, Turkey, Italy, China and the European Union. We also have registered trademarks with respect to the name "PRIN-TEX" in Spain, Italy, France, Turkey and Japan. In addition, we have a registered trademark with respect to the name "KNI-TEX" in Italy. We also have a registered trademark with respect to the name "EVS" in the European Union, Japan and the United States. Our trademark rights include rights associated with the use of our trademarks. Significant and protracted litigation may be necessary to protect our intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims of infringement.

Governmental Regulation Affecting the Company

As a company which focuses on research and development and which receives grants from the Government of Israel, we are affected by the terms of the grants that we receive from the OCS, or from the Authority following the R&D Amendment. Under the terms of grants we previously received, we are responsible to pay royalties based on the net sales of our products. In addition, manufacturing of products developed with these grants must be performed in Israel, or we may be subject to the payment of additional royalties. Approval must be obtained to transfer technologies developed through projects in which the government participates. Following the R&D Amendment, the royalties rates or certain restrictions may be amended. See "Risk Factors - Risks Related to Doing Business in Israel" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Research and Development, Patents and Licenses, etc."

In addition, we receive certain tax benefits and reduced tax rates from the government of Israel. See "Taxation -- Effective Corporate Tax Rate". The entitlement to these benefits is conditional upon our fulfillment of the conditions stipulated by the law, regulations promulgated thereunder and the instruments of approval for the specific investments. In the event of a failure to comply with these conditions, the benefits could be canceled and we would be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences and interest.

Organizational Structure

We own all of the issued and outstanding shares of our subsidiaries Elbit Vision Systems US, Inc., or EVS US, and Panoptes Ltd. EVS US is incorporated in Delaware, USA. EVS US predominantly functions as a sales and support center for our products. Panoptes is incorporated in Israel.

Our subsidiary in New Hampshire, ScanMaster Inc., was dissolved in February 2011.

Our subsidiary in Holland, EVS BV, had minimal operational activities. As a result, in December 2009, we dissolved this subsidiary.

In connection with the ScanMaster Transaction, in June 2010, we entered into an agreement for the sale of all of the assets of Scan Inc. Pursuant to the agreement we agreed to sell the assets of Scan Inc. to ScanMaster or another entity determined by ScanMaster. The sale of the assets of ScanMaster Inc. to ScanMaster (IRT) Inc. a newly incorporated wholly owned subsidiary of ScanMaster was completed in the fourth quarter of 2010. The dissolution of ScanMaster Inc. was authorized on December 31, 2010 and ScanMaster Inc. was dissolved in February 2011.

For more information on the ScanMaster Transaction, see "Business - Material Contracts".

Property, Plants and Equipment

Our headquarter and manufacturing facilities are located at 7 Bareket Street, P.O.B. 3047, Industrial Park, Caesarea, Israel 3088900. We do not own any real property. Between June 2010 and June 2014, we leased approximately 2,560 square feet at our facilities in Caesarea, Israel, at an annual rent of approximately $74,000 under a lease agreement. In June 2014, the lease agreement automatically renewed for an additional 4 year term, until June 2018, with a one-time automatic 6% increase in the annual rent (plus linkage to the Israeli Consumer Price Index) over the entire additional period. EVS US leases approximately 5,400 square feet office space in Greenville, South Carolina, USA, at an annual rent of approximately $12,000. This lease will expire in October 2016, after which the Company will seek to either renew the lease or to enter into a new lease agreement.

We believe that our current facilities are adequate for our operations as currently conducted. In the event that additional facilities are required, we believe that we could obtain such additional facilities at commercially reasonable prices.

Material Contracts

ScanMaster Transaction

In June 2010, pursuant to a series of agreements, we completed the sale of ScanMaster to a group of purchasers led by David Gal, our former chief executive officer and chairman of our board of directors, and Ofer Sela, who previously served as our executive vice president, research and development (the "ScanMaster Transaction").

In connection with the ScanMaster Transaction, we entered into a Share Purchase Agreement, a Re-Allocation Agreement and a Creditor Agreement. For more information regarding these agreements, see "Related Party Transactions".

Sale of the Assets of Scan Inc.

In connection with the ScanMaster Transaction, we sold all of our assets and liabilities of our US subsidiary IRT ScanMaster Systems Inc., or Scan Inc. For more information regarding the dissolution of Scan Inc. see "Related Party Transactions".

Debt Restructure Agreement with the Banks

In June 2010, we completed the restructuring of our bank debt to our Banks. Pursuant to the terms of the debt restructuring, the Banks forgave $2.4 million of debt from our company and our former subsidiary ScanMaster. Further, the Banks agreed to a more flexible repayment schedule whereby we will repay approximately $1 million over a period of five (5) years, and will repay an additional $600,000 over a period of ten (10) years. The debt restructuring was contingent upon the sale of ScanMaster, which was completed in June 2010. The debt restructuring was further conditioned upon certain commitments made by Sam Cohen, our chief executive officer, and Yaron Menashe, our chief financial officer. Mr. Menashe and Mr. Cohen each committed to provide a loan to the company in an amount of $50,000, the repayment of which is scheduled to commence on January 1, 2013, provided that we meet certain milestones set by the Banks. Further, Mr. Cohen and Mr. Menashe each agreed to postpone our payment of the first $50,000 of their salaries until July 2011, which postponement was extended periodically. We have fully repaid the loans prior to the end of 2014.

Framework Agreement with Bank Hapoalim Ltd.

On May 27, 2010, we entered into a framework agreement with Bank Hapoalim Ltd. (the "Framework Agreement"), pursuant to which Bank Hapoalim Ltd. (the "Bank"), as part of the ScanMaster Transaction, consented to the sale of ScanMaster, subject to the fulfillment of certain financial restructuring conditions and milestones and subject to our entering into a full debt restructuring agreement with the Bank by June 30, 2010. In addition, the Bank agreed to waive certain outstanding debts owed to the Bank by ScanMaster. The Framework Agreement further set forth the repayment terms of the loans granted by Messrs. Cohen and Menashe to our company.

Mivtach Investment and Loan

In the fourth quarter of 2009, our then controlling shareholder, Mivtach, through its wholly-owned subsidiary, M.S.N.D. Real Estate Holdings Ltd., invested an aggregate amount of $1.8 million in our company. Mivtach invested $1.2 million in cash and an additional $627,000 through the conversion of outstanding loans plus interest. Mivtach also loaned us an aggregate of approximately $850,000 during the first quarter of 2010, for more information regarding this investment see "Risk Factors".

Private Placement Transactions

Under the AG Private Placement transaction, we entered into a Registration Rights Agreement with Mr. Avi Gross, pursuant to which we agreed to use our best efforts in order to prepare and file with the SEC, by December 10, 2013, a Registration Statement to cover the resale of the shares purchased by Mr. Gross as part of the AG Private Placement, with such shares to include those shares that are issuable to Avi Gross upon the exercise of the Convertible Loan, the First Warrant and the Second Warrant. This post-effective registration statement is being filed in connection with this obligation. For additional information regarding the AG Private Placement and the SMD Private Placement, see "Recent Developments – Private Placement Transactions".

Exchange Controls

In 1998, the Government of Israel removed the general prohibition against engaging in foreign currency transactions under the Israel Currency Control Law. Pursuant to the new general permit, most transactions in foreign currency are permitted. Any dividends or other distributions paid in respect of ordinary shares and any amounts payable upon the dissolution, liquidation or winding up of our affairs, as well as the proceeds of any sale in Israel of our securities to an Israeli resident are freely repatriable into non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israeli income tax has been paid on (or withheld from) such payments. Because exchange rates between the NIS and the U.S. Dollar fluctuate continuously, U.S. shareholders will be subject to any such currency fluctuation during the period from when such dividend is declared through the date that the payment is made in U.S. Dollars. For further discussion with respect to such currency fluctuation, see "Management's Discussion and Analysis of Financial Condition and Results of Operations --Impact of Inflation and Devaluation on Results of Operations, Liabilities, and Assets."

MANAGEMENT

Directors and Senior Management

The following table sets forth information for our executive officers and directors as of May 4, 2016. Unless otherwise stated, the address for our officers and directors is c/o Elbit Vision Systems Ltd., 7 Bareket Street, Industrial Park, Caesarea 3088900, Post Office Box 3047, Israel:

Name	Age	Position
Josef Ran*	68	director and chairman of the board
Sam Cohen (1)	49	chief executive officer
Yaron Menashe (2)	40	director and chief financial officer
Amos Uzani*	61	external director
Yaky Yanay*	45	director
Orit Stav*	46	external director
Natan Avisar	51	director

(1) As of May 4, 2016, Mr. Cohen holds 16,368,403 of our ordinary shares and options to purchase 220,000 of our ordinary shares, constituting (if all the convertible securities held by him were exercised) 17.70% of the outstanding ordinary shares of the company.

(2) As of May 4, 2016, Mr. Menashe holds 16,368,403 of our ordinary shares and options to purchase 295,000 of our ordinary shares, constituting (if all the convertible securities held by him were exercised) 17.79% of the outstanding ordinary shares of the company.

* Beneficially owns less than 1% of our outstanding ordinary shares.

Josef Ran served as president and CEO of the Company from 1998 until 2000 after being VP of Elbit Systems for many years and managing several companies in the Elbit group. He was elected as a director on April 28, 2013, selected as Chairman of the Board of Directors on May 16, 2013 and re-elected for service as a director by our annual general meeting on January 12, 2015 for additional term until our next annual general meeting. Mr. Ran currently serves as a member of the advisory board of Plasan Sasa Ltd., a company specializing in the field of composite materials and survivability systems, and as the active Chairman of TorTech Nano Fibers Ltd., a subsidiary of Plasan Sasa, established for the developments and manufacture of an innovating material in the field of carbon nano-fiber. Mr. Ran also currently manages JRC (Ran) Ltd., a turn-around and investment banking company established by him. Since 2009 Mr. Ran has served as an active chairman of Palbam Ltd. (Stainless Steel) Quality Ltd., a company operating in the field of SS metal work and magnesium. Since 2001 Mr. Ran has served as a partner in Magna B.S.P. Ltd., a company specializing in sensitive 3D security cameras. From 2007 until 2011, Mr. Ran served as the active chairman of Cabiran (1991) Ltd., an aluminum "Lost Wax" method casting house, and from 2007 until 2009, Mr. Ran served as the active chairman of Bental Industries Ltd., a producer of power and motion components. From 2000 until 2007 Mr. Ran served as an active chairman of Plasan Sasa. From 2006 until 2014 Mr. Ran served as a Strategic Advisor to the Israeli Chief Scientist at the Ministry of Economy.

Sam Cohen joined the company in 2003 and has served as our chief executive officer and director since June 2010 and was re-elected for additional one-year terms since. On January 12, 2015, Mr. Cohen was re-elected for service as a director by our annual general meeting for additional term until our next annual general meeting. From June 2010 until March 2012, Sam Cohen was also chairman of our board of directors. In 1993 Mr. Cohen was a key figure in the establishment of our U.S. subsidiary where he served as Operations Manager, Technical Director, Regional Sales Manager and Senior Marketing Manager. Prior to joining the company, Mr. Cohen served as VP of Sales and Marketing at OptiTex, a company specializing in innovative 2D and 3D CAD/CAM fashion design software. Mr. Cohen has held R&D roles in several Israeli firms, including Play-Tech and Romtech. Mr. Cohen holds a B.A. in Business Administration from Southern Wesleyan University, USA.

Yaron Menashe has served as our chief financial officer since December 2006. Mr. Menashe has served as a director of the company since June 2010 and was re-elected for additional one-year terms since. On January 12, 2015, Mr. Menashe was re-elected for service as a director by our annual general meeting for additional term until our next annual general meeting. Between the years 2000 and 2003, Mr. Menashe worked as a senior auditor at KPMG. Mr. Menashe holds a bachelor's degree in economics and accounting from the Haifa University, Israel and is a Certified Public Accountant in Israel.

Amos Uzani was elected to serve as our external director in December 2007. Mr. Uzani served as an attorney at the Haifa’s District Attorney’s Office from 1981-1983. From 1983 and until 1989 he practiced as an attorney. From 1989-1992 Mr. Uzani served as Internal Controller (VP) and from 1992-1996 as VP of Human Resources, both at the Israel Ports and Railways Authority. From 1996 and until December 2001 Mr. Uzani served as chief executive officer of Israel Railways Corporation and as Vice President of the Israel Ports and Railways Authority. Between 2002 and 2004 Mr. Uzani served as chief executive officer of IRS Corporation, a company wholly owned at the time by Mr. Uzani, specializing in handling projects and initiatives in the fields of transportation infrastructure and railway equipment. As of 2005, Mr. Uzani is acting President of Haifa Port. From 1986 Mr. Uzani served as director for the Industrial Buildings Corporation, until its privatization in 1992. From 2006, Mr. Uzani has been serving as an external director for Emilia Group (TASE: EMDV), a company publicly traded on the Tel Aviv Stock Exchange. Mr. Uzani holds a law degree from Bar-Ilan University (Israel), an Executive M.B.A. from Tel-Aviv University (Israel) and is a member of the Israeli BAR.

Yaky Yanay was elected to our board of directors in July 2010 and was re-elected for additional one-year terms since. On January 12, 2015, Mr. Yanay was re-elected for service as a director by our annual general meeting for additional term until our next annual general meeting. From 1999 until 2002, Mr. Yanay worked as a manager at Ernst & Young Israel. From 2002 until 2006, Mr. Yanay served as our chief financial officer. From 2006 and until February 2014 and from March 2013 and until February 2014, Mr. Yanay served as the chief financial officer and Executive Vice President, respectively of Pluristem Therapeutics, Inc. (NasdaqCM: PSTI), a biotechnology company specializing in the research and development of cell therapy products for the treatment of various disorders ("Pluristem"). Since February 2014, Mr. Yanay serves as the President and Chief Operating Officer of Pluristem. Mr. Yanay holds a Bachelor of Business Administration and Accounting from the College of Management and he is a Certified Public Accountant in Israel.

Orit Stav currently serves on the board of directors of several companies, including Aran Research & Development Ltd., Israel Canada Ltd., I.B.I Amban Investments Management Ltd. and Priortech Ltd. From 2006 until 2009, Ms. Stav served as the manager of the Israel office of Siemens Venture Capital ("SVC"), the venture capital arm of Siemens AG, during which time she represented the fund in all of its investment activities in Israel. From 1998 until 2005, Ms Stav served as an investment partner at Platinum Neurone Ventures, an Israeli venture capital fund, specializing in investments in the later-stage and growth-stage companies in the fields of Communications, Information Technology, Semiconductors and Medical Devices. Ms. Stav holds a bachelor's degree in Economics and Management from the University of Tel Aviv and an MBA from the University of Hertfordshire, UK.

Natan Avisar was elected to our board of directors on May 1, 2014, by the members of our board of directors to fill a vacancy, and in accordance with the terms of the 2012 Private Placement Transaction. On January 12, 2015, Mr. Avisar was elected for service as a director by our annual general meeting until our next annual general meeting. Since 2012, Mr. Avisar has served as the chief executive officer of AGA Holdings, a private equity investment company specializing in real estate projects in Europe and the United States, and investments in international trading and manufacturing companies. From 2006 until 2012 Mr. Avisar served as the Executive Vice President of Operations of Divatex Home Fashions Inc., a major distributer of bed linen products in the United States. From 2003-2005, Mr. Avisar was a Senior Vice President, Finance and Operations, of Scitexvision America , a subsidiary of Scitex Ltd. Mr. Avisar has an LLB and BA in Accounting and Economics from the University of Tel Aviv, Israel.

Board of Directors

Our directors, who are not external directors, commence their term when they are elected at the annual general meeting of our shareholders until the following annual general meeting. Amos Uzani currently serves as one of our two external directors. Mr. Uzani was re-elected to serve for a third three year term commencing December 2013. Our second external director, Ms. Stav, was reelected to serve for an additional three year term as an external director commencing September 2013.

In accordance with the AG Private Placement transaction, for as long as Mr. Avi Gross continues to hold at least 5% of the Company’s issued and outstanding shares, he is entitled to appoint either a representative to attend all board meetings (subject to certain limitations) in a non-voting, observer capacity, or, alternatively, a nominee to be elected as a director to our board of directors. Natan Avisar was appointed to our board of directors in May 2014 in accordance with this provision.

In accordance with the SMD Private Placement, for as long as SMD continues to hold at least 5% of the Company’s issued and outstanding shares, it is entitled to appoint a representative to attend all board meetings in a non-voting, observer capacity. As of the date hereof, SMD has yet to appoint such an observer.

Compensation

During 2015, we paid to all our directors and officers a total of approximately $0.47 million in salaries, fees and bonuses. This does not include money spent on automobiles made available to our officers, expenses (including business travel, professional and business association dues and expenses) reimbursed to officers and other fringe benefits commonly reimbursed or paid by companies in Israel.

Pension and Retirement Benefits

We currently offer no pension or retirement benefits to our directors and key personnel.

Board Practices

Articles of Association

Our articles of association provide for a board of directors of no fewer than two and not greater than nine members. On February 21, 2006, our shareholders approved the adoption of new articles of association.

Our articles of association provide that any director may, by written notice, appoint another person to serve as a substitute director and may cancel such appointment. A person may not serve as a substitute director for more than one director and may not serve both as a director and as a substitute director. Appointment of a substitute director for a member of a committee of the board of directors is only permitted if the substitute is a member of the board of directors and does not regularly serve as a member of such committee. If the committee member being substituted is an external director, such substitute may only be another external director possessing the same expertise as the external director being substituted and may not be a regular member of such committee.

The term of appointment of a substitute director may be for one meeting of the board of directors or for a specified period or until notice is given of the cancellation of the appointment. Any substitute director shall have all of the rights and obligations of the director appointing him or her, except the power to appoint a substitute, unless the instrument appointing him provides otherwise, and the right to remuneration. The substitute director may not act at any meeting at which the director appointing him or her is present. Unless the time period or scope of any appointment is limited by the appointing director, the appointment is effective for all purposes, but will expire upon the expiration of the appointing director’s term. To our knowledge, no director currently intends to appoint any other person as a substitute director, except if the director is unable to attend a meeting of the board of directors.

Israeli Companies Law Requirements

Pursuant to the Companies Law, any person effectively acting as director without being duly appointed as such, and any person preventing a director from using his own independent judgment, is subject to the same legal obligations and liabilities that are applicable to directors.

The Companies Law requires Israeli companies with shares that have been offered to the public in or outside of Israel to appoint no less than two external directors, unless certain conditions are met by the company pursuant to a recently enacted amendment to the Companies Regulations (Relief for Companies Whose Shares are Registered for Trading Outside of Israel) – 2000 (the "Relief Regulations" and the "Amendment to the Relief Regulations", respectively), as further detailed below. No person may be appointed as an external director if the person or the person’s relative, partner, employer or any entity under the person’s control, has or had, on or within the two years preceding the date of the person’s appointment to serve as external director, any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term "affiliation" includes:

☐	an employment relationship;
☐	a business or professional relationship maintained on a regular basis;

☐	control; and
☐	service as an office holder.

In addition, pursuant to the recently enacted Amendment 27 to the Companies Law ("Amendment 27") a business or professional relationship maintained on a regular basis will not constitute affiliation if the relationship commenced after the appointment of the outside director for office, the company and the outside director consider the relationship to be negligible and the audit committee approved, based on information presented to it, that the relationship is negligible, and the outside director declared that he did not know and could not have reasonably known about the formation of the relationship and has no control over their existence or termination.

Relatives of the controlling shareholder may also not be appointed as external directors. If the company does not have a controlling shareholder or a shareholder who holds company shares entitling him to vote at least 25% of the votes in a shareholders meeting, no person may be appointed as an external director if the person or the person’s relative, partner, employer or any entity under the person’s control, has or had, on or within the two years preceding the date of the person’s appointment to serve as external director, any affiliation on the date of the person's appointment with the Chairman of the Board, chief executive officer, substantial shareholder or chief financial officer.

No person may serve as an external director if the person, the person’s relative, spouse, employer or any entity controlling or controlled by the person, has a business or professional relationship with someone with whom affiliation is prohibited, even if such relationship is not maintained on a regular basis, except negligible relationships.

A public company, entity controlling or entity under common control with the company may not grant an external director, his spouse or child, any benefit, and may not appoint him, his spouse or child, to serve as an officer of the company or of an entity under common control with the company, may not employ or receive professional services in consideration from him or an entity controlled by him unless two years have passed as of the end of service as external director in the company, and regarding a relative who is not a spouse or child – unless one year has passed as of the end of service as external director.

A person shall be qualified to serve as an external director only if he or she possesses accounting and financial expertise or professional qualifications. At least one external director must possess accounting and financial expertise. The conditions and criteria for possessing accounting and financial expertise or professional qualifications were determined in regulations promulgated by the Israeli Minister of Justice in consultation with the Israeli Securities Authority. The regulations mandate that a person is deemed to have "expertise in finance and accounting" if his or her education, experience and qualifications provide him or her with expertise and understanding in business matters - accounting and financial statements, in a way that allows him or her to understand, in depth, the company’s financial statements and to encourage discussion about the manner in which the financial data is presented.

The company's board of directors must evaluate the proposed external director's expertise in finance and accounting, by considering, among other things, his or her education, experience and knowledge in the following: (i) accounting and auditing issues typical to the field in which the company operates and to companies of a size and complexity similar to such company; (ii) a company's independent public accountant’s duties and obligations; (iii) preparing company financial statements and their approval in accordance with the Companies Law and the Israeli Securities Law.

A director is deemed to be "professionally qualified" if he or she meets any of the following criteria: (i) has an academic degree in any of the following professions: economics, business administration, accounting, law or public administration; (ii) has a different academic degree or has completed higher education in a field that is the company’s main field of operations, or a field relevant to his or her position; or (iii) has at least five years experience in any of the following, or has a total of five years experience in at least two of the following: (A) a senior position in the business management of a corporation with significant operations, (B) a senior public position or a senior position in public service, or (C) a senior position in the company's main field of operations. The board of directors here too must evaluate the proposed external director's "professional qualification" in accordance with the criteria set forth above.

The candidate to serve as an external director must sign a declaration stating that the criteria above have been met, as required by law for the appointment of such candidate as an external director.

No person may serve as an external director if the person’s position or other business activities create, or may create, a conflict of interest with the person’s responsibilities as an external director or may otherwise interfere with the person’s ability to serve as an external director. If, at the time external directors are to be appointed, all current members of the board of directors are of the same gender, then at least one external director must be of the other gender. If, at the time external directors are to be appointed, all current members of the board of directors who are not controlling shareholders or relatives of such shareholders are of the same gender, then at least one external director must be of the other gender.
External directors are to be elected by a majority vote at a shareholders’ meeting, provided that either:

☐
the majority of shares voted at the meeting, including at least one-half of the shares held by non-controlling shareholders and disinterested parties that were voted at the meeting, vote in favor of election of the director; or

☐
the total number of shares held by non-controlling shareholders and disinterested parties that voted against the election of the director does not exceed two percent of the aggregate voting rights in the company.

The initial term of an external director is three years and, and may be extended for up to two additional three year terms (unless otherwise restricted in the articles of association to one additional term), provided that with respect to the appointment for each such additional three- year term, one of the following has occurred: (i) the reappointment of the external director has been proposed by one or more shareholders holding together 1% or more of the aggregate voting rights in the company and the appointment was approved at the general meeting of the shareholders by a simple majority, provided that: (1)(x) in calculating the majority, votes of controlling shareholders or shareholders having a personal interest in the appointment as a result of an affiliation with a controlling shareholder and abstentions are disregarded and (y) the total number of shares of shareholders who do not have a personal interest in the appointment as a result of an affiliation with a controlling shareholder and/or who are not controlling shareholders, present and voting in favor of the appointment exceed 2% of the aggregate voting rights in the company, and (2) pursuant to a recently enacted amendment to the Companies Law ("Amendment 22"), effective as of January 10, 2014, the external director who has been nominated in such fashion is not a linked or competing shareholder, and does not have or has not had, on or within the two years preceding the date of such person’s appointment to serve as another term as external director, any affiliation with a linked or competing shareholder. The term "linked or competing shareholder" means the shareholder(s) who nominated the external director for reappointment or a material shareholder of the company holding more than 5% of the shares in the company, provided that at the time of the reappointment, such shareholder(s) of the company, the controlling shareholder of such shareholder(s) of the company, or a company under such shareholder(s) of the company’s control, has a business relationship with the company or are competitors of the company; the Israeli Minister of Justice, in consultation with the Israeli Securities Authority, may determine that certain matters will not constitute a business relationship or competition with the company; (ii) the reappointment of the external director has been proposed by the board of directors and the appointment was approved by the majority of shareholders required for the initial appointment of an external director; or (iii) pursuant to a recently enacted amendment to the Companies Law ("Amendment 26"), effective as of November 25, 2014, the external director has proposed himself for reappointment and the reappointment was approved in accordance with Sub-section (i) above..

External directors may be removed only by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company. Each committee of a company’s board of directors must include at least one external director.

An external director is entitled to compensation as provided in regulations adopted under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with service provided as an external director.

Pursuant to the Amendment to the Relief Regulations, a company may choose not to appoint external directors if it meets all of the following conditions:

•
The company's shares are listed in a foreign securities exchange which is referenced in Section 5A(c) of the Regulations, which includes, among others, the New York Stock Exchange (NYSE); NASDAQ Global Select Market; and NASDAQ Global Market;

•	The Company does not have a controlling shareholder; and

•
The Company complies with the requirements of the foreign securities laws and stock exchange regulations relating to appointment of independent directors and composition of audit and compensation committees as applicable to companies which are incorporated under the laws of such foreign countries.

Pursuant to the Amendment to the Relief Regulations, Israeli companies which meet the above conditions may choose to opt to comply with the applicable foreign exchange rules governing the appointment of independent directors and composition of audit and compensation committees applicable to U.S. domestic issuers (which with respect to the Company are the Nasdaq Listing Rules and the rules set forth in the Exchange Act of 1934) instead of complying with the Israeli Companies Law provisions relating to external directors. An external director who was elected to serve as such prior to the date on which the company opted to comply with the applicable foreign exchange rules governing the appointment of independent directors as set forth above may continue to serve on the company's board of directors until the earlier of (i) the end of his term, or (ii) the second annual general meeting following the company's decision to comply with the said applicable foreign exchange rules.

Currently, Mr. Uzani and Ms. Stav serve as our external directors.

Audit Committee

The Companies Law requires public companies to appoint an audit committee. The responsibilities of the audit committee pursuant to the Companies Law include identifying irregularities in the management of the company’s business and approving related party transactions as required by law, classifying company transactions as extraordinary transactions or non-extraordinary transactions and as material or non-material transactions in which an officer has an interest (which will have the effect of determining the kind of corporate approvals required for such transaction), assessing the proper function of the company’s internal audit regime and determining whether its internal auditor has the requisite tools and resources required to perform his role and to regulate the company's rules on employee complaints, reviewing the scope of work of the company’s independent accountants and their fees, and implementing a whistleblower protection plan with respect to employee complaints of business irregularities. Pursuant to Amendment 22, the responsibilities of the audit committee under the Companies Law also include the following matters: (i) to establish procedures to be followed in respect of related party transactions with a controlling shareholder (where such are not extraordinary transactions), which may include, where applicable, the establishment of a competitive process for such transaction, under the supervision of the audit committee, or individual, or other committee or body selected by the audit committee, in accordance with criteria determined by the audit committee; and (ii) to determine procedures for approving certain related party transactions with a controlling shareholder, which were determined by the audit committee not to be extraordinary transactions, but which were also determined by the audit committee not to be negligible transactions. Under the Companies Law, an audit committee must consist of at least three directors, including all the external directors of the company, and a majority of the members of the audit committee must be independent or external directors.

An audit committee must consist of at least three directors, including all the external directors of the company, and a majority of the members of the audit committee must be independent or external directors, unless the company chooses to opt in and follow the regime applicable to independent directors as U.S. domestic issuers pursuant to the Amendment to the Relief Regulations as detailed above, in which case, with respect to the Company, the rules set forth in the Nasdaq Listing Rules and the Exchange Act governing the composition of the audit committee shall apply.

The Companies Law defines independent directors as either external directors or directors who: (1) meet the requirements of an external director, other than the requirement to possess accounting and financial expertise or professional qualifications, with Audit Committee confirmation of such; (2) have been directors in the company for an uninterrupted duration of less than 9 years (and any interim period during which such person was not a director which is less than 2 years shall not be deemed to interrupt the duration); and, (3) were classified as such by the company.

The chairman of the board of directors, any director employed by or otherwise providing services to the company, a controlling shareholder or any relative of a controlling shareholder, and any director who derives his salary primarily from a controlling shareholder may not be a member of the audit committee.

According to the Companies Law: (1) the chairman of the audit committee must be an external director, (2) all audit committee decisions must be made by a majority of the committee members, of which the majority of members present are independent and external directors, and (3) any person who is not eligible to serve on the audit committee is further restricted from participating in its meetings and votes, unless the chairman of the audit committee determines that such person’s presence is necessary in order to present a certain matter, provided however, that company employees who are not controlling shareholders or relatives of such shareholders may be present in the meetings but not in the actual votes and likewise, company counsel and secretary who are not controlling shareholders or relatives of such shareholders may be present in meetings and decisions if such presence is requested by the audit committee.

Currently, Mr. Amos Uzani, Ms. Orit Stav and Mr. Yaky Yanay serve on the audit committee of the board of directors.

Under the Companies Law, the board of directors must appoint an internal auditor, nominated by the audit committee. The role of the internal auditor is to examine, among other matters, whether the company’s actions comply with the law and orderly business procedure. Under the Companies Law, the internal auditor may be an employee of the company but not an office holder, or an affiliate, or a relative of an office holder or affiliate, and he may not be the company’s independent accountant or its representative. Fahn Kanne, Grant Thornton serves as our internal auditor.

Compensation Committee

Pursuant to a recent amendment to the Companies Law, which was passed in November 2012 (including regulations promulgated thereunder "Amendment 20"), the board of directors of an Israeli company, whose shares or debt instruments are publicly traded, such as our company, is required to appoint a compensation committee.

The number of members in the compensation committee shall not be less than three and each of the company's external directors must be members of the compensation committee and they are to constitute a majority of the members of the compensation committee, with one of the external directors serving as the chairman of the compensation committee (unless the company follows the Amendment to the Relief Regulations as detailed above, in which case the composition requirements set forth in the Nasdaq Listing Rules and the Exchange Act shall apply). The following may not be a member of the compensation committee: (i) the chairman of the board of directors; (ii) any director employed by or otherwise providing services to the company or to the controlling shareholder or entity under such controlling shareholder's control; (iii) any director who derives his salary primarily from a controlling shareholder; or (iv) a controlling shareholder or any relative of a controlling shareholder. Pursuant to Amendment 27, the audit committee may serve as the company's compensation committee, provided that it meets the composition requirements of the compensation committee.

The responsibilities of the compensation committee include the following:

1.
To recommend to the board of directors as to the compensation policy for officers, as well as to recommend, once every three years to extend the compensation policy subject to receipt of the required corporate approvals;

2.	To recommend to the board of directors as to any updates to the compensation policy which may be required;

3.	To review the implementation of the compensation policy by the company;
4.
To approve transactions relating to terms of office and employment of certain company office holders, which require the approval of the compensation committee pursuant to the Israeli Companies Law; and

5.	To exempt, under certain circumstances, a transaction relating to terms of office and employment from the requirement of approval of the shareholders meeting.

Pursuant to Amendment 20, the compensation policy shall be determined based, inter alia, on the following parameters: (a) advancements of the goals of the company, its working plan and its long term policy; (b) creating proper incentives to its officers, while taking into consideration, among others, the company's risk management policy; (c) the company's size and the nature of its operations; (d) with respect to variable components of officers’ remuneration, such as bonuses and issuance of securities, the contribution of the respective officer to obtaining the company's goals and maximizing profits, all in accordance with a long term perspective and the position of the officer.

In addition, the compensation policy is to take into consideration, inter alia, the following issues: the education, skills, expertise and achievements of the officer, previous agreements with the officer, the role and the areas of responsibility of the officer, the long term performance of the officer, the correlation between the proposed compensations to the average salary of other employees of the company and of employees employed through third parties (manpower companies and cleaning and security services) and the effect of such gaps on the employment relationship in the company. In addition, with respect to the variable component of compensation, if any, the compensation policy should provide for the board of directors to reduce the value of the variable component from time to time or to set a cap on the exercise value of convertible securities components that are not paid out in cash. If the terms of office and employment include retirement grants then the compensation policy is to also take in consideration: the term of office of the officer, the terms of employment during such period, the results of the company during said period and the officer's contribution to reaching the company's goals and profit and the circumstances leading to the retirement.

Furthermore, the compensation policy must set forth standards and rules on the following issues: (a) with respect to variable components of compensation - basing the compensation on long term performance and measurable criteria (though an insubstantial portion of the variable components can be discretion based awards taking into account the contribution of the officer to the company. Pursuant to Amendment 27, variable components equal to three month salaries of the relevant office holders, on an annual basis, shall be considered a non-material portion of the variable components); (b) establishing the appropriate ratio between variable components and fixed components and placing a cap on such variable components; (c) setting forth a rule requiring an officer to return amounts paid, in the event that it is later revealed that such amounts were paid on the basis of data which prove to be erroneous and resulted in an amendment and restatement of the company’s financial statements; (d) determining minimum holding or vesting periods for equity based variable components of compensation, while taking into consideration appropriate long term incentives; and (e) setting a cap on grants or benefits paid upon termination.

The board of directors of a company is obligated to adopt a compensation policy after considering the recommendations of the compensation committee. The final adoption of the compensation policy is subject to the approval of the shareholders of the company, which approval is subject to certain special majority requirements, as set forth in Amendment 20, pursuant to which one of the following must be met:

(i)
the majority of the votes includes at least a majority of all the votes of shareholders who are not controlling shareholders of the company or who do not have a personal interest in the compensation policy and participating in the vote; abstentions shall not be included in the total of the votes of the aforesaid shareholders; or

(ii)	the total of opposing votes from among the shareholders described in subsection (i) above does not exceed 2% of all the voting rights in the company.

Nonetheless, even if the shareholders of the company do not approve the compensation policy, the board of directors of a company may approve the compensation policy, provided that the compensation committee and, thereafter, the board of directors determined, based on detailed, documented, reasons and after a second review of the compensation policy, that the approval of the compensation policy is for the benefit of the company.

Our compensation committee, is comprised of Yaky Yanay, and our two external directors, Amos Uzani and Orit Stav.

Executive Compensation Policy

On December 2, 2013, an Extraordinary General Meeting of our shareholders took place, approving the Executive Compensation Policy (the "Policy"), which had been recommended by our compensation committee and approved by our board of directors, for our directors and office holders, in accordance with the requirements of the Israeli Companies Law.

The Policy includes, among other issues prescribed by the Israeli Companies Law, a framework for establishing the terms of office and employment of the office holders, a recoupment policy, and guidelines with respect to the structure of the variable pay of office holders.

Each member of our compensation committee and board of directors may engage compensation advisors and other professionals to assist in formulating compensation packages in line with the Policy, including, without limitation, to assist in collecting relevant data, framing the appropriate factors to be considered and evaluating the different factors being considered.

All compensation arrangements of office holders are to be approved in the manner prescribed by applicable law. Our office holders, including External Directors or Independent Directors, may waive their entitlement to their compensation, subject to applicable law. The Policy clarifies that no office holder may be paid any compensation to the extent such compensation would cause a breach of any covenant contained in any of the Company’s bank loan facility agreements. For more information, see "Business Overview - Debt Restructuring Agreement with Banks."

Our recoupment policy relating to office holder compensation allows for the recovery of all or a portion of any compensation paid to our office holders that was paid during the previous three years on the basis of financial data included in our financial statements in any fiscal year that were found to be inaccurate and were subsequently restated. In such event, we will seek reimbursement from the office holders to the extent such office holders would not have been entitled to all or a portion of such compensation, based on the financial data included in the restated financial statements. Our compensation committee will be responsible for approving the amounts to be recouped and for setting terms for such recoupment from time to time. Notwithstanding the aforesaid, the recoupment policy will not be triggered in the event of a financial restatement due to changes in the applicable reporting or accounting standards. The above noted recoupment policy does not derogate from any relevant recoupment or clawback provisions under any applicable law or regulatory rules which apply to us.

All of our office holders may be incentivized through cash bonuses and/or long-term equity-based incentives to provide the office holder with a stake in our success – thus linking the office holder’s long-term financial interests with the interests of our shareholders. In accordance with the Policy, the incentives are developed through a program that sets performance targets based on each office holder’s role and scope. Actual payments are driven by the business and individual performance vis-à-vis the performance targets set at the beginning of the year. The formula for the performance targets and the maximum variable components payable to each office holder (other than directors) shall be presented and recommended by management and reviewed and approved by our compensation committee and our board of directors. The formula for the performance targets and the maximum variable components payable to any employee office holders who are also directors shall be presented and recommended by our compensation committee and reviewed and approved by our board of directors and our shareholders. Under the Policy, the maximum annual cash bonus for non-sales office holders shall not exceed an amount equal $250,000 per office holder. The commission bonus paid to sales executives whose compensation is tied directly to sales achievements, will be based upon revenues generated by the office holder and/or his/her team or division, and shall not exceed an amount equal to 5.5% of Company revenues within the relevant sales territory. The maximum annual value of the equity-based long-term compensation components of all officer holders and other employees of the Company shall not exceed 5% of the Company’s issued and outstanding equity, and in any event no more than 0.25% of such issued and outstanding equity per individual.

Unless otherwise specified in the terms of the variable compensation of an office holder, our Policy dictates that the board of directors shall have discretion to unilaterally reduce such office holder's variable compensation. Equity based compensation may be granted in any form permitted under our equity incentive plans, as in effect from time to time (collectively, the "Equity Incentive Plans"), including stock options, restricted share units and restricted stock. Equity grants to office holders shall be made in accordance with the terms of the Equity Incentive Plans. All equity-based incentives granted to our office holders shall be subject to vesting periods in order to promote long-term retention of the awarded office holders. Unless determined otherwise in a specific award agreement approved by the compensation committee and the board of directors, grants to our office holders other than directors shall vest gradually over a period of between two to four years. Option grants to our non-employee directors will vest on a monthly basis over a period of three years. Other than as may be required pursuant to the covenants under the Company’s bank loan agreements with respect to certain minimum ownership thresholds by each of our Chief Executive Officer and Chief Financial Officer, the Company does not have any equity ownership guidelines that require any of our office holders to hold a stated number or fixed percentage of our ordinary shares, nor do they have to continue to hold for any period of time shares in the Company which they acquired as a result of the exercise of fully vested equity grants. The value of the equity-based compensation shall be calculated on the grant date, according to acceptable valuation practices at the time of grant. The board of directors shall not have discretion to limit the value of the equity-based compensation at the time of exercise. The board of directors may, following approval by our compensation committee, extend the period of time for which an award to an office holder is to remain exercisable, or make provisions with respect to the acceleration of the vesting period of any office holder’s awards, including, without limitation, in connection with a corporate transaction involving a change of control. On January 12, 2015, our annual general meeting approved, pursuant to approvals of our compensation committee and board of directors, an amendment to the Policy, according to which, the exercise price of equity-based compensation shall be determined as of the date on which the board of directors approves the award of such compensation, according to acceptable valuation practices at the time of such approval on the date of the approval by the board of directors, instead of on the date grant was approved by the Company’s shareholders.

Our compensation committee will periodically review the Policy and monitor its implementation, and recommend to our board of directors and shareholders to amend the Policy as it deems necessary from time to time. The term of the Policy shall be three years as of the date of its adoption on December 2, 2013. Following such three year term, the Policy, including any revisions recommended by our compensation committee and approved by our board of directors, as applicable, will be brought once again to the shareholders for approval.

Employees

As of May 4, 2016, we employed a total of 42 individuals on a full time basis. Of these individuals, 24 are employees of our company and 18 are engaged as independent contractors. Of these individuals, 21 are employed in Israel, 6 are employed in Europe, 5 are employed in the United States, and 10 are employed in Asia.

2014

As of December 31, 2014, we employed a total of 36 full time persons of which 16 were engaged as independent contractors.

2013

As of December 31, 2013, we employed a total of 28 full time persons of which 14 were engaged as independent contractors.

2012

As of December 31, 2012, we employed a total of 25 full time persons of which 13 were engaged as independent contractors.

We believe that our success will depend, in large part, on our ability to attract and retain highly-skilled engineering, managerial and sales and marketing personnel. Competition for such personnel is intense.

Our employees are not part of a collective bargaining Agreement. However, in Israel we are subject to certain labor statutes and national labor court rulings, as well as certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists' Associations). These provisions of collective bargaining agreements are applicable to our employees by virtue of expansion orders issued in accordance with relevant labor laws by the Israeli Ministry of Labor and Welfare, and which apply such agreement provisions to our employees even though they are not directly part of a union that has signed a collective bargaining agreement. The labor statutes and labor court rulings that apply to our employees principally concern the minimum wage laws, procedures for dismissing employees, determination of severance pay, leaves of absence (such as annual vacation or maternity leave), sick pay and other conditions for employment. The expansion orders which apply to our employees principally concern the requirement for mandatory pension schemes, transportation allowance, annual recreation allowance, the lengths of the workday and workweek, and periodic automatic adjustment of wages relative to increases in the Consumer Price Index in Israel. We generally provide our employees with benefits and working conditions beyond the required minimums.

Israeli law generally requires severance pay, which may be funded by Managers' Insurance and/or a pension fund described below, upon the retirement or death of an employee or termination of employment without cause (as defined in the law). The payments to the manger’s insurance and/or pension fund in respect of severance pay amount to approximately 8.33% of an employee’s wages, in the aggregate. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute, which is similar to the United States Social Security Administration. Such amounts also include payments for national health insurance. The payments to the National Insurances Institute are equal to approximately 16% of an employee’s wages, of which the employee contributes approximately 62.5% and the employer contributes approximately 37.5%.

Although not legally required, we contribute funds on behalf of most of our employees to a fund known as "Managers' Insurance". This fund provides a combination of savings plan, insurance and severance pay benefits to the employee, giving the employee a lump sum payment upon retirement and securing the severance pay, if legally entitled, upon termination of employment. We decide whether each employee is entitled to participate in the plan, and each employee who agrees to participate contributes an amount equal to 5% of a salary and the employer contributes between 13.3% and 15.8% of a salary.

Following the recently enacted Regulation Regarding Supervision of Financial Services (Provident Funds), 2014 (the "Provident Funds Regulations"), as of January 1, 2016, employers are required to provide the pension funds with certain information regarding the payments being transferred, including the transfer dates, the means of transfer and the account from which the transfer was made and in which the transfer was received. Employers are also required to provide information regarding their employees' wages and taxable and exempt components of the payments transferred. Employers are also required to provide pension funds with certain information upon cessation of payment to the relevant employee's fund, including the reason for such cessation and notice regarding the status of the severance pay in the event of termination of employment. After receipt of the required information, the pension fund is required to provide the employee a notice of cessation of payment and the effect such cessation will have on the employee's rights in the pension fund. Furthermore, the Provident Funds Regulations require pension fund to provide employers feedback regarding payments transferred to the pension funds of their employees in the relevant company. In addition, late payments may bear interest, and employers may require pension funds to repay amounts paid in excess.

Generally, all nonexempt adult male citizens and permanent residents of Israel, under the age of 40, or older for reserves officers or citizens with certain occupations, as well as certain female adult citizens and permanent residents of Israel, are obligated to perform annual military reserve duty and are subject to being called for active duty at any time under emergency circumstances. Some of our officers and employees are obligated to perform annual reserve duty. While we have operated effectively under these requirements since we began operations, no assessment can be made as to the full impact of such requirements on our workforce or business if conditions should change, and no prediction can be made as to the effect on us of any expansion of such obligations.

All of our employees have entered into confidentiality agreements. We have also granted certain employees options to purchase shares of our ordinary shares under our option plan.

We consider our relationship with our employees to be good and we have never experienced a strike or work stoppage.

Share Ownership

Of the persons listed in "Directors and Senior Management", Sam Cohen holds 16,368,402 of our ordinary shares and options to purchase 200,000 of our ordinary shares, constituting (if all his convertible securities were exercised) 17.70% of the outstanding ordinary shares of the company; and Yaron Menashe holds 16,368,402 of our ordinary shares and options to purchase 295,000 of our ordinary shares, constituting (if all his convertible securities were exercised) 17.79% of the outstanding ordinary shares of the company. Additionally, upon their appointment each director other than Natan Avisar, Sam Cohen and Yaron Menashe was granted options to purchase 200,000 of our ordinary shares exercisable at a price per share equal to the closing sale price of our shares on the Over the Counter Bulletin Board on the date of grant.

Employee Share Option Plans

We maintain the following share option plans for our employees and the employees of our subsidiaries. In addition to the discussion below, see Note 9 to our consolidated financial statements.

In November 2003, the board of directors adopted a share option plan pursuant to which 2,000,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to our directors, officers, employees and consultants. The number of ordinary shares issuable under the share option plan was increased by 1,500,000 ordinary shares.

As of May 4, 2016, options to purchase 87,500 of such ordinary shares were outstanding. 30,000 of the outstanding options have an exercise price of $0.75 per share, 27,500 of the outstanding options have an exercise price of $0.4 per share and 30,000 of the outstanding options have an exercise price of $0.28 per share. As of May 4, 2016, 87,500 of the options were vested. All of the outstanding options terminate ten years following the date of grant if not exercised earlier.

The 2003 Share Option Plan is administered by a committee of the board of directors, which designates the optionees and dates of grant. The option exercise price is determined by our board of directors. All recent grants were made at an exercise price equal to or above the fair market value of our shares. The options are non-assignable except by the laws of descent. The last date on which the options may be granted was November 2013, and the 2003 Share Option Plan expired in accordance with its terms upon which expiration any unallocated shares under this plan were returned to the general pool of registered but unissued share capital of the Company. The remaining outstanding options will be exercisable for a period up to ten years from the date of grant and will generally vest as to 25-33% commencing the beginning of the second year after the grant and as to an additional 25-33% in each of the remaining years thereafter, assuming continuous employment with us through such periods.

In March 2006, the board of directors adopted a share option plan pursuant to which 2,000,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to our directors, officers, employees and consultants. The number of ordinary shares issuable under the share option plan may be increased by the board of directors from time to time and in 2012 was increased to 3.5 million and on August 8, 2014 was further increased to 4.5 million. As of May 4, 2016, options to purchase 3,970,000 of such ordinary shares were outstanding. 25,000 of the outstanding options have an exercise price of $0.49 per share, 100,000 of the outstanding options have an exercise price of $0.46 per share, 30,000 of the outstanding options have an exercise price of $0.32 per share, 160,000 of the outstanding options have an exercise price of $0.30 per share, 30,000 of the outstanding options have an exercise price of $0.28 per share, 5,000 of the outstanding options have an exercise price of $0.25 per share, 100,000 of the outstanding options have an exercise price of $0.215 per share, 210,000 of the outstanding options have an exercise price of $0.175 per share, 45,000 of the outstanding options have an exercise price of $0.16 per share, 125,000 of the outstanding options have an exercise price of $0.148 per share 100,000 of the outstanding options have an exercise price of $0.1 per share, 150,000 of the outstanding options have an exercise price of $0.09 per share, 645,000 of the outstanding options have an exercise price of $0.08 per share, 595,000 of the outstanding options have an exercise price of $0.07 per share and 1,650,000 of the outstanding options have an exercise price of $0.05 per share. As of May 4, 2016, 2,851,673 of the options were vested.

All of the outstanding options terminate either ten years following the date of grant if not exercised earlier or 6 months after termination of the employee. The 2006 Share Option Plan is administered by a committee of the board of directors, which designates the optionees and dates of grant. The option exercise price is determined by our board of directors. All recent grants have been made at an exercise price equal to or above the fair market value of our shares. The options are non-assignable except by the laws of descent. The last date on which the options may be granted is March 15, 2016. The remaining options will be exercisable for a period up to ten years from the date of grant and will generally vest as follows: 25%-33% shall vest commencing on the beginning of the second year after the grant and an additional 25%-33% in each of the remaining years thereafter, assuming continuous employment with us through such periods.

MAJOR SHAREHOLDERS

The following table and notes set forth information, as of May 4, 2016, concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our securities by (i) any person who is known to own at least 5% of our ordinary shares and (ii) our directors and officers as a group. The voting rights of our major shareholders do not differ from the voting rights of holders of all of our ordinary shares.

Identity of Person or Group	Amount Beneficially Owned	Percent of Class
Sam Cohen (1)(3)	16,485,073	17.63%
Yaron Menashe (2)(3)	16,580,072	17.71%
All directors and officers as a group (4)	50,979,680	54.34%
Avi Gross	17,027,864	18.23%
SMD Advanced Technologies Ltd. (5)	6,000,000	6.43%

The percentages in this table are based on 93,383,909 ordinary shares currently issued and outstanding plus options exercisable within 60 days.

(1)	Includes 116,670 ordinary shares issuable upon the exercise of an option exercisable within 60 days.

(2)	Includes 211,669 ordinary shares issuable upon the exercise of an option exercisable within 60 days.

(3)	Neither Mr. Sam Cohen nor Mr. Yaron Menashe is party to any voting agreement with respect to their share holdings in the company.

(4)	Includes all of the shares deemed as beneficially owned by Mr. Cohen and Mr. Menashe and options currently exercisable by directors and officers within 60 days.

As of May 4, 2016, there were a total of 43 holders of record of our ordinary shares, of which 10 were registered in the United States. Such United States shareholders were, as of such date, the holders of record of approximately 36.58% of our outstanding ordinary shares.

Voting Agreements

As of May 4, 2016, we are not aware of any voting agreements with respect to the voting rights of our shares.

RELATED PARTY TRANSACTIONS

Creditor Agreement

In connection with the ScanMaster Transaction, on May 31, 2010, we entered into a creditor agreement with ScanMaster, or the Creditor Agreement, pursuant to which ScanMaster agreed to repay its outstanding debt owed to our company in the amount of $ 675,000. Under the terms of the agreement, ScanMaster is obligated to pay $ 675,000 with interest at a rate of annual US Dollar LIBOR per annum plus VAT, in equal quarterly payments over ten (10) years commencing January 1, 2011. Additionally, pursuant to the Creditor Agreement, in the event that ScanMaster's agreement with Israel Railway Ltd. is terminated other than by ScanMaster's initiation, and ScanMaster fails to enter into any agreements for the inspection of rail tracks for a period of two years following the closing of the transaction contemplated in the Creditor Agreement, we are obligated to forgive any unpaid portion of ScanMaster's debt, up to a maximum of $450,000. Accordingly, since the Agreement between ScanMaster and Israel Railway Ltd. was terminated and ScanMaster did not enter into any other agreement for the inspection of rail tracks for a period of two years following the closing of the transaction contemplated in the Creditor Agreement, in June 2012, we forgave $450,000 of ScanMaster’s debt.

Mivtach Investment and Loan

In connection with the refinancing of our debt, on May 26, 2010 we entered into a Loan Agreement with M.S.N.D. Real Estate Holdings Ltd. which set forth the terms and conditions of our debt refinancing. For a description of the Mivtach Investment and Loan and additional information, See "Risk Factors".

Consulting Agreement with Cycloes Ltd. (wholly owned by Sam Cohen)

On June 2, 2010 we agreed in principle to enter into a consulting agreement with Cycloes Ltd., a company wholly owned by Sam Cohen, our chief executive officer ("Cycloes Agreement"). Pursuant to the Cycloes Agreement, we will engage Cycloes Ltd. as an independent contractor in order to retain the chief executive officer services of Sam Cohen, upon the following principle terms: (i) a monthly fee of NIS 50,000; (ii) reimbursement of reasonable expenses incurred in connection with the performance of the consulting services; and (iii) a car and mobile phone provided for the purpose of fulfilling the consulting services.

On August 31, 2010, the terms of the Cycloes Agreement were approved by our audit committee our board of directors and shareholders. In June 2010, Mr. Cohen was appointed as a member and chairman of our board of directors.

As part of the debt restructuring agreements with our banks, the agreement provided for an automatic increase of the monthly fee by 25% as of October 1, 2011, subject to our achievement of various financial milestones. In accordance with the 2011 Amendment to the Companies Law, the terms of the agreement were subsequently reapproved by our shareholders on January 17, 2012, and the monthly fee increase retroactively to NIS 62,500 as of October 1, 2011 (the "Amended Cycloes Agreement"). Since the duration of the Amended Cycloes Agreement exceeds three years, the agreement is required to be re-approved by the shareholders every three years. On January 12, 2015, our annual general meeting so re-approved the Amended Cycloes Agreement. For more information regarding our restructuring agreements with our banks, see "Business - Material Contracts".

Consulting Agreement with Yaron Financial Services Ltd. (wholly owned by Yaron Menashe)

On June 2, 2010 we agreed in principle to enter into a consulting agreement with Yaron Financial Services Ltd., a company wholly owned by Yaron Menashe, our chief financial officer ("Yaron Financial Agreement"). Pursuant to the Yaron Financial Agreement, we will engage Yaron Financial Services Ltd. as an independent contractor in order to retain the services of Yaron Menashe as our chief financial officer upon the following principle terms: (i) a monthly fee of NIS 43,000; (ii) reimbursement of reasonable expenses incurred in connection with the performance of the consulting services; and (iii) a car and mobile phone provided for the purpose of fulfilling the consulting services.

On August 31, 2010, the terms of the agreement were approved by our audit committee, our board of directors and shareholders. In June 2010, Mr. Menashe was appointed a member of our board of directors.

As part of the debt restructuring agreements with our banks, the agreement provided for an automatic increase of the monthly fee by 25% as of October 1, 2011, subject to our achievement of various financial milestones. In accordance with the 2011 Amendment to the Companies Law, the terms of the agreement were subsequently reapproved by our shareholders on January 17, 2012, and the monthly fee increase retroactively to NIS 53,750 as of October 1, 2011 (the "Amended Yaron Financial Agreement"). Since the duration of the Amended Yaron Financial Agreement exceeds three years, the agreement is required to be re-approved by the shareholders every three years. On January 12, 2015, our annual general meeting so re-approved the Amended Yaron Financial Agreement..

For more information regarding our restructuring agreements with our banks, see "Business - Material Contracts".

Loan Arrangement with Sam Cohen and Yaron Menashe

As a condition to our debt restructuring agreement with our two banks, in June 2010, each of Mr. Sam Cohen and Yaron Menashe undertook two financial commitments toward the company. Each of Mr. Cohen and Mr. Menashe provided us with a loan in the amount of US $50,000, which bore interest at the one year LIBOR rate. The repayment of this loan was due to occur in one of the following two ways: (i) commencing July 1, 2012 subject to compliance with the repayment terms of two pre-existing loans; or (ii) Commencing 2013 upon our request, where such request is accompanied by a confirmation letter issued by a certified external auditor confirming the following conditions (the "Repayment Conditions"): (a) existence of net profit for distribution; (b) existence of positive cash flow from ongoing operations; (c) the repayment amount shall not exceed 50% of the net profit for distribution and/or the positive cash flow from ongoing operations, the lower of the two, and in any case shall not exceed the outstanding loan amount; and (d) the auditor's confirmation provides that our tangible share capital is greater than zero. The Company has fully repaid the loans by meeting the Repayment Conditions during 2014.

Further, each of Messrs. Cohen and Menashe agreed to the delayed payment by our company of the first US$50,000 of their salary until July 2011 and further agreed to the delayed repayment until fully repaid in December 2014.

Remuneration Arrangement with Natan Avisar

On January 12, 2015, our annual general meeting approved the remuneration terms to be paid to Mr. Natan Avisar in connection with his service as a director in the Company on behalf of Mr. Avi Gross. According to the remuneration arrangement, Mr. Natan Avisar is entitled to receive the fixed remuneration terms set forth in the Companies Law Regulations (Rules Relating to the Compensation and Reimbursement of External Directors), for annual fees and for participation in meetings of our board of directors and its committees, and the grant of options to purchase 170,000 of our ordinary shares under the 2006 Share Option Plan, at an exercise price equal to the closing price of the ordinary shares on the Over the Counter market in the United States, on the date the award was approved by our board of directors, which shall vest in equal portions each quarter for three years from the date on which the board approved the award, for as long as Mr. Avisar continues to serve as a director on our board.

FINANCIAL INFORMATION

Financial Information

Export Sales

In 2013, 2014 and 2015 95.7%, 96.8% and 98.2% of our sales, respectively, amounting to $4.02 million, $6.4 million and $8.96 million respectively, were due to our products being exported outside of Israel.

Litigation

From time to time we are a party to various litigation matters incidental to the conduct of our business. Except as disclosed above, there is no pending or threatened legal proceeding to which either we or any of our directors, members of our senior management or affiliates are a party to, that, in the opinion of our management, is likely to have a material adverse effect on our future financial results or financial condition.

Dividend Distributions

To date, we have never paid any cash dividends on our ordinary shares. Our current policy is to retain earnings for reinvestment in our business.

Significant Changes

No significant changes have occurred since the date of the consolidated financial statements included in this prospectus.

THE OFFER AND LISTING

Market and Share Price History

In July 1996, we consummated an initial public offering of 2,000,000 ordinary shares. At such time, our ordinary shares were quoted on the NASDAQ National Market. Our ordinary shares were quoted on the NASDAQ National Market from July 1996. Effective December 29, 2000, our ordinary shares were delisted from the NASDAQ National Market. From that time our shares traded on the Over-the-Counter Bulletin Board until June 21, 2001, when they were transferred to the NASDAQ SmallCap Market. On November 19, 2003 our ordinary shares were delisted from the SmallCap Market and following a seven business day period in which the shares were traded on the Pink Sheets (as a result of an error by the NASDAQ Listings Qualifications Panel), our ordinary shares were listed on the Over-the-Counter Bulletin Board from November 28, 2003. From May 4, 1999, until November 18, 2003, they were quoted under the symbol EVSN, and since November 19, 2003 our ordinary shares have been quoted under the symbol EVSNF.OB.. As of March 17, 2015, our ordinary shares are listed on the OTCQB. For further information, see "Risk Factors -- Risk Factors Related to Our Ordinary Shares" and "Price Range of our Ordinary Shares". Our ordinary shares are not listed on any other stock exchange and have not been publicly traded outside the United States.

Lack of Liquidity

The delisting of our ordinary shares from the NASDAQ markets, significantly affects the ability of investors to trade our securities and negatively affects the liquidity of our ordinary shares. "Penny stock" rules may make buying or selling our ordinary shares difficult, severely limiting the market price of our ordinary shares and the liquidity of our shares in the U.S. Trading in our ordinary shares may be subject to the "penny stock" regulations adopted by the SEC. These regulations generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require delivery, prior to any transaction involving a "penny stock," of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our stock, which could severely limit the liquidity of our stock.

Our ordinary shares are traded on the OTCQB. Trading in our ordinary shares has been limited and there can be no assurance that an active trading market for our ordinary shares will develop. As a result, this could adversely affect our shareholders' ability to sell our ordinary shares in short time periods, or possibly at all. Thinly traded ordinary shares can be more volatile than ordinary shares traded in an active public market.

Plan of Distribution

The selling shareholders may offer and sell, from time to time, some or all of the ordinary shares covered by this prospectus. As used herein, "selling shareholders" include donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the named selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer. We have registered the ordinary shares covered by this prospectus for offer and sale so that those ordinary shares may be freely sold to the public by the selling shareholders. Registration of the ordinary shares covered by this prospectus does not mean, however, that those ordinary shares necessarily will be offered or sold.

We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds." We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby which will be borne by the selling shareholders.

Sales of the securities offered hereby may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the ordinary shares by a broker-dealer as principal and resales of the ordinary shares by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the ordinary shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the ordinary shares covered by this prospectus.

Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

☐	the name of the participating broker-dealer(s);

☐	the number of ordinary shares involved;

☐	the initial price at which such ordinary shares were sold;

☐	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

☐	other facts material to the transaction.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

Selling Shareholders

This prospectus relates to the possible resale by the selling shareholders, Sam Cohen, Yaron Menashe and Avi Gross, of outstanding ordinary shares and in the case of Avi Gross, ordinary shares that may be issued under warrants held by such shareholder. We are filing the post-effective registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Avi Gross on December 10, 2012 concurrently with our execution of the AG Private Placement transaction agreements, in which we agreed to provide certain registration rights with respect to sales by Avi Gross of the shares of our ordinary shares that have been or may be issued to Avi Gross under the AG Private Placement. The Registration Rights Agreement permitted an optional registration of shares held by the other selling shareholders, as is being carried out under this prospectus.

The term "selling shareholders" include (i) the persons identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquires any of the ordinary shares covered by this prospectus after the date of this prospectus from the named selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer.

Two of the selling shareholders are senior executives of EVS, Sam Cohen functions as Chief Executive Officer and Yaron Menashe functions as the Chief Financial Officer. The material relationships are described herein (see "Directors and Senior Management" and "Related Party Transactions". Except as described herein or in the documents incorporated by reference herein, we have no other material relationships with the selling shareholders and have not had any other material relationships with the selling shareholders in the past three years.

In connection with the June 2010 restructuring, the consent of the Banks to the arrangement was contingent upon the execution of a series of interrelated agreements, including the sale of our main subsidiary at the time, ScanMaster Systems (IRT) Ltd., the divestment by M.S.N.D. our principal shareholder at the time, of all its shares and warrants in our company to Sam Cohen and Yaron Menashe (together, the "Officers") and various undertakings to the Banks by each of the Officers. As a result, Sam Cohen, who became our chief executive officer immediately following the completion of the restructuring, acquired from M.S.N.D. 16,368,403 of our ordinary shares and warrants to purchase an additional 5,166,496 of our ordinary shares, and Yaron Menashe, who was our chief financial officer at the time, acquired from M.S.N.D. 16,368,403 of our ordinary shares and warrants to purchase an additional 5,166,496 of our ordinary shares. For more information on the restructuring of our loans with the Banks, see "Business - Material Contracts".

The selling shareholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the ordinary shares that we have issued or may issue to their benefit. The selling shareholders may sell some, all or none of their ordinary shares. We do not know how long the selling shareholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of their ordinary shares.

Nothing in this Registration Statement shall be construed as an admission that any selling shareholders are the beneficial owner of any of our securities, other than the securities held directly by such party, nor that any selling shareholder or other persons or entities constitute a "group", for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

Except as set forth in the footnotes to the table, other than the ordinary shares covered by this prospectus and offered hereby, the selling shareholders do not beneficially own any of our ordinary shares or other securities and will not beneficially own any such securities after completion of the offering. Our registration of the securities covered by this prospectus does not necessarily mean that the selling shareholders will sell any or all of the securities. The information included in the table below is based upon information provided by the selling shareholders.

Names and Addresses	Shares Beneficially Owned Prior to this Offering		Percentage of Outstanding Ordinary Shares Beneficially Owned Before this Offering	Ordinary Shares to be Sold in this Offering Assuming the Company Issues the Maximum Number of Ordinary Shares Under Outstanding Convertible Securities	Percentage of Outstanding Ordinary Shares Beneficially Owned After this Offering and Assuming Full Exercise
Sam Cohen 7 Bareket Street Industrial Park, Caesarea, Israel	16,485,073	(1)	17.63%	16,368,403	-	*
Yaron Menashe 7 Bareket Street Industrial Park, Caesarea, Israel	16,580,072	(2)	17.71%	16,368,403	-	*
Avi Gross 13 Hamaphteach Rd. Michmoret 40297, Israel	17,027,864		18.23%	17,027,864	0

* Less than 1%.

The percentages in this table are based on 93,383,909 ordinary shares currently issued and outstanding plus options exercisable within 60 days.

(1) Includes 116,670 ordinary shares issuable upon the exercise of an option exercisable within 60 days.

(2) Includes 211,669 ordinary shares issuable upon the exercise of an option exercisable within 60 days.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Our authorized share capital consists of 120,000,000 ordinary shares, par value NIS 1.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of shares voting on such resolution, increase our authorized share capital.

On May 2, 2016, our annual general meeting approved a reverse share split of the Company’s Ordinary Shares at an exchange ratio of not less than 1-for-5 and not more than 1-for-30 and authorized our Board of Directors, in its discretion, to direct the Company's management to implement such reverse share split at an exchange ratio within this range within nine months following the date of the meeting and to amend the Articles of Association of the Company accordingly. As of the date of this report, such reverse share split and the corresponding amendment to our articles of association has not yet been implemented.

The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

As of May 4, 2016, 93,383,909 of our ordinary shares are issued and outstanding.

Memorandum and Articles of Association

Our shareholders approved our articles of association on February 21, 2006. Our objective as stated in our articles of association is to engage in any lawful act or activity for which companies may be organized under the Companies Law.

Currently we have one class of outstanding securities, our ordinary shares, par value NIS 1.00 per share. No preferred shares are currently authorized.

Holders of our ordinary shares have one vote per share, and are entitled to participate equally in the payment of dividends and share distributions and, in the event of our liquidation, in the distribution of property after satisfaction of liabilities to creditors. Our articles may be amended by a resolution carried at a general meeting by a majority of the shares voting on such resolution. The shareholders rights may not be modified in any other way unless otherwise expressly provided in the terms of issuance of the shares.

Our articles of association require that we hold our annual general meeting of shareholders each year no later than 15 months from the last annual meeting, at a time and place determined by the board of directors, upon at least 21 days prior notice to our shareholders. No business may be commenced until a minimum quorum under applicable law, which currently provides for two or more shareholders holding at least one-quarter of the voting rights are present in person or by proxy. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meetings commencement, then any two shareholders present shall constitute a quorum, regardless of the number of shares held by them.

Shareholders may vote in person or by proxy, and will be required to prove title to their shares as required by the Companies Law pursuant to procedures established by the board of directors. Resolutions regarding the following matters must be passed at a general meeting of shareholders:

☐	amendments to our articles of association;
☐	appointment or termination of our auditors;

☐	appointment and dismissal of directors, other than temporary directors which may be appointed by other directors;
☐	approval of acts and transactions requiring general meeting approval under the Companies Law;

☐	increase or reduction of our authorized share capital;
☐	any merger as provided in Section 320 of the Companies Law; and

☐
the exercise of the board of directors’ powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is vital for our proper management, as provided in Section 52(a) of the Companies Law.

A meeting of our shareholders shall be convened by our board of directors, at the request of any two directors or one quarter of the officiating directors, or by request of one or more shareholders holding at least 5% of our issued share capital. Within 21 days of receipt of the request, the board must convene a meeting and send out notices setting forth the date, time and place of the meeting.

The Israeli Companies Law

The Companies Law codifies the fiduciary duties that "office holders," including directors and executive officers, owe to a company. An office holder, is defined in the Companies Law, as a (i) director, (ii) general manager, (iii) chief business manager, (iv) deputy general manager, (v) vice general manager, (vi) any other person assuming the responsibilities of any of the forgoing positions without regard to such person's title or (vii) another manager directly subordinate to the general manager.

The Companies Law requires that an office holder of a company promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In addition, if the transaction is an extraordinary transaction, as defined under Israeli law, the office holder must also disclose any personal interest held by the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants as well as the siblings and parents of the office holder's spouse) and the spouses of any of the foregoing, or by any corporation in which the office holder is a 5% or greater shareholder, holder of 5% or more of the voting power, director or general manager or in which he or she has the right to appoint at least one director or the general manager. An extraordinary transaction is defined as a transaction not in the ordinary course of the company's business, not on market terms, or that is likely to have a material impact on the company's profitability, assets or liabilities.

In the case of a transaction that is not an extraordinary transaction, after the office holder complies with the above disclosure requirement, only board approval is required unless the articles of association of the company provide otherwise. The transaction must not be adverse to the company's interest. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the audit committee and by the board of directors, and, under specified circumstances, by a meeting of the shareholders.

Under the Companies Law, all arrangements as to compensation of office holders require approval of the compensation committee, the board of directors and in some cases our shareholders (to which certain exemptions may apply).

In all matters in which an individual has a personal interest, including matters of his/her terms of employment and compensation, he/she shall not be permitted to vote on the matter or be present at the meeting in which the matter is considered; however, with respect to an office holder, he/she may be present at the meeting discussions if the chairman determines that the office holder has to present the matter. However, should a majority of the audit committee or of the board of directors have a personal interest in the matter then:

a)	all of the directors shall be permitted to vote on the matter and attend the meeting in which the matter is considered; and
b)	the matter requires approval of the shareholders at a general meeting.

According to the Companies Law, the personal interest disclosure requirements discussed above also apply to a controlling shareholder of a public company. Such requirements also apply to certain shareholders of a public company who have a personal interest in the adoption by the shareholders of certain proposals with respect to (i) certain private placements that will increase their relative holdings in the company, (ii) certain special tender offers or forced bring along share purchase transactions, (iii) election of external directors, (iv) approval of a compensation policy governing the terms of employment and compensation of office holders, (v) approval of the terms of employment and compensation of the general manager, (vi) approval of the terms of employment and compensation of office holders of the company when such terms deviate from the compensation policy previously approved by the company’s shareholders, and (vii) approving the appointment of either (1) the chairman of the board or his/her relative as the chief executive officer of the company, or (2) the chief executive officer or his/her relative as the chairman of the board of directors of the company. If any shareholder casting a vote at a shareholders meeting in connection with such proposals as aforesaid does not notify the company if he, she or it has a personal interest with respect to such proposal, his, her or its vote with respect to the proposal will be disqualified.

The term "controlling shareholder" is defined as a shareholder who has the ability to direct the activities of a company, other than if this power derives solely from the shareholder’s position on the board of directors or any other position with the company, and the definition of "controlling shareholder" in connection with matters governing: (i) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, (ii) certain private placements in which the controlling shareholder has a personal interest, (iii) certain transactions with a controlling shareholder or relative with respect to services provided to or employment by the company, (iv) the terms of employment and compensation of the general manager, and (v) the terms of employment and compensation of office holders of the company when such terms deviate from the compensation policy previously approved by the company’s shareholders, also includes shareholders that hold 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company (and the holdings of two or more shareholders which each have a personal interest in such matter will be aggregated for the purposes of determining such threshold).

In general, extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and agreements relating to non-office holder employment and compensation terms of a controlling shareholder (or a relative of such) or to the provision of services to the company by such controlling shareholder (or relative of such), require the approval of the audit committee, the board of directors and the shareholders of the company. Agreements relating to the terms of office and employment of a controlling shareholder (or relative of such) as an office holder in the company require the approval of the compensation committee, the board of directors and the shareholders of the company.

The shareholder approval for such matters requiring shareholder disclosure of a personal interest as noted above, generally must either include at least one-half of the shares held by non-controlling and disinterested shareholders who actively participate in the voting process (without taking abstaining votes into account), or, alternatively, the total shareholdings of the non-controlling and disinterested shareholders who vote against the transaction must not represent more than two percent of the voting rights in the company. The shareholder approval for approving the appointment of either (1) the chairman of the board or his/her relative as the chief executive officer of the company, or (2) the chief executive officer or his/her relative as the chairman of the board of directors of the company, must either include, pursuant to Amendment 27, at least regular majority of the shares held by non-controlling and disinterested shareholders who actively participate in the voting process (without taking abstaining votes into account), or, alternatively, the total shareholdings of the non-controlling and disinterested shareholders who vote against the transaction must not represent more than two percent of the voting rights in the company. Agreements and extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, or agreements relating to any employment terms of a controlling shareholder (or relative if such) or to the provision of services to the company by such controlling shareholder (or relative if such), as aforesaid, with duration exceeding three years, are subject to re-approval once every three years by the audit committee (or compensation committee, as applicable), the board of directors and the shareholders of the company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest may be approved in advance for a period exceeding three years if the audit committee determines such approval reasonable under the circumstances.

The board of directors of an Israeli company whose shares or debentures are publicly traded is obligated to adopt a compensation policy governing the terms of office and employment of office holders, after considering the recommendations of the compensation committee. The final adoption of the compensation policy is subject to the approval of the shareholders of the company. Such shareholder approval is subject to certain special majority requirements, as set forth in the Companies Law, pursuant to which the shareholder majority approval must also either include at least one-half of the shares held by non-controlling and disinterested shareholders who actively participate in the voting process (without taking abstaining votes into account), or, alternatively, the total shareholdings of the non-controlling and disinterested shareholders who voted against the transaction must not represent more than two percent of the voting rights in the company.

Nonetheless, even if the shareholders of the company do not approve the proposed compensation policy, the board of directors of a company may approve the proposed compensation policy, provided that the compensation committee and, thereafter, the board of directors resolved, based on detailed, documented, reasons and after a second review of the compensation policy, that the approval of such compensation policy is for the benefit of the company.

Pursuant to the Companies Law, the terms of office and employment of an office holder in a public company should be in accordance with the company’s compensation policy. Nonetheless, provisions were established in the Companies Law that allow a company, under special circumstances, to approve terms of office and employment that are not in line with the approved compensation policy.

Terms of office and employment of office holders who are neither directors nor the general manager and which comply with the company’s compensation policy require approval by the (i) compensation committee; and (ii) the board of directors. Approval of terms of office and employment for such office holders which do not comply with the compensation policy may nonetheless be approved subject to two cumulative conditions: (i) the compensation committee and thereafter the board of directors, approved the terms after having taken into account the various policy considerations and mandatory requirements set forth in the Companies Law with respect to office holder compensation, and (ii) the shareholders of the company approved the terms of office and employment for such office holders by means of the special majority required for approving the compensation policy (as detailed above). Pursuant to a recently enacted amendment to the Companies Regulations (Matters Which do not Constitute Affiliation), a company may define in its compensation policy a reasonable range for changes in the compensation of office holders who are subordinated to the CEO, which will only require CEO approval.

Terms of office and employment of the general manager which comply with the company’s compensation policy require approval by the (i) compensation committee; (ii) the board of directors and (iii) the shareholders of the company by means of the special majority required for approving the compensation policy (as detailed above). Approval of terms of office and employment for the general manager which do not comply with the compensation policy may nonetheless be approved subject to two cumulative conditions: (i) the compensation committee and thereafter the board of directors, approved the terms after having taken into account the various policy considerations and mandatory requirements set forth in the Companies Law with respect to office holder compensation, and (ii) the shareholders of the company approved the terms of office and employment for the general manager which deviate from the compensation policy by means of the special majority required for approving the compensation policy (as detailed above). Notwithstanding the foregoing, a company may be exempted from receiving shareholder approval with respect to the terms of office and employment of a proposed candidate for general manager if such candidate meets certain independence criteria, the terms of office and employment are in line with the compensation policy, and the compensation committee has determined for specified reasons that presenting the matter for shareholder approval would thwart the proposed engagement.

Terms of office and employment of office holders (including the general manager) that are not directors may nonetheless be approved by the company despite shareholder rejection, provided that a company’s compensation committee and thereafter the board of directors have determined to approve such terms of office and employment based on detailed reasoning, after having re-examined the proposed terms of office and employment, and having taken the shareholder rejection into consideration.

Terms of office and employment of directors which comply with the company’s compensation policy require approval by the (i) compensation committee; (ii) the board of directors and (iii) the shareholders of the company. Approval of terms of office and employment for directors of a company which do not comply with the compensation policy may nonetheless be approved subject to two cumulative conditions: (i) the compensation committee and thereafter the board of directors, approved the terms after having taken into account the various policy considerations and mandatory requirements set forth in the Companies Law with respect to office holder compensation, and (ii) the shareholders of the company have approved the terms by means of the special majority required for approving the compensation policy (as detailed above).

Under the Companies Regulations (Relief from Related Party Transactions), 5760-2000, promulgated under the Israeli Companies Law, as amended, certain extraordinary transactions between a public company and its controlling shareholder(s) do not require shareholder approval. Such extraordinary transactions must be approved by both the board of directors and the audit committee and (i) must involve the extension of an existing transaction that was duly approved and does not involve any significant change in the terms of the existing transaction or the change is solely for the benefit of the company; (ii) is solely for the benefit of the company; (iii) is with the controlling shareholder or another person in which the controlling shareholder has an interest and the transaction is in accordance with the terms of a master agreement that was duly approved; (iv) is with the controlling shareholder or another person in which the controlling shareholder has an interest, the purpose of which is a transaction of theirs with a third party or a joint proposal to enter into a transaction with a third party, and the terms of the transaction that apply to the controlling shareholder are not significantly different from the terms that apply to the controlling shareholder or an entity controlled by him (while taking into account the extent of their respective involvement in the transaction); or (v) is among companies controlled by the controlling shareholder, or between the public company and the controlling shareholder or another person in which the controlling shareholder has a personal interest, and the transaction is on market terms, within the ordinary course of business and does not harm the company. In addition, under such regulations, directors’ compensation and employment arrangements in a public company do not require the approval of the shareholders if both the audit committee and the board of directors agree that such arrangements are solely for the benefit of the company. Also, employment and compensation arrangements for an office holder that is a controlling shareholder of a public company do not require shareholder approval if certain criteria are met.
Private placements in a public company require approval by a company’s board of directors and shareholders in the following cases:

☐	A private placement that meets all of the following conditions:

i.
The private placement will increase the relative holdings of a shareholder that holds five percent or more of the company’s outstanding share capital, assuming the exercise of all of the securities convertible into shares held by that person, or that will cause any person to become, as a result of the issuance, a holder of more than five percent of the company's outstanding share capital.

ii.	20 percent or more of the voting rights in the company prior to such issuance are being offered.

iii.	All or part of the consideration for the offering is not cash or registered securities, or the private placement is not being offered at market terms.

☐	A private placement which results in anyone becoming a controlling shareholder of the public company.

In addition, under the Companies Law, certain transactions or a series of transactions are considered to be one private placement. Any placement of securities that does not fit the above description may be issued at the discretion of the board of directors.

Under the Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and refrain from abusing his, her or its power in the company, including, among other things, voting in the general meeting of shareholders on the following matters:

☐	any amendment to the articles of association;
☐	an increase of the company's authorized share capital;

☐	a merger; or
☐	approval of interested party transactions that require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or prevent the appointment office holder in the company is under a duty to act in good faith towards the company. The Companies Law does not describe the substance of this duty. The Companies Law requires that specified types of transactions, actions and arrangements be approved as provided for in a company's articles of association and in some circumstances by the audit committee or the compensation committee, by the board of directors and by the shareholders. The vote required by the audit committee or compensation committee, and the board of directors for approval of these matters, in each case, is a majority of the disinterested directors participating in a duly convened meeting.

Provisions Restricting Change in Control of Our Company

Tender Offer. A person wishing to acquire shares or any class of shares of a publicly traded Israeli company and who would as a result hold over 90% of the company’s issued and outstanding share capital or of a class of shares which are listed, is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not respond to the offer hold less than 5% of the issued share capital of the company, and more than half of the shareholders without a personal interest in accepting the offer approved the tender offer, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. Notwithstanding the above, if those shareholders who do not approve constitute less than 2% of the issued and outstanding share capital of the company then the full tender will be accepted and all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. The Companies Law provides for an exception regarding the threshold requirements for a shareholder that prior to and following February 2000 holds over 90% of a company's issued and outstanding share capital. However, the shareholders may petition the court to alter the consideration for the acquisition (provided, however, that subject to certain exceptions, the terms of the tender offer may state that a shareholder that accepts the offer waives such right).

The Companies Law provides that an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, if there is no 45% or greater shareholder of the company. Under the Companies Regulations (Relief for Public Companies whose Shared are Traded on Exchanges outside of Israel) the above requirements for a special tender offer do not apply in instances whereby according to the laws of the foreign jurisdiction there are limitations regarding the acquisition of a controlling interest in the company of any specified portion or the acquisition of a controlling interest of any specified portion necessitates an offer by the potential acquirer of a controlling interest to acquire shares from amongst the publicly traded shares. The Israeli Securities Authority is of the view that US securities laws and exchange regulations of various exchanges do not purport to limit the acquisition of controlling interests in a company, do not require the potential acquirer of a controlling interest to make an offer to acquire shares from the public, and as such Israeli companies that are publicly traded in the United States of America cannot benefit from these relief regulations and are thus subject to the general provisions of the Companies Law which require a special tender offer as outlined above.

Merger. The Companies Law permits merger transactions if approved by each party’s board of directors and the majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called on at least 21 days’ prior notice, or 35 days prior notice to the extent required under the regulations to the Companies Law. Under the Companies Law, merger transactions may be approved by holders of a simple majority of our shares present, in person or by proxy, at a general meeting and voting on the transaction. In determining whether the required majority has approved the merger, if shares of a company are held by the other party to the merger, or by any person holding at least 25% of the outstanding voting shares or 25% of the means of appointing directors of the other party to the merger, then a vote against the merger by holders of the majority of the shares present and voting, excluding shares held by the other party or by such person, or anyone acting on behalf of either of them, is sufficient to reject the merger transaction, provided, however, that if the transaction is an extraordinary transaction with a controlling shareholder or in which a controlling shareholder has an interest, then the approvals required will be the corporate approvals under the Companies Law for such extraordinary transaction (i.e. approval of the audit committee, board of directors and shareholders vote, which shareholder approval must either include at least one-half of the shares held by disinterested shareholders who are present, in person or by proxy, at the meeting, or, alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than two percent). If the transaction would have been approved but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 30 days have passed from the receipt of the shareholders’ approval and 50 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli Registrar of Companies.

As stated above, the Israeli legislature, the Knesset, approved the Sixteenth Amendment to the Israeli Companies Law which came into effect during 2011, Amendment 20 which came into effect at the end of 2012, Amendment 22 which came into effect at the beginning of 2014, amendment 26 which came into effect at the end of 2014 and Amendment 27 and certain amendments to the Companies Regulations which came into effect at the beginning of 2016. The purposes of these amendments to the Companies Law and regulations were to revise and enhance existing provisions governing corporate governance practices of Israeli companies, to regulate executive pay in Israeli publicly traded companies, to revise and enhance existing provisions governing approval of executive compensation, to revise the existing provisions governing the re-election of external directors and to provide certain relief with respect to the existing provisions governing corporate governance practices of Israeli companies in order to, among other things, encourage companies to offer securities to public in Israel. The principal provisions set forth in these amendments to the Companies Law are incorporated into the above discussions of the Company. Additional changes to the Companies Law pursuant to these recently passed amendments include:

•
Code of Corporate Conduct. A code of recommended corporate governance practices has been attached to the Companies Law; In the explanatory notes to the legislation, the Knesset noted that an "adopt or disclose non-adoption" regulation would be issued by the Israeli Securities Authority with respect to such code. As of the date of this Annual Report, the Israeli Securities Authority has issued reporting instructions with respect to this code which are applicable only to publicly traded companies whose securities are traded solely on the Tel Aviv Stock Exchange and which report solely to the Israeli Securities Authority.

•
Fines. The Israeli Securities Authority shall be authorized to impose fines on any person or company performing a violation, in connection with a publicly traded company which reports to the Israeli Securities Authority, and specifically designated as a violation under the Sixteenth Amendment.

Although we expect to be in compliance with the Companies Law, there is no assurance that we will not be required to adjust our current corporate governance practices, as discussed in this annual report, pursuant to the provisions of these recently passed amendments to the Companies Law.

Compensation Committee

Pursuant to Amendment 20 to the Companies Law, Israeli companies, whose shares or debt instruments are publicly traded, are required to appoint a compensation committee that to advise the board of directors regarding the establishment of a compensation policy, pursuant to which terms of office and salaries of the company's officers will be regulated as per the provisions of Amendment 20.

The final adoption of the Policy was approved by the shareholders of the Company on December 2, 2013. The Policy was approved, in accordance with Amendment 20 to the Companies Law, for a period of three years. According to Amendment 20, every three years the shareholders of the company will be required to approve a compensation policy, which was previously approved by the company's board of directors upon recommendation of the compensation committee, which approval shall be subject to certain special majority requirements, as set forth in Amendment 20, pursuant to which one of the following must be met:

(i)
the majority of the votes includes at least a majority of all the votes of shareholders who are not controlling shareholders of the company or who do not have a personal interest in the Compensation Policy and participating in the vote; abstentions shall not be included in the total of the votes of the aforesaid shareholders; or

(ii)	the total of opposing votes from among the shareholders described in subsection (i) above does not exceed 2% of all the voting rights in the company.

For more information regarding the requirements of Amendment 20 see "Board Practices".

Although we expect to be in compliance with the Companies Law, there is no assurance that we will not be required to adjust our current corporate governance practices, as discussed in this prospectus, pursuant to the provisions of these recently passed amendments to the Companies Law.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to act in good faith and in a customary way towards the company and other shareholders and to refrain from abusing his or her power in the company including, among other things, when voting in a general meeting of shareholders on the following matters:

☐	any amendment to the articles of association;
☐	an increase of the company's authorized share capital;

☐	a merger; or
☐	approval of interested party transactions which require shareholder approval.

Furthermore, the Companies Law requires that a shareholder refrain from acting in a discriminatory manner towards other shareholders.

The Companies Law does not describe the substance of the aforementioned duties of shareholders, but provides that laws applicable to a breach of contract, adjusted according to the circumstances shall apply to a breach of such duties. With respect to the obligation to refrain from acting discriminatorily, a shareholder that is discriminated against can petition the court to instruct the company to remove or prevent the discrimination, as well as provide instructions with respect to future actions.

In addition, the Companies Law dictates that any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company's articles of association, has the power to appoint or prevent the appointment of an office holder in the company, is under a duty to act with fairness towards the company.

The Companies Law does not describe the substance of the aforementioned duty to act with fairness but provides that laws applicable to a breach of contract, adjusted according to the circumstances and taking into account the status within the company of such shareholder shall apply to a breach of such duty.

See also "Directors and Senior Management".

TAXATION

The following is a summary of the material tax consequences in the United States and Israel to individual and corporate residents of the United States and Israel resulting from the sale of ordinary shares (i) issuable to the selling shareholders pursuant to the exercise of the Warrants and (ii) held by the selling shareholders. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in this summary.

Israeli Tax Considerations

The following is a summary of the current tax law applicable to companies in Israel, with special reference to its effect on us. The following also contains a discussion of specified Israeli Government programs benefiting us. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

WE RECOMMEND THAT IN ADDITION TO REVIEWING THE DISCUSSION BELOW, PROSPECTIVE PURCHASERS AND HOLDERS OF OUR ORDINARY SHARES CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES, ISRAELI OR OTHER TAX CONSEQUENCES TO THEM, BASED UPON THEIR PARTICULAR CIRCUMSTANCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure

Israeli companies are generally subject to corporate tax at the rate of 26.5% of their taxable income beginning in 2014 tax and thereafter. Capital gains derived by an Israeli company are now generally subject to tax at the same rate as the corporate tax rate.

Law for the Encouragement of Industrial Research and Development, 1984

Under the Law for the Encouragement of Industrial Research and Development, 1984, commonly referred to as the Research Law, research and development programs that meet specified criteria and are approved by a governmental committee of the OCS are eligible for grants of up to 50% of the project’s expenditures, as determined by the research committee, in exchange for the payment of royalties from the sale of products developed under the program, subject to meeting certain criteria. Regulations under the Research Law, as in effect prior to the R&D Amendment entering into effect, generally provide for the payment of royalties to the Chief Scientist of 3-5% on sales of products and services derived from a technology developed using these grants until 100% of the dollar-linked grant is repaid. Our obligation to pay these royalties is contingent on our actual sale or commercialization of such products and services. In the absence of income derived from such products, no payment is required. Effective for grants received from the Chief Scientist under programs approved after January 1, 1999, the outstanding balance of the grants will be subject to interest at a rate equal to the 12 month LIBOR applicable to dollar deposits that is published on the first business day of each calendar year. Following the full repayment of the grant, there is no further liability for royalties. The royalty rates and repayment terms may change in the future in light of the R&D Amendment.

The terms of the Israeli government participation, as in effect prior to the R&D Amendment coming into force with respect to past grants received by us, also require that the manufacture of products developed with government grants be performed in Israel. However, under the regulations of the Research Law, if any of the manufacturing is performed outside of Israel, assuming we receive approval from the Chief Scientist for the foreign manufacturing, we may be required to pay increased royalties. The increase in royalties as in force prior to the R&D Amendment coming into force with respect to past grants received by us, depends upon the extent of the manufacturing volume that is performed outside of Israel as follows:

Extent of Manufacturing Volume Outside of Israel	Royalties to the Chief Scientist as percentage of Grants
less than 50%	120%
between 50% and 90%	150%
90% and more	300%

In general, the technology developed with Chief Scientist grants prior to the R&D Amendment may not be transferred to Israeli third parties without the prior approval of a governmental committee under the Research Law and may not be transferred to non-Israeli third parties. An amendment to the Research Law has stressed, that it is nnot just transfer of know-how that is prohibited, but also transfer of any rights in such know-how. This approval, however, is not required for the export of any final products developed using the grants. Approval of the transfer of technology may be granted in specific circumstances only if the recipient abides by the provisions of the Research Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be substantially increased.The R&D Amendment amended these existing arrangements and has vested substantial discretion in the Committee's hands with respect thereto, while providing general guidelines for the transfer of know-how, which may be transferred outside of Israel in exceptional circumstances only. We cannot assure you that any consent, if requested, will be granted, or if granted, will be on reasonable commercial terms.

The Israeli authorities have indicated that the government may reduce or abolish grants from the Chief Scientist in the future. Even if these grants are maintained, we cannot assure you that we will receive Authority grants in the future. In addition, following the R&D Amendment, each application to the Authority shall be reviewed separately, and Benefits shall be based on the Tracks and the Committee's discretion. We cannot assure you that applications to the Authority will be approved and, until approved, the amounts of any Benefit are not determinable. For additional in formation see "Risk Factors - Risks Related to Doing Business in Israel".

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction in the year incurred for expenditures (including capital expenditures) in scientific research and development projects, if the expenditures are approved by the relevant Israeli Government Ministry (determined by the field of research) and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction. Such expenditures not so approved are required to be deducted over a three-year period.

Law for the Encouragement of Industry (Taxes), 1969

Under the Law for the Encouragement of Industry (Taxes), 1969, or the Industry Encouragement Law, Industrial Companies (as defined below) are entitled to the following tax benefits:

(a) Amortization of purchases of know-how and patents over eight years for tax purposes.

(b) The right to elect, under specified conditions, to file a consolidated tax return with other related Israeli Industrial Companies.

(c) Amortization of expenses incurred in connection with certain public securities issuances over a three-year period.

(d) Accelerated depreciation rates on equipment and buildings.

Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. Under the Industry Encouragement Law, an "Industrial Company" is defined as a company resident in Israel, at least 90% of the income of which, in any tax year, determined in Israeli currency, exclusive of income from government loans, is derived from an "Industrial Enterprise" owned by it which is located in Israel or the Area (as such term is defined in the Israeli Tax Ordinance). An "Industrial Enterprise" is defined as an enterprise whose major activity in a given tax year is industrial production activity.

We believe that we currently qualify as an Industrial Company within the definition of the Industry Encouragement Law. No assurance can be given that we will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

Taxation under Inflationary Conditions

The Income Tax Law (Inflationary Adjustments), 1985, which was effective until 31.12.2007, or the Inflationary Adjustments Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation.

In February 2008, the Inflationary Adjustments Law was repealed, effective from January 1, 2008 and therefore companies will be taxed on their income using nominal values.

Capital Gains Tax on Sales of Our Ordinary Shares

As of January 1, 2012, an individual is subject to a 25% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a "substantial shareholder" (generally a shareholder with 10% or more of the right to profits, right to nominate a director (or an officer), voting rights, the right to receive assets upon liquidation, or the right to direct a shareholder that holds any of the aforesaid rights with respect to the manner by which such shareholder is to exercise such right(s), and all regardless of the source of such right) in the company issuing the shares. There will generally be no capital gains tax on the inflationary surplus.

An individual who is a substantial shareholder will be subject to tax at a rate of 30% in respect of real capital gains derived from the sale of shares issued by a company in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date on which the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding the date of sale he or she was a substantial shareholder.

For gains derived from the sale of the Company's shares acquired before January 1, 2012, and sold on or after such date, other rates of tax will apply depending upon the length of time for which such shares were held.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares in an Israeli corporation publicly traded on the TASE and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of more than 25% in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

Pursuant to the treaty between the governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of our shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in our company at any time during the 12-month period preceding such sale, exchange or disposition, would be subject to Israeli tax, to the extent applicable; however, under the treaty, this U.S. resident would be permitted to claim a credit for these taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. Having said this, in the event that one of the following two occurs, the aforesaid exemption shall not apply: (i) the capital gains arising from the sale of our company's shares will be attributable to a permanent establishment of the shareholder located in Israel; or (ii) the shareholder, being an individual, will be present in Israel for a period of time or several periods of time, which aggregate to a total of 183 days or more, during a single taxable year.

Taxation of Dividends

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends other than bonus shares, or stock dividends, to Israeli individuals and foreign resident individuals and corporations we would be required to withhold income tax at the rate of 25% (or 30% in the case that such person is a substantial shareholder at the time in which dividend are being distributed or was a substantial shareholder during the 12 months that preceded the date of dividend distribution).

If the income out of which the dividend is being paid is attributable to an Approved, Benefited or Preferred Enterprise under the Investment Law, the rate is 20%. A lower rate may be provided for in an applicable tax treaty. Under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) is 25% or 15% in the case of dividends paid out of the profits of a Approved Enterprise (as such term is defined in the Investment Law), subject to certain conditions. However, generally, the maximum rate of withholding tax on dividends that are paid to a U.S. corporation holding 10% or more of our outstanding voting capital throughout the tax year in which the dividend is distributed as well as the previous tax year and the dividend is not paid from the profits of an Approved Enterprise, the Israeli tax withheld may not exceed 12.5%, subject to certain conditions. A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by

Residents of the United States will generally have taxes in Israel withheld at source. Such persons generally would be entitled to a credit or deduction for United States Federal income tax purposes for the amount of such taxes withheld, subject to limitations applicable to foreign tax credits.

Israeli Transfer Pricing Regulations

On November 29, 2006, Income Tax Regulations (Determination of Market Terms), 2006, promulgated under Section 85A of the Tax Ordinance, came into effect (the "TP Regs"). Section 85A of the Tax Ordinance and the TP Regs generally require that all cross-border transactions carried out between related parties be conducted on an arm’s length principle basis and will be taxed accordingly.

Certain Reporting Requirements

Certain U.S. investors are required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and certain U.S. Investors may be required to file IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. investor and us. Substantial penalties may be imposed upon a U.S. investor that fails to comply. Each U.S. investor should consult its own tax advisor regarding these requirements.

In addition, recently enacted legislation imposes new reporting requirements for the holder of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain thresholds. Our shares are expected to be subject to these new reporting requirements unless the shares are held in an account at a domestic financial institution. Penalties may apply to any failure to comply with such reporting requirements. U.S. investors should consult their own tax advisors regarding the application of this legislation.

Backup Withholding Tax and Information Reporting Requirements

Generally, information reporting requirements will apply to distributions with respect to our shares or proceeds on the disposition of our shares paid within the United States (and, in certain cases, outside the United States) to U.S. investors other than certain exempt recipients, such as corporations. Furthermore, backup withholding (currently at 28%) may apply to such amounts if the U.S. investor fails to (i) provide a correct taxpayer identification number, (ii) report interest and dividends required to be shown on its U.S. federal income tax return, or (iii) make other appropriate certifications in the required manner. U.S. investors who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment may be credited against a U.S. investor’s U.S. federal income tax liability and such U.S. investor may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Effective Corporate Tax Rate

Our effective tax rate in Israel was 0% in each of the years 2010-2015 (the regular rate of corporate tax being 29% in 2007, 27% in 2008, 26% in 2009, 25% in 2010, 24% in 2011, 25% in 2012 and 2013 and 26.5% in 2014 and 2015).

Each prospective investor is advised to consult such person’s own tax advisor with respect to the specific tax consequences to such person of purchasing, holding or disposing of ordinary shares.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and fulfill the obligation with respect to such requirements by filing reports with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The Securities and Exchange Commission maintains an Internet website at http://www.sec.gov that contains reports, proxy statements, information statements and other material that are filed through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. We began filing through the EDGAR system on December 2, 2002.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file an annual report on Form 20-F containing financial statements audited by an independent accounting firm within four months after the end of each fiscal year and file periodic information with the SEC under cover of Form 6-K. A copy of each report submitted in accordance with applicable United States law is available for public review at our principal executive offices.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. We urge you to review the exhibits themselves for a complete description of the contract or document.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the course of our normal operations, we are exposed to market risks including fluctuations in foreign currency exchange rates and interest rates. Other than if we deem it to be necessary, we do not invest in derivative financial instruments or other market risk sensitive instruments.

Foreign Currency Exchange

The majority of our revenues is generated in, or linked to, U.S. dollars ("Dollars"). In addition, a substantial portion of our costs is incurred in New Israeli Shekels ("NIS"). We believe that the Dollar is the currency of the primary economic environment in which we operate. Thus, our functional and reporting currency is the Dollar.

Our operating and pricing strategies take into account changes in exchange rates over time. However, there can be no assurance that future fluctuations in the value of foreign currencies will not have an adverse material effect on our business, operating results or financial condition.

Market risk was estimated as the potential change in fair value resulting from a hypothetical 10% change in the year-end Dollar exchange rate.

As of December 31, 2015, we had accounts payable in NIS or in funds linked thereto in the amount of $0.54 million. Market risk was estimated as the potential increase in fair value resulting from a hypothetical 10% decrease in the year-end NIS/Dollar and the Euro/Dollar exchange rate. Assuming such decrease in the NIS/Dollar and the Euro/Dollar exchange rate, the fair value of our accounts payable would increase by $60 thousand. d.

We do not presently engage in any hedging or other transactions intended to manage the risks relating to foreign currency exchange rate or interest rate fluctuations. However, we may in the future undertake such transactions, if management determines that it is necessary to offset such risks.

Interest Rate Risk

Our exposure to market rate risk for changes in interest rates relates primarily to funds borrowed by us from banks and others. As of December 31, 2015 we had liabilities in the amount of $0.52 million. Market risk was estimated as the potential increase in fair value of our liabilities resulting from a hypothetical 10% increase in the year-end interest rate of our liabilities. Assuming such increase in the interest rates, the fair value of our cash and cash equivalents would decrease by approximately $2 thousand.

Israeli CPI Risk

Our exposure to market rate risk for changes in the Consumer Price Index, or CPI, relates primarily to funds we owe to the OCS.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years ended December 31, 2015, have been included in reliance on the report of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu Ltd., independent auditors.

LEGAL MATTERS

The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

☐
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

☐	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

☐	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
☐	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

☐	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;
☐	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

☐	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our Articles of Association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the Board of Directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the Board of Directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

☐
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

☐
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

☐	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;
☐
a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

☐	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

☐	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
☐	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

☐	an act or omission committed with intent to derive illegal personal benefit; or
☐	a fine levied against the office holder.

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our Board of Directors and, in respect of our directors, by our shareholders. Our directors and officers are currently covered by a directors' and officers’ liability insurance policy with respect to specified claims. To date, no claims for liability have been filed under this policy. In addition, we have entered into indemnification agreements with each of our directors and officers providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

In December 2012 we completed the AG Private Placement, pursuant to which we sold 5,263,158 of our ordinary shares to Avi Gross for gross proceeds of $500,000. Under the Private Placement Transaction, Avi Gross provided us with a convertible loan and we issued Avi Gross two warrants to purchase additional ordinary shares of our company. During June 2013, Avi Gross has converted the loan and has exercised one of the warrants, pursuant to which he was issued additional 5,882,353 ordinary shares. On December 27 2015, Mr. Gross exercised the second warrant, pursuant to which he was issued additional 5,882,353 ordinary shares. The aforementioned shares held by Avi Gross  are subject to this registration statement. For more information on the AG Private Placement see "Recent Developments" in the prospectus included herein.

Pursuant to the SMD Private Placement, consummated on July 10, 2014, SMD agreed to invest $250,000 in our company in three tranches in consideration for an aggregate of 4,166,667 of our ordinary shares. The first tranche of $150,000 was paid upon the closing of the transaction on July 10, 2014 in consideration for the issuance of 2,500,000 of our ordinary shares and a three year warrant to purchase up to 1,250,000 of our ordinary shares, for an aggregate exercise price of up to $100,000. The remaining tranches were paid in November 2014, upon our achievement of certain business milestones, such that SMD paid a further $100,000 in consideration for the issuance of 1,666,667 ordinary shares and the issuance of a three year warrant to purchase up to 833,334 ordinary shares for an aggregate exercise price of up to $66,666. On December 27,2015, SMD exercised the warrants, pursuant tio which it was issued additional 1,833,334 ordinary shares. For more information on the SMD Private Placement see "Recent Developments" in the prospectus included herein.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

See Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

UNDERTAKINGS

(a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 8 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule Securities Act (1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)
That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(5)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(6)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No.2 to Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Caesarea, State of Israel on May 5, 2016.

ELBIT VISION SYSTEMS LTD.

By:	/s/ Sam Cohen
Sam Cohen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ * _____________________ Josef Ran	Director and Chairman of the Board	May 5, 2016
/s/ Sam Cohen _____________________ Sam Cohen	CEO and Director	May 5, 2016
/s/ Yaron Menashe _____________________ Yaron Menashe	CFO, Principal Accounting Officer and Director	May 5, 2016
/s/ * _____________________ Amos Uzani	External Director	May 5, 2016
/s/ * _____________________ Yaky Yanay	Director	May 5, 2016
/s/ * _____________________ Orit Stav	External Director	May 5, 2016
/s/ * _____________________ Natan Avisar	Director	May 5, 2016
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES EVS US Inc. /s/ Yaron Menashe	Director	May 5, 2016
______________
Yaron Menashe

* By /s/ Yaron Menashe	May 5, 2016
______________
Yaron Menashe, Attorney In Fact

EXHIBITS INDEX

3.1	Articles of Association, as amended, of the Registrant, incorporated by reference to Exhibit A to our Form 6-K, File No. 000-28580, filed with the Commission on January 25, 2006.

3.2
English summary from Hebrew original Memorandum of Association of the Registrant, incorporated by reference to our Registration Statement on Form F-1, File No. 333-03080, as amended, filed with the Commission on April 2, 1996.

4.1
Share Purchase Agreement between the Company, ScanMaster Systems (IRT) Ltd. and the Purchaser, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.2
Asset and Liability Re-allocation Agreement between the Company and ScanMaster Systems (IRT) Ltd., incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.3
Creditor Agreement between the Company and ScanMaster Systems (IRT) Ltd., incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.4
Loan Agreement between the Company and M.S.N.D. Real Estate Holdings Ltd. dated May 27, 2010, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.5
Debt Restructure Agreement between the Company and Bank Leumi LeIsrael Ltd. (English summary of the Hebrew language agreement.), incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.6
Framework Agreement between the Company and Bank Hapoalim Ltd. (English summary of the Hebrew language agreement), incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.7
Debt Restructure Agreement between the Company and Bank Hapoalim Ltd. (English summary of the Hebrew language agreement), incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.8
Loan Undertaking between the Company and Sam Cohen dated June 3, 2010, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.9
Loan Undertaking between the Company and Yaron Menashe dated June 3, 2010, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.10
Securities Purchase Agreement between the Company and Avi Gross dated December 11, 2012, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.11
Registration Rights Agreement between the Company and Avi Gross dated December 11, 2012, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.12
Convertible Loan Agreement between the Company and Avi Gross dated December 11, 2012, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.13
Warrant dated December 11, 2012, issued to Avi Gross, exercisable for up to $200,000 of the Company’s ordinary shares, at a price per share of $0.095, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.14
Warrant dated December 11, 2012, issued to Avi Gross, exercisable for up to $1,000,000 of the Company’s ordinary shares, at a price per share of $0.20, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.15
Amendment to Securities Purchase Agreement between the Company and Avi Gross dated June 10, 2013, incorporated by reference to our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

4.16
Amendment to Convertible Loan Agreement between the Company and Avi Gross June 10, 2013, incorporated by reference to our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

4.17
Amendment to Warrant dated December 11, 2012, issued to Avi Gross, exercisable for up to $200,000 of the Company’s ordinary shares, at a price per share of $0.085, June 10, 2013, incorporated by reference to our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

4.18
Amendment to the Warrant dated December 11, 2012, issued to Avi Gross, exercisable for up to $1,000,000 of the Company’s ordinary shares, at a price per share of $0.20, dated June 10, 2013, incorporated by reference to our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

4.19
Securities Purchase Agreement between the Company and SMD Advanced Technologies Ltd. dated July 10, 2014, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 30, 2015.

4.20
Warrant dated July 10, 2014, issued to SMD Advanced Technologies Ltd, exercisable for up to 1,250,000 of the Company’s ordinary shares, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 30, 2015.

4.21
Warrant dated November 16, 2014, issued to SMD Advanced Technologies Ltd, exercisable for up to 833,334 of the Company’s ordinary shares, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 30, 2015.

4.22
The Executive Compensation Policy of the Registrant, as amended, approved by the shareholders on December 2, 2013 and January 12, 2015, incorporated by reference to Annex A to Proposal 1 found in Exhibit 1 to the Form 6-K as filed with the Commission on October 24, 2013 and to Form 6-K filed with the Commission on December 11, 2014, respectively.

4.23
English summary from Hebrew original lease agreement between the Registrant and Gav Yam Cesarea Ltd. for the lease of the Registrant's headquarter and manufacturing facilities in Cesarea, Israel. incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on March 29, 2016.

5.1
Opinion of Yigal Arnon & Co., Israeli counsel to the Registrant, incorporated by reference to the our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

# 21	List of subsidiaries.

23.1	Consent of Yigal Arnon & Co., Israeli counsel to the Registrant, included in Exhibit 5.1.

# 23.2	Consent of Deloitte Brightman Almagor, certified public accountants (Israel) .

# Filed herewith.

ELBIT VISION SYSTEMS LTD.

(An Israeli Corporation)
2015 CONSOLIDATED FINANCIAL STATEMENTS

ELBIT VISION SYSTEMS LTD.

2015 CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Elbit Vision Systems Ltd.

We have audited the accompanying consolidated balance sheets of Elbit Vision Systems Ltd. and subsidiaries ("the Company") as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel March 29, 2016

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

		December 31,
	Note	2 0 1 5	2 0 1 4
Assets

CURRENT ASSETS:
Cash and cash equivalents		3,305	1,067
Restricted deposit (short term)	11A	69	44

Trade account receivables (net of allowance for doubtful account 2015- $85 thousands, 2014- $60 thousands)	12A1	1,383	901
Other receivables	12A2	78	110
Inventories	3	1,419	965

Total current assets		6,254	3,087

INVESTMENTS AND LONG-TERM RECEIVABLES:
Severance pay fund	6	193	194
Other long-term receivables and investment	4	67	79

		260	273

PROPERTY AND EQUIPMENT (net of accumulated
depreciation and amortization)	5	36	27

OTHER ASSETS
Goodwill		242	242

Total assets		6,792	3,629

The accompanying notes are an integral part of the financial statements

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED BALANCE SHEETS (Cont.)
U.S. dollars in thousands

		December 31,
	Note	2 0 1 5	2 0 1 4

Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Credit from banks	12C	149	183
Current Maturities of Long Term Loan from Shareholders and Other		-	170

Trade account payable		1,171	637
Deferred income	2I(3)	324	578
Other payable	12B	441	457

Total current liabilities		2,085	2,025

LONG-TERM LIABILITIES:
Long term loans (net of current maturities)	7	373	484
Other Long Terms Liabilities	8	429	526
Accrued severance pay	6	206	207
Total long-term liabilities		1,008	1,217

Total liabilities		3,093	3,242

SHAREHOLDERS' EQUITY:	9
Share capital - ordinary shares of NIS 1 par value (“Ordinary Shares”); Authorized - 120,000,000 Ordinary Shares as of December 31, 2015 and 2014
Issued and outstanding:
December 31, 2015– 93,207,243 Ordinary shares December 31, 2014 – 85,184,782 Ordinary shares		21,837	19,775
Additional paid-in capital		22,006	22,874
Accumulated deficit		(40,144)	(42,262)

Total shareholders’ Equity		3,699	387

Total liabilities and shareholders’ Equity		6,792	3,629

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except per share data)

		Year ended December 31,
	Note	2 0 1 5	2 0 1 4	2 0 1 3
Revenues:
Sale of products		8,085	5,718	3,365
Services rendered		1,043	926	893
		9,128	6,644	4,258
Cost of revenues:	12D
Cost of products sold		3,072	2,514	1,780
Cost of services rendered		810	631	699
		3,882	3,145	2,479

Gross profit		5,246	3,499	1,779

Research and development		765	560	625
Marketing and selling		1,411	1,187	1,022
General and administrative		808	729	866
Operating Profit (loss)		2,262	1,023	(734)
Financial expenses - net	12E	(144)	(365)	(278)
Profit (loss) before taxes on income		2,118	658	(1,012)
Taxes on income	10	-	-	-
Net Profit (loss) for the year		2,118	658	(1,012)

Profit (loss) per share:
Basic earnings (loss) per share		0.025	0.008	(0.013)
Diluted earnings (loss) per share		0.025	0.008	(0.013)

Weighted average number of shares used in
Computation of Profit (loss) per share –
Basic (in thousands)		85,461	82,183	78,155
Diluted (in thousands)		85,681	83,519	78,155

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)

	Share capital		Additional		Total
	Number		paid-in	Accumulated	shareholders’
	of shares	Amount	Capital*	deficit	Equity (Deficiency)
	In thousands		U.S. dollars in thousands

BALANCE – January 1, 2013	74,916	16,939	24,695	(41,908)	(274)
CHANGES DURING 2013:
Loss for the year	-	-	-	(1,012)	(1,012)
Issuance of share capital and warrants (note 9a)(*)	5,882	1,615	(1,290)	-	325
Issuance of debt beneficiary conversion feature	-	-	50	-	50
Revaluation of convertible loan and warrants	-	-	27	-	27
Share based compensation expenses	-	-	12	-	12
BALANCE – DECEMBER 31, 2013	80,798	18,554	23,494	(42,920)	(872)
CHANGES DURING 2014:
Profit for the year	-	-	-	658	658
Issuance of share capital and warrants (note 9a)(**)	4,386	1,221	(991)	-	230
Reclassification of warrants to equity	-	-	330	-	330
Share based compensation expenses	-	-	41	-	41
BALANCE – DECEMBER 31, 2014	85,184	19,775	22,874	(42,262)	387

CHANGES DURING 2015:
Profit for the year	-	-	-	2,118	2,118
Issuance of share capital and warrants (note 9a)	7,833	2,015	(867)	-	1,148
Exercise of Share based compensation	190	47	(37)	-	10
Share based compensation expenses	-	-	36	-	36
BALANCE – DECEMBER 31, 2015	93,207	21,837	22,006	(40,144)	3,699

(*) Net of share issuance costs in the amount of $20.
(**) Net of share issuance costs in the amount of $20.

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
	Year ended December 31,
	2 0 1 5	2 0 1 4	2 0 1 3
Cash flows from operating activities:
Net profit (loss)	2,118	658	(1,012)

Adjustments to reconcile net profit (loss) to
Net cash provided by (used in) operating activities:
Depreciation and amortization	6	13	17
Impairment of investment	-	-	65
Changes in warrants to issues shares	-	-	45
Revaluation of convertible loan and warrants	-	285	27
Liability for employee rights upon retirement	-	(5)	1
Stock based compensation	36	41	12
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(482)	112	86
Decrease in other accounts receivable	32	10	39
Increase (decrease) in trade accounts payable	534	(101)	(179)
Changes in Deferred income	(254)	540	(26)
Increase (decrease) in other accounts payable	(16)	(21)	8
Increase in inventories	(454)	(100)	(92)
Net cash provided by (used in) operating activities	1,520	1,432	(1,009)

Cash flows from investing activities:
Purchase of property and equipment	(15)	(9)	(5)
Long-term receivables	12	8	34
Investment in restricted deposit	(25)	(10)	(4)

Net cash provided by (used in) investing activities	(28)	(11)	25

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT.)
U.S. dollars in thousands

	Year ended December 31,
	2 0 1 5	2 0 1 4	2 0 1 3

Cash flows from financing activities:
Issuance of share capital and warrants - net of issuance costs	1,158	230	178
Short-term credit from bank – net	(34)	-	-
Repayments of loan from Shareholder	-	(200)	(169)
Repayments from Long- terms loan	(170)	(354)	-
Repayments of Long- terms loan from banks and other	(208)	(182)	(183)
Other Long terms liabilities	-	-	(82)

Net cash provided by (used in) financing activities	746	(506)	(256)

Net increase (decrease) in cash and cash equivalents	2,238	915	(1,240)

Balance of cash and cash equivalents at Beginning of year	1,067	152	1,392

Balance of cash and cash equivalents at end of year	3,305	1,067	152

Non cash activities:
Conversion of convertible debt to equity	-	-	147

Reclassification of warrants to equity	-	330	-

Discount on convertible notes recognized to beneficial conversion feature	-	-	50

Supplemental disclosure of cash flow
Information - cash paid during the year for:
Interest paid - net	19	39	42

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 1       -     GENERAL

Elbit Vision Systems Ltd. (the “Company”) is an Israeli corporation, which, together with its subsidiaries (the “Group”), is principally engaged in the design, development, manufacturing and marketing automatic vision inspection and quality monitoring systems, and rendering services related to those systems.

Elbit Vision Systems Inc. (“EVS Inc.”) incorporated in Delaware U.S.A. is wholly-owned subsidiary, engaged in the selling and marketing of the Company’s products worldwide.

In September 2004, the Company completed the acquisition of the entire shareholding of ScanMaster Systems (IRT) Ltd. (“ScanMaster Ltd.”), an Israeli company and IRT ScanMaster System Inc. (“ScanMaster Inc.”), a new Hampshire corporation (collectively - “ScanMaster”).  ScanMaster is engaged in the development, manufacturing and marketing of equipment for the ultrasonic inspection of industrial parts and components for the automotive and transportation industries, the metal industry as well as applications for aircraft and jet engine inspection. During May 2010 the company sold all its shares in Scanmaster.

In 2009 the Company experienced significant difficulties in sales and incurred heavy losses that led the Company to sell its investment in ScanMaster Ltd. and the Assets and Liablities of ScanMaster Inc. The purchasers repay loan of $550 thousands in cash and undertook to repay the Company the sum of $675 thousands  in satisfaction of all remaining debt owed by ScanMaster Ltd. to the Company, over a period of 10 years in equal quarterly installments starting January 1, 2011.Following this Loan agreement , in 2012 the loan was reduced in $450 thousands.

In connection with the sale the Company restructured its debt with the Banks. Pursuant to the agreements the banks forgave part of the debt such that the Company's remaining debt is $1.6 million dollars over a period of 10 years started January 1, 2011.

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America.

A.	Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting years.  Actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include: (i) impairment assessments of goodwill and long-lived assets; (ii) realization of deferred income tax assets; and (iii) provisions for obsolete and slow moving inventory. These estimates are discussed further throughout the accompanying notes.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

B.	Functional Currency and Financial Statements in U.S. Dollars:

The currency of the primary economic environment in which operations of the company and its subsidiaries are conducted is the U.S. dollar (the “dollar”).

Virtually all sales by the Company and its subsidiaries are made outside Israel in non-Israeli currencies, mainly the dollar.  Most purchases of materials and components are made in dollars or in Israeli currency under contracts linked to the dollar. In addition, most marketing and service costs are incurred outside Israel, primarily in dollars, through the Company’s wholly-owned non-Israeli subsidiaries. Thus, the functional currency of the Company and its subsidiaries is the dollar.

Transactions in currencies other than each company's functional currency are translated based on the average currency exchange rates in accordance with the principles set forth in ASC 830-10, "Foreign Currency Translation".  All gains and losses from translation of monetary balance sheet items and transactions denominated in currencies other than the functional currency are recorded in the statements of income as financial income, net as they arise.

C.	Principles of consolidation:

The consolidated financial statements include the financial statements of the company and its wholly-owned subsidiaries.

All material inter-company transactions and balances have been eliminated.

D.	Cash Equivalents:

Cash equivalent consist of short-term highly liquid investments, that are readily convertible into cash with original maturities when purchased of three month or less.

E.	Allowance for doubtful accounts:

The allowance for doubtful accounts has been made on the specific identification basis.

F.	Inventories:

Inventories are stated at the lower of cost or market.  Cost is determined as follows:
Raw materials and spare parts - on moving average basis.

Products in process and finished products – on basis of production costs.

Inventories are written-down for estimated obsolescence, based on assumptions about future demand and market conditions.

G.	Property and equipment:

(1)	Property and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of assets, as follows:

%

Machinery and equipment	10-33 (mainly 33%)
Office furniture and equipment	6-20
Vehicles	15-20

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

G.	Property and equipment: (Cont.)

Leasehold improvements are amortized by the straight-line method over the term of the lease, or the estimated useful life of the improvements, whichever is shorter.

(2)
Impairment of long-lived assets - Impairment examinations and recognition are performed and determined based on the provisions of ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets” ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable assets held for use be reviewed for impairment on a periodic basis, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of an asset to be held and used is determined by a comparison of the carrying amount of the asset and the amount of undiscounted future net cash flows to be generated by the asset or assets group.  In the event that an asset is considered to be impaired, an impairment charge is recorded in the amount by which the carrying amount of the asset exceeds its estimated fair value.

H.	Other assets- Goodwill and Intangible Assets:

•	Goodwill

Under ASC 350-20, “Goodwill and Other Intangible Assets” ("ASC 350-10"), goodwill is not amortized to earnings, but rather is subject to periodic testing for impairment, at the reporting unit level, at least annually or more frequently if certain events or indicators of impairment occur.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  Measurement of an impairment loss is an estimate, performed based on the following:  If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired.  If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The Group uses the discounted cash flow method to determine the fair value of the reporting unit.

The Company has designated December 31 of each year as the date on which it will perform its annual goodwill and impairment test.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2      -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.	Revenue recognition:

(1)	Sale of products:

(a)	General

Revenues from sales of products and supplies are recognized when an arrangement exists, delivery has occurred and title passed to the customer, Group’s price to the customer is fixed or determinable and collectibility is reasonably assured.

In some cases, the Company grants its customers a trial period, usually several months, in order to evaluate prototype of the system’s performance. In case that the systems performance meets the customer’s requirements, it purchases the system at the end of the trial period. The Company does not recognize sales revenue from products shipped to customers for trial until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market as of December 31, 2015 the Company has $142    thousands in consignment.

(b)	Right of return

The Group does not provide, in the normal course of business, a right of return to its customers.

(c)	Multiple Deliverables

The Company's multiple deliverable arrangements consist primarily of tangible products and professional services. The Company is unable to establish VSOE for all deliverables in an arrangement with multiple elements. Further, the Company is unable to reliably determine what similar competitor products’ and services' selling prices are on a standalone basis and therefore is not able to determine TPE. As the Company is unable to establish VSOE or TPE, it uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. The Company determines BESP for a product or a service based on its past and current pricing practices. The determination of BESP is made through consultation with and formal approval by the Company’s management. We have establish processes to update BESP for each element, when appropriate, to ensure that it reflects recent pricing experience.

(2)	Services rendered

Service revenue in respect of the Group’s products is recognized ratably over the contractual period, or as services are performed.

(3)	Deferred income

The deferred income balance as of December 31, 2015 and 2014 include amounts of revenues that were invoiced and cash was received, but deferred due to elements of the arrangements not yet delivered as of year end.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

J.	Research and development:

Research and development expenses net of third party grants, are expensed as incurred.

The Company has no obligation to repay the grants if sales are not generated.

K.	Advertising expenses:

Advertising expenses are expensed as in incurred. Advertising expenses for the years ended December 31, 2015, 2014 and 2013 were $ 109 thousands, $ 52 thousands and $ 81 thousands, respectively.

L.	Deferred income taxes:

The company accounts for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes” ("ASC 740-10").  Deferred income taxes are determined by the asset and liability method based on the estimated future tax effects attributable to temporary differences between income tax bases of assets and liabilities and their reported amounts in the financial statements, and to carryforwards for tax losses and deductions.  Deferred tax balances are computed using the enacted tax rates to be in effect at the time when these differences are expected to reverse, as they are known at the balance sheet date.

Deferred tax assets and liabilities are classified as current or non-current according to the classification of the respective asset or liability, or the expected reversal date of the specific temporary difference, if not related to a specific asset or liability.

Valuation allowances in respect of deferred tax assets are established when it is more likely than not that all or a portion of the deferred income tax assets will not be realized.

M.	Income (loss) per share (“EPS”):

Basic EPS is computed based on the weighted average number of shares outstanding during each year. Total common stock equivalents, related to options and warrants 3,962,744, 12,352,988 and 11,095,515 shares for the years 2015, 2014 and 2013, respectively, were excluded from EPS calculation, because the effect of such options and warrants is antidilutive.

N.	Stock-based compensation:

The Company recognizes $ 36 thousands of compensation expenses in 2015 as a result of the application of ASC 718-10. According to "share base compensation" accounting, the Company recorded compensation for stock options granted to employees and directors over the vesting period of the options based on the difference, if any, between the exercise price of the options and the market price of the underlying shares at that date.

As to information about the stock option plans and assumptions see Note 9b.

O.	Reclassification:

Certain comparative figures have been reclassified to conform to the current year presentation.

P.	Consentration of credit risk:

As of December 31, 2015 and 2014, the Group held cash and cash equivalents and short-term bank deposits, most of which were deposited with major Israeli, European, and U.S. banks. The Company is of the opinion that the credit risk in respect of these balances is insignificant.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

P.	Consentration of credit risk (Cont.):

The Group performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts. In respect of sales to customers in emerging economies, the Group requires letters of credit from banks.

Q.	Issuance of shares, warrants and a convertible note to an investor:

The December 2012 Agreement (see note 9A (3)), included a shares, convertible debt instrument with stock warrants, and a beneficial conversion features. Under ASC 470-20-25, the Company separated the shares, debt instruments and the warrants based on their relative fair value for the liability components and for the equity components. The company accounted for the first warrants as an equity component and the second warrants as a liability component under the provision of ASC 815-10. In addition, the Company concluded that the liability component includes beneficial conversion features. Under ASC 470-20-25, issuers of certain debt instruments with beneficial conversion features need to allocate to an equity component. The Company separated it accordingly.

NOTE 3       -     INVENTORIES

	December 31,
	2 0 1 5	2 0 1 4
	$ in thousands

Raw materials	1,066	606
Work in process	177	225
Finished products	176	134
	1,419	965

The balances are net of write-down of $643 thousands as of December 31, 2015 and 2014.

NOTE 4       -     OTHER LONG-TERM RECEIVABLES AND INVESTMENT

	December 31,
	2 0 1 5	2 0 1 4
	$ in thousands

Deposits on leased vehicle and other(see also Note 8b2)	11	11
Loan to non-affiliated companies (see Note 1)	56	68
	67	79

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 5       -     PROPERTY AND EQUIPMENT

A.	Comprised as follows:

	December 31,
	2 0 1 5	2 0 1 4
	$ in thousands

Machinery and equipment	1,725	1,710
Leasehold improvements	24	24
Office furniture and equipment	44	44
	1,793	1,778
Less - accumulated depreciation and amortization	1,757	1,751
	36	27

B.	Depreciation and amortization expenses totaled $6 thousands, $ 13 thousands, and $17 thousands, in the years ended December 31, 2015, 2014 and 2013, respectively.

NOTE 6       -     ACCRUED SEVERANCE PAY, NET

A.	The Company's liability for severance pay is calculated in accordance with Israeli law based on the latest salary paid to employees and the length of employment in the Company.

Part of the liability is funded through individual insurance policies.

The policies are assets of the company and, under labor agreement subject to certain limitation, they may be transferred to ownership of the beneficiary employees.

B.	A U.S. subsidiary provides defined contribution plan for the benefit of its employees. Under this plan, contributions are based on specific percentages of pay.

NOTE 7       -     LONG TERM LOANS

A.	Composed as follows:

	December 31,
	2 0 1 5	2 0 1 4
	$ in thousands

Loans from banks	373	484

In June 2010, the Company signed new agreements with Bank Le'umi Le'Israel Ltd and Bank Hapoalim Ltd (the "Banks"), for the restructuring of its bank debt. Pursuant to the agreements with the Banks, the Banks forgave approximately $2.4M of debt from the Company and its subsidiary ScanMaster Systems (IRT) Ltd. ("ScanMaster Ltd."), and have agreed to the repayment by the Company of $1 million over 5 years and a further $600 thousands over 10 years.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 7       -     LONG TERM LOANS (Cont.)

A.	Composed as follows: (Cont.)

In May 2010 the Company signed agreements with its major shareholders to loan US $100 thousands. The loan is repayable upon fulfillment of certain conditions (as further elaborated in the agreement) aimed to ensure the Company achieved financial stability prior to repayment.

Further, the Company's major shareholders agreed to delay payment of the first US $100 thousands of their salary until July 2011, at which time the company shall repay them in three equal monthly installments.

In May 2010 the Company signed loan agreement with Mivtach (former Shareholder) of approximately $850 thousands to which the Company will repay the loan over five years in equal quarterly installments, plus interest at the US Dollar annual LIBOR rate. The Company pay the last payment on October 2015.

B.	The liabilities (net of current maturities) mature in the following years after the balance sheet dates:

	December 31,
	2 0 1 5	2 0 1 4
	$ in thousands

2015	-	149
2016	149	149
2017	149	149
2018 and thereafter	75	37
	373	484

NOTE 8       -     OTHER LONG TERMS LIABILITIES

A.	Royalties

(1)
The Company is committed to pay royalties to the Government of Israel based on proceeds from sales of products in the research and development of which the Government participates by way of grants.  At the time the grants were received, successful development of the related projects was not assured.

In the case of failure of a project that was partly financed as above, the Company is not obligated to pay any such royalties.

Under the terms of the Company’s funding from the Israeli Government, royalties of 3%-5% are payable on sales of products developed from a project so funded, up to 100% of the amount of the grant received by the Company (dollar linked); as from January 1, 2001 - with the addition of an annual interest rate based on Libor.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 8       -     OTHER LONG TERMS LIABILITIES (Cont.)

A.	Royalties (Cont.)

(2)
The Company is committed to pay royalties to the Government of Israel in respect of marketing expenses in which the Government participated by way of grants.  At the time the grants were received, successful development of the related projects was not assured.  In the case of failure of a project that was partly financed as above, the Company is not obligated to pay any such royalties.  The royalties are payable at the rate of 4% of the increase in export sales, up to the amount of the dollar-linked grant received.  No royalties were paid in the reported years to the Government of Israel.

On November 7, 2007, the Company received a letter from the Ministry of Trade, Industry and Labor – Fund for the Encouragement of Marketing Abroad (the “Fund”), claiming that it had failed to pay royalties to the Fund since 1999 in the aggregate amount of $480 thousands. On November 21, 2007, the Company sent a letter to the Fund in which it stated that the Fund had not requested any of these royalties for many years despite the Company's written request to clarify the issue. In its letter the Company stated that a material amount of the royalties could no longer be claimed due to the operation of the statute of limitations and that in any event the Fund may be estopped from making at least part of the claims as a result of its non-response to the Company's inquiry. On December 18, 2007, the Company met with representatives of the Fund to discuss the issue. The Company have yet to receive a response to the meeting. The Company recorded an allowance of $ 90 thousands on acount of this claim.

On March 3, 2013, the Company received an email notification which was sent on behalf of the Ministry stating that the Company had received funding from the Fund in the past and requesting information relating to the Company's export revenues. The Company has not responded.

The maximum royalty amount payable the Company expects to pay to the Government of Israel under 1 and 2 above ,at December 31, 2015 is approximately $451 thousands.

In January 2011 the Company signed an agreement with the office of the Chief  scientist of to repay the Copmany debt during the next ten years with monthly installment of $9.2 thousands (36 thousands NIS) per month.

B.	Lease commitments

(1)	The premises occupied by the Company and certain subsidiaries are rented under various operating lease agreements. The lease agreements for the premises expire in 2018.

To secure the amounts due to the lessor, the Company has deposited a total of $ 26 thousands.

Minimum lease commitments of the Company and the subsidiaries under the above leases, at rates in effect as of December 31, 2015, are as follows:

$ in thousands
Year ending December 31:
2016	85
2017	75
2018	38
198

The rental payments for the premises in Israel, which constitute most of the above amounts, are payable in Israeli currency linked to the US Dollar.

Rental expenses totaled $ 86 thousands, $ 92 thousands, and $ 87 thousands in the years ended December 31, 2015, 2014 and 2013, respectively.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 8       -     OTHER LONG TERMS LIABILITIES (Cont.)

B.	Lease commitments (Cont.)

(2)	The Company leases motor vehicles under long-term operating lease agreements. The lease agreements expire on various dates ending in 2015 – 2018 (with prior notice of cancellation clauses).

Minimum lease commitments of the Company under the above leases, at rates in effect on December 31, 2015, are as follows:

$ in thousands

2016	68
2017	36
2018	9
113

To secure the amounts due to the lessor, the Company has deposited a total of $ 6 thousand. The deposits are unlinked and presented among other long-term receivables.

Lease expenses in 2015, 2014 and 2013, amounted to $ 102 thousands, $ 98 thousands and $ 109 thousands respectively.

C.	Guarantees

As of December 31, 2015, the Company gave $41 thousands guarantees to its customers.

NOTE 9       -     SHAREHOLDER’ EQUITY

A.	Authorized, issued and outstanding shares

(1)	The Company’s Ordinary Shares are traded in the United States on the OTC Bulletin Board market under the symbol EVSNF.OB.

(2)
In December 2009 the Company issued Mivtach Shamir Holdings Ltd. 18,664,078 ordinary shares for $0.097 per share for a total amount of $1,810,416.This amount include conversion of Loan received from Mivtach during 2009 in an amount of $627,000.Pursuant to the transaction, Mivtach was also issued warrants to purchase 9,332,039 of the Company's ordinary shares at an exercise price per share of $0.139, exercisable for a period of 4 years.

In May 2010, The current new shareholders of the Company purchased all those shares and Warrants. These warrants were fortified in June 2011.

(3)
In December 2012, The Company issued Mr. Gross some financial instruments in consideration of $760 thousands (net of $40 thousands issuance expenses) which include shares, warrants and a convertible note. The Company issued 5,263,158 ordinary shares for $0.095 per share. The Company also issued warrants ("The first warrants") to purchase 2,105,263 of the Company's ordinary shares at an exercise price per share of $0.095 amounting $200 thousands, vested in fully upon issuance, exercisable through February 2015. The Convertible Note Agreement is on the principal amount of $300 thousands. The maturity date of the Note is, May 2013, after the maturity date the conversion option expires, and the loan is supposed to be returned in 12 monthly installments.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

A.	Authorized, issued and outstanding shares (Cont.)

(4)
The Note bears interest at a per annum rate of Libor rate. The Note and accrued interest are convertible to common stock of the Company at a conversion rate of $0.095 per share. In case that Mr. Gross would convert more than 50% of the aggregated amount of the principal amount of the convertible note and the first warrants, the Company would issue Mr. gross warrants ("the second warrants"). The principal amount of the second warrants would be in proportion to percentage converted/exercised from the principal amount of the convertible note and the first warrants. The second warrants could amount up to $1 miilion of the Company's ordinary shares at an exercise price per share of $0.17 or $0.20 depends on The company's revenue on the year ended 2014. The second warrants would be vested in fully upon issuance, exercisable through February 2015.

In May 2013 Mr. Gross convert the convertible note to Company's shares and the Company reduces the Conversion rate to $0.085 and postponed the exercisable date of the second warrants to December 2015. In August 2014 the company set the exercise price of the second warrants to $0.17 accordingly, the Company reclassified the warrants to Equity. On December 31,2015 Mr. Gross exercise the second warrants for $0.17 per share.

(5)
In July 2014 The Company issued shares 4,166,667 to SMD Advanced Technologies Ltd. (“SMD”)  controlled by Mr. Yaacov Kotlicki ,and warrants to purchase another 1,833,334 shares for a price of $146,667 valid until July 2017. During December 2015, SMD exercise its warrants.

B.	Share option plans:

(1)	The plans:

(a)	In November 2003, the Board of Directors of the Company adopted the Employee Share Option Plan (2003) (hereafter – The 2003 Plan).

Under the 2003 plan, options to purchase an aggregate of 3,500,000 ordinary shares are available to be awarded to employees, directors or consultants of the Company or any of its subsidiaries.

Under the 2003 plan, options usually vest over a period of four years from the date of grant, in equal parts each year.

The 2003 Plan is valid for ten years and will expire on November 30, 2013, except for options outstanding on that date.

(b)	In March 2006, the Board of Directors of the Company adopted the Employee Share Option Plan (2006) (hereafter – The 2006 Plan).

Under the 2006 plan, options to purchase an aggregate of 2,000,000 ordinary shares are available to be awarded to employees, directors or consultants of the Company or any of its subsidiaries. The Board of the Company increase the aggregate number of option to 4,500,000 for 2006 plan.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

B.	Share option plans: (Cont.)

(1)	The plans: (Cont.)

(c)
Under the 2006 plan, options usually exercisable over a period up to ten years following the date of grant, if not exercised earlier, or 6 months after termination of the employment, will generally vest as to 25-33% commencing the beginning of the second year after the grant and as to an additional 25-33% in each of the remaining years thereafter, assuming continuous employment with the Company through such periods.

The 2006 Plan is valid for ten years and will expire in March, 2016, except for options outstanding on that date.

The exercise price of options granted under the  2003 plan is to be not less than 85% of the fair market value of the ordinary share on the date of grant. All of the outstanding options from the 2003 and 2006 plan are to expire no later than 10 years following the date of grant.

During 2013, and 2014 no options were exercised. During 2015, 190,000 options were exercised.

The 2003 and 2006 plans are subject to the terms stipulated by Section 102 of the Israeli Income Tax Ordinance.

The amount allowed as an expense for tax purposes, at the time the employee utilizes such benefit, is limited to the amount of the benefit that is liable to tax as labor income, in the hands of the employee; all being subject to the restrictions specified in Section 102 of the Income Tax Ordinance.

The aforementioned expense will be recognized in the tax year that the benefit is credited to the employee.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

B.	Share option plans: (Cont.)

(2)	Options granted to employees:

(a)
A summary of the status of the above plans in respect of options granted to employees, directors and consultant of the Company and its subsidiaries as of December 31, 2015, 2014 and 2013, and changes during the years ended on those dates, is presented below:

	Year ended December 31,
	2 0 1 5		2 0 1 4		2 0 1 3
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Number	price	Number	price	Number	price

Options outstanding at beginning of year	4,227,610	0.1	4,804,444	0.4	5,509,563	0.45
Changes during the year:
Granted (1)	535,000	0.17	1,140,000	0.08	345,000	0.09
Exercised	(190,000)	0.05	-	-	-	-
Forfeited	(382,191)	0.11	(1,716,834)	0.92	(1,050,119)	0.43
Options outstanding at end of year	4,190,419	0.11	4,227,610	0.1	4,804,444	0.43
Options exercisable at year end	3,170,424	0.10	3,169,583	0.11	3,689,416	0.4
Weighted average fair value of options granted during the year (2)	$0.12		$0.04		$0.09

(1)	Options granted in 2015, 2014 and 2013 were granted with exercise price that was at market value or above.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

B.	Share option plans: (Cont.)

(2)	Options granted to employees (Cont.):

(a)	(Cont.)

(2)	The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model in 2014 and 2015, with the following weighted average assumptions:

	Year ended December 31,
	2 0 1 5	2 0 1 4	2 0 1 3

Dividend yield	0%	0%	0%
Expected volatility	81%	64%	64%
Risk-free interest rate	1.72%	1.5%	1.5%
Expected life - in years	6.5	4	4

Dividend yield - Management used an expected dividend yield based primarily on past experience applicable as of the grant date.

Expected volatility - Management estimated volatility based on the historical volatility of the Company’s ordinary shares, being the only traded financial instrument of the Company, using in most cases daily observations of the Company's price share to determine the standard deviation.

Risk free interest rate - The risk-free interest rate is based on the implied yield in effect at the time of each option grant, based on U.S. Treasury zero-coupon bond issued with equivalent remaining terms.

Management estimates forfeiture rates at the date of grant, which are adjusted in subsequent periods if the actual forfeiture rates differ from those initially estimated. Management uses historical data to estimate pre-vesting option forfeiture rates and records share-based compensation expense only for those awards that are expected to vest.

(b)	The following table summarizes certain information about options granted to employees and directors of the Company which were outstanding and exercisable under the above plans as of December 31, 2015:

Options outstanding			Options exercisable
		Weighted		Weighted
	Number	average	Number	average
	outstanding at	remaining	exercisable at	remaining
Exercise	December 31,	contractual	December 31,	contractual
prices	2015	life	2015	life
$		Years		Years

0.05-0.32	4,000,419	0.03-9.82	2,980,424	0.03-8.88
0.4-0.46	127,500	1.28-2.12	127,500	1.28-2.12
0.49	25,000	2.01	25,000	2.01
0.75-0.78	37,500	0.12-1.29	37,500	0.15-1.29
	4,190,419		3,170,424

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

B.	Share option plans: (Cont.)

(2)	Options granted to employees (Cont.):

(c)	As of December 31, 2015 the aggregate intrinsic value for the option exercisable was $299 thousands with a weighted average remaining contractual life of 5.9 years.

The unrecognized compensation expenses calculated under the fair value method for stock options expected to vest as of December 31, 2015 is approximately $ 55 thousands and is expected to be recognized over a weighted average period of 1 year.

NOTE 10    -     TAXES ON INCOME

A.	Tax Rates Applicable To The Income Of The Company:

The Company's taxable income is subject to income tax at the regular corporate rate of 26.5% and in US 35%.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 10    -     TAXES ON INCOME (Cont.)

B.	Deferred Income Taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	Year ended december 31,
	2015	2014

Net loss carry-forward	10,004	10,525
Other additions for tax Purposes	183	154
Net deferred tax asset before valuation allowance	10,187	10,679
Valuation allowance	(10,187)	(10,679)
Net deferred tax asset	–	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The most significant component of the Company's deferred tax assets is the accumulated net operating losses carry-forward among the two subsidiaries due to the uncertainty of the realization of such tax benefits.

The Company has provided a full valuation allowance in respect of deferred tax assets resulting from tax loss carry-forward and other temporary differences. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carry-forward and other temporary differences will not be realized in the foreseeable future.

Net profit (loss) was incurred as following:

	Year ended december 31,
	2015	2014

United States	(461)	(238)
Israel	2,579	896
	2,118	658

C.	Tax Loss Carry-Forwards:

Net operating loss carry-forwards as of December 31, 2015 are as follows:

Israel	38,926
United States *	1,218
40,144

Net operating loss carry-forwards as of December 31, 2014 are as follows:

Israel	41,684
United States *	757
42,441

    Net operating losses in Israel may be carried forward indefinitely.

    Net operating losses in the U.S. are available through 2027.

*
Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 11	-	LIABILITIES SECURED BY PLEDGES AND RESTRICTION PLACED IN RESPECT OF LIABILITIES

A.
The Company has registered fixed charge on bank deposits in favor of certain banks. The bank deposits are used to secure a credit line granted to the Company by the banks, and as collateral for guarantees provided to its customers.

As of December 31, 2015, the bank deposits amount to $ 69 thousands;

B.	The Company have registered floating liens on all of their assets in favor of.

NOTE 12    -     SUPPLEMENTARY INFORMATION:

			December 31,
			2 0 1 5	2 0 1 4
			$ in thousands

A.	Accounts receivable

	(1)	Trade - allowance for doubtful accounts:

		Balance at beginning of year	60	60
		Charged to statement of operations	25	-
		Balance at end of year	85	60

	(2)	Other receivables:

		Prepaid expenses	12	27
		Israeli Government departments and agencies	57	72
		Other	9	11
			78	110

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 12    -     SUPPLEMENTARY INFORMATION (Cont.):

December 31,
2 0 1 5	2 0 1 4
$ in thousands

B.	Other payable:

Employees and employee institutions	75	43
Israeli Government departments and agencies	112	115
Provision for vacation and recreation pay	76	71
Provision for product warranty	113	91
Liability for commissions to agents	21	93
Accrued expenses and sundry	44	44
	441	457

C.	Credit from banks:

	% interest rate	December 31,
	as of	2 0 1 5	2 0 14
	December 31, 2015	$ in thousands
Short-term loans from banks:
Linked to the Dollar (See Note 7(a))	2.5	149	183
		149	183

D.	Cost of revenues:

	Year ended December 31,
	2 0 1 5	2 0 1 4	2 0 1 3
	$ in thousands
Industrial operations:
Materials consumed	2,263	1,635	994
Payroll and related expenses	504	479	503
Subcontracted work	306	278	312
Depreciation and amortization	1	2	3
Other production expenses	808	751	667
	3,882	3,145	2,479

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 12    -     SUPPLEMENTARY INFORMATION (Cont.):

E.	Financial expenses:

	Year ended December 31,
	2 0 1 5	2 0 1 4	2 0 1 3
	$ in thousands
Income:
Exchange differences	-	27	-
Other	2	2	3
	2	29	3
Expenses:
Interest
In respect of liability to related parties	-	11	6
In respect of credit from banks	19	28	35
Exchange differences	60	-	108
Revaluation of convertible loan and warrants	-	285	27
Warrants to issued shares compensation	-	-	45
Other	67	70	60
	146	394	281

	(144)	(365)	(278)

NOTE 13    -     RELATED PARTIES

	Year ended December 31,
	2 0 1 5	2 0 1 4	2 0 1 3
	$ in thousands

Managements fees – included in General and administrative	430	343	379

Balance with related parties:

	Year ended December 31,
	2 0 1 5	2 0 1 4	2 0 1 3
	$ in thousands

Short Terms Loan	-	-	200

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 14    -     GEOGRAPHICAL SEGMENTS

Geographic information:

(1)	The Company’s revenues by geographic areas (based on location of customers) are as follows:

	Year ended December 31,
	2 0 1 5	2 0 1 4	2 0 1 3
	$ in thousands

North America (mainly the United States)	2,646	1,720	1,043
Germany	424	442	232
Italy	403	399	248
Turkey	200	241	-
UK	-	221	61
Russia	230	146
Other European countries	1,000	1,384	995
China	2,824	1,420	688
India	598	80	194
Japan	437	200	553
Israel	165	210	180
Other Far Eastern countries	201	181	64
	9,128	6,644	4,258

(2)	The Company’s long-lived assets by geographic areas are as follows:

	Year ended
	December 31,
	2 0 1 5	2 0 1 4
	$ in thousands

Israel	526	530
U.S.A.	12	12
	538	542